As filed with the Securities and Exchange Commission on September 11, 2019
Registration No. 333-233469

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The First Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Mississippi	6021	64-0862173
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
6480 U.S. Hwy. 98 West, Suite A
Hattiesburg, Mississippi 39402
(601) 268-8998
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donna T. (Dee Dee) Lowery
Chief Financial Officer
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Mark C. Kanaly Alston & Bird, LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Ralph F. MacDonald, III Jones Day 1420 Peachtree Street, NE Suite 800 Atlanta, Georgia 30309 (404) 521-3939

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and is subject to change. The First Bancshares, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 11, 2019
Proxy Statement/Prospectus

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of First Florida Bancorp, Inc.:
The boards of directors of The First Bancshares, Inc., or First Bancshares, and First Florida Bancorp, Inc., or FFB, have each unanimously approved the acquisition of FFB by First Bancshares. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of July 22, 2019, which we refer to as the merger agreement, by and between First Bancshares and FFB, whereby FFB will be merged with and into First Bancshares, which we refer to as the merger. Immediately following the merger, First Florida Bank, a wholly owned bank subsidiary of FFB, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, A National Banking Association, or The First, with The First as the surviving bank, which we refer to as the bank merger.
If the merger is completed, each share of FFB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) $5.20 in cash, which we refer to as the per share cash consideration, and (ii) 0.2570 shares of First Bancshares common stock, which we refer to as the per share stock consideration and collectively with the per share cash consideration, the merger consideration.
Although the number of shares of First Bancshares common stock that FFB shareholders may receive is fixed, the market value of the merger consideration will fluctuate with the market price of First Bancshares common stock and will not be known at the time FFB shareholders vote on the merger. First Bancshares common stock is currently quoted on the NASDAQ Global Market under the symbol “FBMS.” On July 19, 2019, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of First Bancshares common stock of $29.87, the 0.2570 exchange ratio represented approximately $7.68 in value for each share of FFB common stock to be converted into First Bancshares common stock. Based on the most recent reported closing sale price of First Bancshares common stock on September 10, 2019 of  $33.08, the exchange ratio represented approximately $8.50 in value for each share of FFB common stock to be converted into First Bancshares common stock. FFB common stock is not listed on an exchange and is not actively traded. Based on the exchange ratio and the number of shares of FFB common stock outstanding, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 1,682,917. We urge you to obtain current market quotations for the price of First Bancshares common stock (trading symbol “FBMS”).
Each of First Bancshares and FFB expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that the FFB common stock exchanged by an FFB shareholder in the merger generally will not be subject to U.S. federal income tax except to the extent of the lesser of cash received, or gain realized, by such exchanging FFB shareholder.
FFB will hold a special meeting of its shareholders, referred to as the FFB special meeting, where FFB shareholders will be asked to consider and vote upon a proposal to approve the merger agreement, which we refer to as the merger proposal. The FFB special meeting will be held at The Sandestin Linkside Center located at 9300 Emerald Coast Parkway West, Miramar Beach, Florida 32550, on October 18, 2019, at 9:00 a.m, Central Time, subject to any adjournment or postponement thereof.
At the FFB special meeting, in addition to voting on the merger proposal, FFB shareholders will be asked to approve certain compensatory payments made to S. Brett Wilson, Donald Collins, and Tammy Winters, referred to as the 280G proposal. FFB shareholders will also be asked to approve the adjournment of the FFB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal or the 280G proposal.
Your vote is important. Completion of the merger is subject to the approval of the merger agreement by the shareholders of FFB. Regardless of whether or not you plan to attend the FFB special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Submitting a proxy now will not prevent you from being able to vote in person at the FFB special meeting.
The FFB board of directors has unanimously adopted and approved the merger agreement and determined that the merger agreement, the merger, and the transactions contemplated thereby are advisable and in the best interests of FFB and its shareholders. The FFB board of directors, other than Mr. Wilson, has also determined that the 280G proposal is advisable and in the best interests of FFB and its shareholders. The FFB board of directors unanimously recommends that FFB shareholders vote “FOR” the merger proposal, “FOR” the 280G proposal, and “FOR” the adjournment proposal. Because his compensatory payments are subject to the 280G proposal and he is also an FFB director, Mr. Wilson abstained from the FFB board’s deliberations and recommendations with respect to the 280G proposal.
This proxy statement/prospectus describes the FFB special meeting, the merger, the merger agreement and the other documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 35, for a discussion of the risks relating to the proposed merger. You also can obtain information about First Bancshares from documents that it has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, please contact Jennifer Baldwin, Board Secretary, at (850) 269-1201. We look forward to seeing you at the meeting.
/s/ Frank B. Burge

Frank B. Burge
Chairman of the Board and Chief Executive Officer
First Florida Bancorp, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Bancshares or FFB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is September 11, 2019, and it is first being mailed or otherwise delivered to the FFB shareholders on or about September 17, 2019.

FIRST FLORIDA BANCORP, INC.
2000 Ninety-Eight Palms Boulevard
Destin, Florida 32541

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on October 18, 2019

To the Shareholders of First Florida Bancorp, Inc.:
A special meeting of the shareholders of First Florida Bancorp, Inc., or FFB, will be held at The Sandestin Linkside Center located at 9300 Emerald Coast Parkway West, Miramar Beach, Florida 32550, on October 18, 2019, at 9:00 a.m. Central Time, subject to any adjournment or postponement thereof, to consider and vote upon the following matters:
1.
a proposal, which we refer to as the merger proposal, to approve the Agreement and Plan of Merger, dated as of July 22, 2019, which we refer to as the merger agreement, by and between FFB and The First Bancshares, Inc., or First Bancshares, which provides for the merger of FFB with and into First Bancshares with First Bancshares as the surviving company;

2.
a proposal, which we refer to as the 280G proposal, to approve a portion of certain compensatory payments that S. Brett Wilson, Donald Collins, and Tammy Winters are or may be entitled to receive in connection with the merger or certain subsequent events in order to avoid any potential adverse federal tax consequences for FFB and such individuals under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended; and

3.
a proposal, which we refer to as the adjournment proposal, to adjourn the special meeting of the shareholders of FFB, which we refer to as the FFB special meeting, to a later date or dates if the board of directors of FFB determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the FFB special meeting to approve the merger proposal or the 280G proposal.

No other business may be conducted at the FFB special meeting. All holders of shares of common stock of FFB of record as of the close of business on September 9, 2019 will be entitled to notice of and to vote at the FFB special meeting and any adjournments thereof  (except that the shares of common stock of FFB held by or for S. Brett Wilson, Donald Collins, and Tammy Winters will not count in the voting with respect to the 280G proposal). The FFB special meeting may be adjourned from time to time upon approval of holders of FFB common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.
FFB shareholders have the right to assert appraisal rights under Sections 607.1301-607.1333 of the Florida Business Corporation Act, or FBCA. Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in the merger proposal by selling the shareholder’s shares to the corporation at their fair value, paid in cash. A copy of the applicable statutory provisions of the FBCA is included as Annex C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger-Appraisal Rights,” beginning on page 76 of the proxy statement/prospectus. The merger might not be completed if the holders of more than 10% of the outstanding shares of FFB common stock exercise appraisal rights.
You are requested to complete, sign and date the enclosed form of proxy and mail it promptly to FFB in the enclosed self-addressed stamped envelope. The proxy may be revoked at any time by filing a written revocation with the secretary or by attending the FFB special meeting and voting in person.

If you have any questions concerning the FFB special meeting, the proposals to be considered and voted on at the FFB special meeting or the proxy statement/prospectus or if you would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of FFB common stock, please contact Jennifer Baldwin, Board Secretary, at (850) 269-1201.
By Order of the Board of Directors,
/s/ Frank B. Burge

Frank B. Burge
Chairman and CEO
Destin, Florida
September 17, 2019

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about First Bancshares from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Bancshares at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting First Bancshares at the contact information set forth below:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402
Attention: Secretary
Telephone: (601) 268-8998
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the FFB special meeting, or October 11, 2019.
If you have any questions concerning the FFB special meeting, the proposals to be considered and voted on at the FFB special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of FFB common stock, please contact Jennifer Baldwin, Board Secretary, at (850) 269-1201.
You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 11, 2019, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document. Neither the mailing of this document to FFB shareholders nor the issuance by First Bancshares of shares of First Bancshares common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding FFB has been provided by FFB and information contained in this document regarding First Bancshares has been provided by First Bancshares. See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to some questions that FFB shareholders may have regarding the proposed transaction between First Bancshares and FFB and the proposals being considered at the FFB special meeting. First Bancshares and FFB urge you to read carefully this entire proxy statement/prospectus, including the annexes, and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “First Bancshares” refer to The First Bancshares, Inc., a Mississippi corporation, and its affiliates; (2) “The First” refer to The First, A National Banking Association, a national banking association and the wholly owned bank subsidiary of First Bancshares; (3) “FFB” refer to First Florida Bancorp., Inc., a Florida corporation, and its affiliates; and (4) “First Florida Bank” refer to First Florida Bank, a Florida state-chartered bank and the wholly owned bank subsidiary of FFB.
Q:
Why am I receiving this proxy statement/prospectus?

A:
First Bancshares and FFB have entered into an Agreement and Plan of Merger, dated as of July 22, 2019, which we refer to as the merger agreement. Pursuant to the merger agreement, FFB will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, First Florida Bank, a wholly owned bank subsidiary of FFB, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the majority of the outstanding shares of FFB common stock entitled to vote at the FFB special meeting vote in favor of the proposal to approve the merger agreement, which we refer to as the merger proposal.
In addition, FFB is soliciting proxies from its shareholders with respect to a proposal to approve certain compensatory payments that S. Brett Wilson, Donald Collins and Tammy Winters are or may be entitled to receive in connection with the merger or certain subsequent events, which we refer to as the 280G proposal, and a proposal to approve one or more adjournments of the FFB special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger proposal or the 280G proposal, which we refer to as the adjournment proposal.
This proxy statement/prospectus contains important information about, among other things, the merger agreement, the merger and the proposals being voted on at the FFB special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) FFB is soliciting proxies from the FFB shareholders and the proxy statement provides important information about the FFB special meeting to vote on the merger proposal, the 280G proposal and the adjournment proposal, and (2) First Bancshares will issue shares of First Bancshares common stock to holders of FFB common stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow FFB shareholders to authorize a proxy to vote their shares without attending the FFB special meeting.
Your vote is important. We encourage you to authorize your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, each share of FFB common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of shareholders exercising appraisal rights) will be converted into the right to receive (i) $5.20 in cash, which we refer to as the cash consideration, and (ii) 0.2570 shares of First Bancshares common stock, which we refer to as to the stock consideration. The stock consideration and the cash consideration are collectively referred to as the merger consideration. Each share of FFB common stock subject to vesting restrictions granted under FFB stock plans that is outstanding immediately prior to the effective time of the merger will vest and be converted automatically into the right to receive the merger consideration. Each option to purchase FFB common stock granted under any FFB stock plan that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and be of no further force and effect.
FFB may terminate the merger agreement if  (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $30.30, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $29.92) is more than 15% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $99.07); provided, however, that First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. FFB shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Bancshares common stock (rounded to the nearest one hundredth of a share) by the average closing price of First Bancshares common stock as reported on the NASDAQ Stock Market for the ten trading days ending on the trading day immediately prior to the date that is five days prior to the closing date.
Q:
Will the value of the stock consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. The value of the stock consideration may fluctuate based upon the market value for First Bancshares common stock between the date of this proxy statement/prospectus and the completion of the merger. In the merger, FFB shareholders will receive 0.2570 shares of First Bancshares common stock for each share of FFB common stock they hold. Any fluctuation in the market price of First Bancshares common stock after the date of this proxy statement/prospectus will change the value of the shares of First Bancshares common stock that FFB shareholders may receive.

Q:
Will the payments to S. Brett Wilson, Donald Collins, and Tammy Winters that are subject to the 280G proposal affect the amount of merger consideration to be paid to FFB shareholders?

A:
No. The outcome of the vote on the 280G proposal, whether approved or not, will not affect the amount of the merger consideration that an FFB shareholder will receive if the merger is completed. In addition, approval of the 280G proposal is not a condition to the completion of the merger. You can approve all of the proposals, none of the proposals, or some combination of voting for or against the proposals.

Q:
How does FFB’s board of directors recommend that I vote at the FFB special meeting?

A:
FFB’s board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the 280G proposal and “FOR” the adjournment proposal, except that, because compensatory payments to Mr. Wilson are subject to the 280G proposal and he is an FFB director, Mr. Wilson abstained from the recommendation regarding the 280G proposal.

Q:
When and where is the FFB special meeting?

A:
The FFB special meeting will be held at The Sandestin Linkside Center located at 9300 Emerald Coast Parkway West, Miramar Beach, Florida 32550, on October 18, 2019, at 9:00 a.m., Central Time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the FFB special meeting. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Submitting your proxy by mail will ensure that your shares are represented and voted at the FFB special meeting. Your proxy card must be received prior to the FFB special meeting on October 17, 2019, in order to be counted.

Q:
What constitutes a quorum for the FFB special meeting?

A:
Holders representing at least a majority of the shares of FFB common stock entitled to vote at the FFB special meeting must be present, in person or represented by proxy, to constitute a quorum. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the FFB special meeting will be postponed until the holders of the number of shares of FFB common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of FFB common stock will be counted for purposes of determining whether a quorum is present at the FFB special meeting. If additional votes must be solicited to approve the merger proposal, it is expected that the FFB special meeting will be adjourned to solicit additional proxies.

Q:
What is the vote required to approve each proposal?

A:
The merger proposal requires the affirmative vote of a majority of the outstanding shares of FFB common stock entitled to vote at the FFB special meeting. The 280G proposal requires the affirmative vote of more than 75% of the outstanding shares of FFB common stock as of the record date (excluding shares held by the individuals whose compensatory payments are subject to the vote and certain related parties, collectively referred to as ineligible shareholders). The adjournment proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter.

Q:
What would happen if the 280G proposal is not approved by FFB shareholders?

A:
Each of S. Brett Wilson, Donald Collins, and Tammy Winters has executed a waiver. In the event the merger proposal is approved, but the requisite approval for the 280G proposal is not obtained, the waiver would operate to limit amounts payable in connection with the consummation of the merger (or certain subsequent events) to three times the individual’s “base amount” as determined in connection with Section 280G of the Code minus $1.00, which we refer to as the “safe harbor amount.”

Q:
What would happen to the merger if the adjournment proposal does not get approved by FFB shareholders?

A:
The completion of the merger is not conditioned upon shareholder approval of the adjournment proposal. If the adjournment proposal is not approved and there are not sufficient votes at the time of the FFB special meeting to constitute a quorum or to approve the merger proposal, then the FFB board of directors will not have the ability to adjourn to solicit additional votes and the merger proposal will not be approved.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for FFB to obtain the necessary quorum to hold the FFB special meeting. In addition, your failure to submit a proxy or vote in person or abstention will have the same effect as a vote against approval of the merger proposal and against approval of the 280G proposal. The merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of FFB common stock entitled to vote. Approval of the 280G proposal requires the affirmative vote of the holders of more than 75% of the outstanding shares of FFB common stock (excluding shares held by ineligible shareholders).

Q:
How many votes do I have?

A:
FFB shareholders are entitled to one vote on each proposal to be considered at the FFB special meeting for each share of FFB common stock owned as of the close of business on September 9, 2019, which is the record date for the FFB special meeting. Ineligible shareholders may not vote their shares on the 280G proposal.

Q:
How do I vote?

A:
If you are a shareholder of record, you may have your shares of FFB common stock voted on the matters to be presented at the FFB special meeting in any of the following ways:

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote in person at the meeting.   You may vote by attending the FFB special meeting and casting your vote in person.

Q:
Do FFB directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the FFB board of directors with respect to the merger proposal, you should be aware that FFB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of FFB’s shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of FFB’s shareholders include but are not limited to, the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, a lease agreement between First Florida Bank and a Florida limited liability company controlled by two FFB directors, retention bonus agreements with First Florida Bank for two of its executive officers, new employment agreements with The First for three First Florida Bank officers, including one executive officer, termination agreements with FFB for three First Florida Bank officers, including one executive officer, and a retention bonus agreement with The First for one of FFB’s executive officers.

Q:
If my shares are held in “street name” by a broker, bank or other holder of record, will my shares automatically be voted for me?

A:
No. Banks, brokers or other holders of record who hold shares of FFB common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions on how to vote from the customers who are the beneficial owners. You should instruct the street name holder as to how to vote your shares, following the directions provided to you. Please check the voting form used by your bank or broker. Shares of FFB common stock present but not voted on any particular matter, or a “broker non-vote,” will be counted for the purpose of determining whether a quorum is present.

Q:
What if I abstain from voting or fail to instruct my broker?

A:
If you abstain from voting or a broker non-vote is submitted because you did not instruct the broker, bank or other holder of record of your shares as to how the shares were to be voted, the abstention or broker non-vote will be counted toward a quorum at the FFB special meeting. However, because approval of the merger proposal and the 280G proposal requires the affirmative vote of the holders of a majority and more than 75%, respectively, of the outstanding shares of FFB common stock (excluding, as to the vote on the 280G proposal, shares held by ineligible shareholders), an abstention or a broker non-vote will have the same effect as a vote against the approval of each of those proposals. An abstention or failure to vote your shares will have no effect on the vote to approve the adjournment proposal, because approval of the adjournment proposal only requires the affirmative vote of the shares represented, in person or by proxy, at the FFB special meeting, assuming a quorum is present.

Q:
Can I attend the FFB special meeting and vote my shares in person?

A:
Yes. All FFB shareholders as of the record date, including shareholders of record and shareholders who hold their shares through any other holder of record, are invited to attend the FFB special meeting. Holders of record of FFB common stock can vote in person at the FFB special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the FFB special meeting. If you plan to attend the FFB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. FFB reserves the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the FFB special meeting is prohibited without express written consent. Even if you plan to attend the FFB special meeting, FFB encourages you to vote by proxy so your vote will be counted if you later decide not to attend the FFB special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of FFB common stock, you may revoke your proxy at any time prior to the FFB special meeting by: (1) delivering a written notice of revocation to Jennifer Baldwin, Board Secretary, First Florida Bancorp, Inc., P.O. Box 128, Destin, Florida 32540, (2) by returning a duly executed proxy card bearing a later date than the date with which your original proxy card was dated, or (3) by attending the FFB special meeting and voting in person. Your attendance at the FFB special meeting will not, however, constitute a vote or revocation of a prior proxy.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of FFB common stock?

A:
Each of First Bancshares and FFB expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the result that the FFB common stock exchanged by an FFB shareholder in the merger generally will not be subject to U.S. federal income tax except to the extent of the lesser of cash received, or gain realized, by such exchanging FFB shareholder.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to FFB Shareholders.”
The U.S. federal income tax consequences described above may not apply to all holders of FFB common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
Are FFB shareholders entitled to exercise appraisal rights?

A:
Yes. If an FFB shareholder wants to exercise appraisal rights and receive the fair value of shares of FFB common stock in cash instead of the merger consideration, then you must file a written objection with FFB prior to the FFB special meeting stating, among other things, that you will exercise your appraisal right if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the FFB special meeting, as described in Annex C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger proposal and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights” beginning on page 76 and detailed information about the FFB special meeting can be found under “Information About the FFB Special Meeting” on page 42. Due to the complexity of the procedures for exercising the right to seek appraisal, FFB shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Pursuant to the merger agreement, the merger may not be completed if appraisal rights are properly asserted with respect to 10% or more of the issued and outstanding shares of FFB common stock.

Q:
Should I send my FFB stock certificates with my proxy card for the FFB special meeting?

A:
No. You should NOT send your FFB stock certificates with your proxy card. First Bancshares, through its appointed exchange agent, will send FFB shareholders separate instructions for exchanging FFB stock certificates for the merger consideration.

Q:
What happens if I sell or transfer ownership of shares of FFB common stock after the record date for the FFB special meeting?

A:
The record date for the FFB special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of FFB common stock after the record date for the FFB special meeting, but prior to completion of the merger, you will retain the right to vote at the FFB special meeting, but the right to receive the merger consideration will transfer with the shares of FFB common stock.

Q:
Whom may I contact if I cannot locate my FFB stock certificate(s)?

A:
If you are unable to locate your original FFB stock certificate(s), you should contact Jennifer Baldwin, Board Secretary, at (850) 269-1201. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as First Bancshares or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
When do you expect to complete the merger?

A:
First Bancshares and FFB expect to complete the merger in the fourth quarter of 2019. However, neither First Bancshares nor FFB can assure you when or if the merger will occur. First Bancshares and FFB must first obtain the approval of FFB shareholders for the merger proposal, as well as the necessary regulatory approvals.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of FFB common stock will not receive any consideration for their shares of FFB common stock that otherwise would have been received in connection with the merger. Instead, FFB will remain an independent company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of FFB common stock.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger agreement, the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of FFB common stock, please contact: Jennifer Baldwin, Board Secretary, at (850) 269-1201.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 99)
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered financial holding company. As of June 30, 2019, First Bancshares had consolidated assets of  $3.47 billion, loans of $2.35 billion, deposits of  $2.83 billion, and shareholders’ equity of  $454.97 million. First Bancshares operates 67 full service branches, one motor branch and three loan production offices in Mississippi, Alabama, Louisiana, Florida and Georgia. The First’s deposits are insured by the Federal Deposit Insurance Corporation, or the FDIC.
Additional information about First Bancshares and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”
First Florida Bancorp, Inc.
2000 Ninety-Eight Palms Boulevard
Destin, Florida 32541
FFB was incorporated in 2014 under the laws of the State of Florida and became a bank holding company after it acquired the First Florida Bank (formerly known as “Destin First Bank”) that same year. First Florida Bank is a Florida-chartered bank organized in 2006. Both FFB and the Bank are headquartered in Destin, Florida. As of June 30, 2019, FFB had consolidated assets of  $451.43 million, loans of  $254.40 million, deposits of 387.03 million and shareholder’s equity of  $47.72 million. First Florida Bank serves Okaloosa, Walton and Bay Counties, Florida through six full service branches and one loan production office. First Florida Bank’s deposits are insured by the FDIC.
The Merger
The Merger Agreement (page 80)
First Bancshares and FFB entered into an Agreement and Plan of Merger, dated as of July 22, 2019, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The Merger (page 52)
Pursuant to the merger agreement, FFB will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, First Florida Bank, a wholly owned bank subsidiary of FFB, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger.

The Merger Consideration (page 81)
If the merger is completed, each share of FFB common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of shareholders exercising appraisal rights) will be converted into the right to receive (i) $5.20 in cash, which we refer to as the cash consideration, and (ii) 0.2570 shares of First Bancshares common stock, which we refer to as to the stock consideration. The stock consideration and the cash consideration are collectively referred to as the merger consideration. Each share of FFB common stock subject to vesting restrictions granted under FFB stock plans that is outstanding immediately prior to the effective time of the merger will vest and be converted automatically into the right to receive the merger consideration. Each option to purchase FFB common stock granted under any FFB stock plan that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and be of no further force and effect.
FFB may terminate the merger agreement if  (i) the average closing price of First Bancshares common stock over the ten trading days preceding the date that is five days prior to the closing date is less than $25.76, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $30.30) is more than 15% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the ten trading days preceding the date that is five days prior to the closing date by $99.07); provided, however, that First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of the merger agreement.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. FFB shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Bancshares common stock (rounded to the nearest one hundredth of a share) by the average closing price of First Bancshares common stock as reported on the NASDAQ Stock Market for the ten trading days ending on the trading day immediately prior to the date that is five days prior to the closing date.
Exchange Procedures (page 78)
Promptly after the effective time of the merger, but in no event later than five business days after the closing of the merger, First Bancshares’ exchange agent will mail to each holder of record of FFB common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s FFB stock certificate(s) for the merger consideration (including cash in lieu of any fractional FFB shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Ancillary Agreements
Voting Agreements (page 96)
As a condition to First Bancshares entering into the merger agreement, certain directors of FFB entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed, among other things, to vote the shares of FFB common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of FFB in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page 97)
In addition, as a condition to First Bancshares entering into the merger agreement, each director of FFB and First Florida Bank entered into non-competition and non-disclosure agreements with First Bancshares in the form attached as Exhibit C to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of FFB for any purpose for so long as such information remains confidential information or a trade secret, except for any disclosure that is required by applicable law, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with First Bancshares, including not soliciting employees and customers of FFB, and (3) for a period of two years following the closing of the merger, not serve as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by First Bancshares, The First, FFB or First Florida Bank and which has an office located within the counties in which First Florida Bank operates a banking office at the effective time of the merger and each county contiguous to each of such counties.
Claims Letters (page 97)
At the time of the execution of the merger agreement, each director of FFB and First Florida Bank executed a letter agreement with First Bancshares in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such director released and discharged, effective upon the consummation of the merger, FFB and its subsidiaries, including First Florida Bank, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, of and from any and all liabilities or claims that the director, solely in his or her capacity as an officer, director or employee of FFB or First Florida Bank, has or claims to have, or previously had or claimed to have, as of the effective time of the merger, with certain exceptions.
Risk Factors Related to the Merger (page 35)
Before voting at the FFB special meeting, you should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus.
The FFB Special Meeting (page 42)
The FFB special meeting will be held on October 18, 2019, at 9:00 a.m. Central Time, at The Sandestin Linkside Center located at 9300 Emerald Coast Parkway West, Miramar Beach, Florida 32550. At the FFB special meeting, FFB shareholders will be asked to approve:
•
the merger proposal;

•
the 280G proposal; and

•
the adjournment proposal.

Only holders of record at the close of business on September 9, 2019, the record date, will be entitled to vote at the FFB special meeting. Each outstanding share of FFB common stock is entitled to one vote on each proposal to be considered at the FFB special meeting (except that shares held by ineligible shareholders will not count toward the approval of the 280G proposal). As of the record date, there were 6,428,312 shares of FFB common stock entitled to vote at the FFB special meeting. Certain directors of FFB have entered into voting agreements with First Bancshares, pursuant to which they have agreed, solely in their capacity as FFB shareholders, to vote all of their shares of FFB common stock in favor of the merger proposal and adjournment proposal to be presented at the FFB special meeting. As of the record date, the directors who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately 3,978,027 shares of FFB common stock subject to the requirements of the voting agreements, which represented approximately 61.88% of the shares of FFB common stock outstanding on that date. As of the record date, the directors and executive officers of FFB and their affiliates beneficially owned and were entitled to vote 4,018,860 shares of FFB common stock, which represented approximately 62.52% of the shares of FFB common stock outstanding on that date. As of the record date, First Bancshares and its subsidiaries did not hold any shares of FFB common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates did not hold any shares of FFB common stock.

To approve the merger proposal, the holders of at least a majority of the outstanding shares of FFB common stock entitled to vote at the FFB special meeting must vote in favor of the proposal.
To approve the 280G proposal, the holders of more than 75% of the outstanding shares of FFB common stock (excluding shares held by ineligible shareholders) must vote in favor of the proposal.
The adjournment proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter.
With respect to the vote to approve both the merger proposal and the 280G proposal, your failure to vote or abstention or a broker non-vote will have the same effect as a vote against the proposal. With respect to the adjournment proposal, your failure to vote, an abstention or a broker non-vote will have no effect on the approval of the adjournment proposal, assuming a quorum is present.
Recommendation of the FFB Board (page 44)
The FFB board of directors believes that the merger agreement, the merger, and the transactions related to the merger, as well as the compensatory payments subject to the 280G proposal, are in the best interests of FFB and its shareholders and has unanimously approved the merger, the merger agreement and the 280G proposal, although, because compensatory payments to Mr. Wilson are subject to the 280G proposal and he is an FFB director, Mr. Wilson did not participate in the board’s deliberations with respect to the 280G proposal. The FFB board of directors unanimously recommends that FFB shareholders vote “FOR” the approval of the merger proposal, “FOR” the approval of the 280G proposal and “FOR” the approval of the adjournment proposal (although Mr. Wilson abstained from the recommendations regarding the 280G proposal). In reaching its decision, the FFB board of directors considered a number of factors, which are described in more detail in “The Merger — FFB’s Reasons for the Merger.” In reaching its decision, the FFB board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FFB board considered all these factors as a whole, including discussions with, and questioning of, FFB’s management and FFB’s financial and legal advisors.
Board Composition and Management of First Bancshares after the Merger (page 67)
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of First Bancshares.
Interests of FFB Directors and Executive Officers in the Merger (page 67)
FFB shareholders should be aware that certain of FFB’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of FFB shareholders generally. These interests and arrangements may create potential conflicts of interest. FFB’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that FFB shareholders vote in favor of the merger proposal.
These interests include:
•
a lease agreement between First Florida Bank and a Florida limited liability company controlled by two FFB directors;

•
retention bonus agreements with First Florida Bank for two of its executive officers;

•
new employment agreements with The First for three First Florida Bank officers, including one executive officer;

•
termination agreements with FFB for three First Florida Bank officers, including one executive officer;

•
a retention bonus agreement with The First for one of FFB’s executive officers; and

•
the right to continued indemnification and directors’ and officers’ liability insurance coverage.

For a more complete description of these interests, see “The Merger — Interests of FFB’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”
Appraisal Rights in the Merger (page 76)
Holders of FFB common stock are entitled, with respect to the merger, to exercise rights of appraisal provided for under the Florida Business Corporation Act, as amended, or the FBCA, any successor statute, or any similar appraisal or dissenters’ rights. This means that you are legally entitled to receive payment in cash equal to the fair value of your shares of FFB common stock instead of receiving the merger consideration. To preserve your rights of appraisal, you must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the FBCA, which include (i) delivering to FFB a written objection to the merger at or before the FFB special meeting and (ii) not voting in favor of the merger agreement. Your failure to follow exactly the procedures specified under the FBCA will result in the loss of your appraisal rights. A copy of the sections of the FBCA pertaining to rights of appraisal is provided as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
Pursuant to the merger agreement, the merger may not be completed if appraisal rights are properly asserted with respect to 10% or more of the outstanding shares of FFB common stock.
Conditions to Completion of the Merger (page 93)
Currently, First Bancshares and FFB expect to complete the merger in the fourth quarter of 2019. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of FFB common stock entitled to vote at the FFB special meeting;

•
the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods;

•
the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
each party’s receipt of a U.S. federal income tax opinion from its outside legal counsel, dated as of the closing date of the merger, confirming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 10% or more of the outstanding shares of FFB’s common stock exercising their appraisal rights; and

•
the absence of the occurrence of a material adverse effect on FFB or First Bancshares.

Neither First Bancshares nor FFB can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (page 89)
Both First Bancshares and FFB have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Office of the Comptroller of the Currency, or the OCC, and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. First Bancshares and FFB have submitted all applications, waiver requests and notifications to obtain the required regulatory approvals. Although neither First Bancshares nor FFB knows of any reason why these regulatory approvals cannot be obtained, First Bancshares and FFB cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
No Solicitation (page 91)
Under the merger agreement, FFB has agreed that it will not, and will cause its subsidiaries and each of their representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding an acquisition proposal or furnish or otherwise afford access to any person any information or data with respect to FFB in connection with a potential acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which FFB is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent related to an acquisition transaction.
However, prior to obtaining FFB’s required shareholder approval, FFB may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide information or data to such third party (subject to a confidentiality agreement). FFB must notify First Bancshares promptly in writing (but in no event later than 24 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining FFB’s required shareholder approval, FFB may, under certain specified circumstances, in response to an acquisition proposal, change its recommendation to its shareholders with respect to the merger agreement or terminate the merger agreement and enter into an acquisition agreement with respect to a superior acquisition proposal if the FFB board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to do so would reasonably be expected to cause it to breach its fiduciary duties and such acquisition proposal constitutes a superior proposal. However, FFB cannot take any of those actions in response to a superior proposal unless it provides First Bancshares with a four business day period to negotiate in good faith to enable First Bancshares to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 93)
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
•
if the merger is not consummated on or before December 31, 2019, subject to automatic extension to March 31, 2020 if the only outstanding condition to closing is the receipt of regulatory approvals;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final, non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the shareholders of FFB is not obtained at a meeting at which a vote was taken; or

•
in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within 30 days.

In addition, First Bancshares may terminate the merger agreement in the following circumstances:
•
if there is a material breach of the non-solicitation covenants by FFB;

•
if FFB’s board of directors withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger agreement or makes any statement, filing or release in connection with the FFB special meeting inconsistent with its recommendation, or approves or recommends another acquisition proposal;

•
if FFB materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement; or

•
if FFB fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares.

In addition, FFB may terminate the merger agreement if:
•
FFB’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement; or

•
(i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $25.76, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $30.30) is more than 15% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $99.07); provided, however, First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement.

Termination Fee (page 94)
If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by FFB’s board of directors, FFB may be required to pay First Bancshares a termination fee of  $3,392,000. The termination fee could discourage other companies from seeking to acquire or merge with FFB.
Expenses (page 94)
Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger to FFB Shareholders (page 72)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of First Bancshares and FFB to complete the merger that each of First Bancshares and FFB receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, to that effect. Based upon the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined below) of FFB common stock that exchanges its shares of FFB common stock for a combination of First Bancshares common stock and cash in the merger will generally recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. The amount of gain realized will generally equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the First Bancshares common stock received exceeds the shareholder’s adjusted tax basis in its FFB common stock surrendered in exchange therefor. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to FFB Shareholders.”
The U.S. federal income tax consequences described above may not apply to all holders of FFB common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment of the Merger (page 76)
First Bancshares will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP.
The Rights of Holders of FFB Common Stock Will Change as a Result of the Merger (see page 129)
The rights of holders of FFB common stock are governed by Florida law, as well as FFB’s Articles of Incorporation, as amended (which we refer to as the FFB Articles), and FFB’s Bylaws, as amended (which we refer to as the FFB Bylaws). After completion of the merger, the rights of former FFB shareholders will be governed by Mississippi law and by First Bancshares’ Amended and Restated Articles of Incorporation, as amended (which we refer to as the First Bancshares Articles), and First Bancshares’ Amended and Restated Bylaws (or, the First Bancshares Bylaws).
Material differences between the rights of shareholders of FFB and shareholders of First Bancshares include the terms of directors and the presence of a classified board, the process for removing directors, the process of amending the articles and bylaws, shareholder proposals and advance notice requirements and appraisal rights. The material differences between the organizational documents and the rights of shareholders of FFB and shareholders of First Bancshares are explained in more detail under the section “Comparison of Rights of First Bancshares Shareholders and FFB Shareholders” beginning on page 129.
Opinion of FFB’s Financial Advisor (page 55 and Annex B)
Hovde Group, LLC, which we refer to as Hovde, FFB’s financial advisor, delivered a written opinion, dated July 19, 2019, to FFB’s board of directors that, subject to the review, assumptions and limitations set forth in the opinion, the total value of the merger consideration to be paid to the holders of FFB common stock by First Bancshares in connection with the merger is fair from a financial point of view.
The full text of the written opinion of Hovde, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in connection with its opinion, is attached as Annex B to this proxy statement/prospectus. Hovde’s opinion was for the information of, and directed to, FFB’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. Hovde’s opinion is not a recommendation as to how any holder of FFB common stock should vote with respect to the merger proposal, the 280G proposal, the adjournment proposal or any other matter. It does not address the underlying business decision of FFB to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for FFB or the effect of any other transaction in which FFB might engage.
Closing and Effective Time of the Merger (see page 80)
The closing date is currently expected to occur in the fourth quarter of 2019. Simultaneously with the closing of the merger, First Bancshares will file the articles of merger with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Florida. The merger will become effective at the later of the time the articles of merger are filed or such other time as may be specified in the articles of merger. Neither First Bancshares nor FFB can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and FFB’s shareholder approvals will be received.

Market Prices and Share Information (see page 33)
First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.” FFB common stock is not listed on an exchange and is not actively traded. The following table sets forth the closing sale prices of First Bancshares common stock as reported on the NASDAQ Global Market on July 19, 2019, the last full trading day before the public announcement of the merger agreement, and on September 10, 2019, the latest practicable trading date before the date of this proxy statement/prospectus.
	First Bancshares Common Stock	Implied Value of One Share of FFB Common Stock to be Converted into First Bancshares Common Stock and Cash
July 19, 2019	$29.87	$12.88
September 10, 2019	$33.08	$13.70

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of First Bancshares, FFB and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to First Bancshares, FFB, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require FFB to pay a termination fee to First Bancshares;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of FFB shareholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of First Bancshares and FFB will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
First Bancshares’ ability to achieve the synergies and value creation contemplated by the proposed merger with FFB;

•
the expected growth opportunities or costs savings from the merger with FFB may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with First Bancshares’ integration of FFB, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against First Bancshares or FFB or their respective boards of directors;

•
general economic conditions, either globally, nationally, in the States of Mississippi or Florida, or in the specific markets in which First Bancshares or FFB operate;

•
limitations placed on the ability of First Bancshares and FFB to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on First Bancshares’ and FFB’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of First Bancshares common stock and the related effect on the market value of the merger consideration that FFB shareholders will receive upon completion of the merger;

•
the introduction, withdrawal, success and timing of business initiatives;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which First Bancshares or FFB are engaged, including potential changes resulting from currently proposed legislation;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing, and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting First Bancshares’ or FFB’s banks’ ability to meet their obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputational risk that adversely affects earnings or capital arising from negative public opinion;

•
terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

•
other risks and uncertainties detailed from time to time in First Bancshares’ SEC filings.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. First Bancshares and FFB do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to First Bancshares, FFB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
OF FIRST BANCSHARES
The following selected consolidated financial information for the fiscal years ended December 31, 2014 through December 31, 2018 is derived from audited consolidated financial statements of First Bancshares. The consolidated financial information as of and for the six months ended June 30, 2019 and 2018 is derived from unaudited consolidated financial statements and, in the opinion of First Bancshares’ management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the six months ended June 30, 2019 is not necessarily indicative of the results that may be expected for the entire year ending December 31, 2019. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with First Bancshares’ consolidated financial statements and related notes thereto included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2018, and in First Bancshares’ Quarterly Report on Form 10-Q for the six months ended June 30, 2019, each of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(unaudited)		(in thousands, except ratios, share and per share data)
Selected Consolidated Operating Data:
Interest income	$70,845	$43,795	99,978	$66,069	44,604	40,202	36,371
Interest expense	12,941	5,846	15,091	6,909	4,315	3,208	2,973
Net interest income	57,904	37,949	84,887	59,160	40,289	36,994	33,398
Provision for loan losses	1,913	1,134	2,120	506	625	410	1,418
Net interest income after provision for loan losses	55,991	36,815	82,767	58,654	39,664	36,584	31,980
Noninterest income	12,270	9,091	20,561	14,363	11,247	7,588	7,803
Noninterest expense	42,786	34,277	76,311	55,446	36,862	32,160	30,734
Income before income tax expense	25,475	11,629	27,017	17,571	14,049	12,012	9,049
Income tax expense	5,857	2,427	5,792	6,955	3,930	3,213	2,435
Net income	19,618	9,202	21,225	10,616	10,119	8,799	6,614
Preferred dividends and stock accretion	—	—	—	—	453	343	363
Net income available to common shareholders	19,618	9,202	21,225	10,616	9,666	8,456	6,251
Balance Sheet Data:
Securities available for sale	598,607	437,011	492,224	356,893	243,206	239,732	254,746
Securities held to maturity	6,396	6,000	6,000	6,000	6,000	7,092	8,193
Loans, net of allowance for loan losses	2,348,504	1,706,673	2,055,195	1,221,808	865,424	769,742	700,540
Total assets	3,472,584	2,481,689	3,003,986	1,813,238	1,277,367	1,145,131	1,093,768
Deposits	2,831,200	2,097,235	2,457,459	1,470,565	1,039,191	916,695	892,775
Shareholders’ equity	466,281	285,826	363,254	222,468	154,527	103,436	96,216

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(unaudited)		(in thousands, except ratios, share and per share data)
Per Share Data:
Earnings per common share, basic	1.20	0.75	1.63	1.12	1.78	1.57	1.20
Earnings per common share, diluted	1.19	0.74	1.62	1.11	1.57	1.55	1.19
Cash dividends paid per common share	0.15	0.10	0.20	0.15	0.15	0.15	0.15
Weighted average common shares outstanding, basic	16,414,262	12,311,460	12,985,733	9,484,460	5,435,088	5,371,111	5,227,768
Weighted average common shares outstanding, diluted	16,543,839	12,413,476	13,092,245	9,561,260	6,259,333	5,442,050	5,270,669
Book value per common share	27.22	21.88	24.49	19.92	17.19	16.05	14.88
Performance Ratios:
Return on average assets	1.18%	0.80%	0.87%	0.60%	0.79%	0.75%	0.61%
Return on average equity	9.30	7.30	7.60	6.20	8.00	8.60	7.10
Net interest margin	3.98	3.67	3.94	3.83	3.71	3.72	3.70
Asset Quality Ratios:
Nonaccrual loans to total loans and other real estate	1.08%	0.49%	1.21%	0.46%	0.37%	0.95%	0.85%
Allowance for loan losses to total loans	0.51	0.56	0.49	0.67	0.86	0.87	0.86
Allowance for loan losses to nonaccrual loans	47.2	112.7	46.0	146.1	230.1	91.6	100.6
Net charge-offs to average total loans	(0.01)	(0.01)	0.01	(0.02)	(0.02)	(0.03)	0.17
Consolidated Capital Ratios:
Tier 1 leverage ratio	10.1%	10.0%	10.2%	11.7%	11.9%	8.7%	8.4%
Common equity Tier 1 capital ratio	12.5	12.2	11.5	14.2	13.8	8.1	—
Tier 1 risk-based capital ratio	13.1	12.8	12.2	14.9	14.7	11.1	11.5
Total risk-based capital ratio	16.2	13.3	15.6	15.5	15.5	11.9	12.3
Total shareholders’ equity to total assets	13.4	11.5	12.1	12.3	12.1	9.0	8.8

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the historical financial conditions and results of operations of First Bancshares and FFB and have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger — Accounting Treatment.”
The unaudited pro forma combined consolidated balance sheet as of June 30, 2019 is presented as if the merger had occurred on June 30, 2019. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2018 and for the six month period ended June 30, 2019 are presented as if the merger had occurred on January 1, 2018. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations, and, as such, First Bancshares’ one-time merger costs for the merger are not included. The historical results of operations for FPB Financial Corp., or FPB, for the period of January 1, 2019 through March 2, 2019 (the FPB merger transaction closed on March 2, 2019) are included in the unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2019. The historical results of operations for FPB for the period of year ended December 31, 2018 are included in the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2018. The unaudited pro forma combined statements of income for the year ended December 31, 2018 and for the six months ended June 30, 2019 assume the FPB merger was completed on January 1, 2018. The historical results of operations for Southwest Banc Shares, Inc., or Southwest, Sunshine Financial, Inc., or Sunshine, FMB Banking Corporation, or FMB, and FPB Financial Corp., or FPB, for the period of year ended December 31, 2018 are included in the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2018. The unaudited pro forma combined statements of income for the year ended December 31, 2018 assume the Southwest, Sunshine, FMB and FPB mergers were completed on January 1, 2018. No pro forma adjustments for FPB is presented for the unaudited pro forma combined consolidated balance sheet since such transaction is already reflected in First Bancshares’ historical financial condition at June 30, 2019.
The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:
•
The accompanying notes to the unaudited pro forma combined consolidated financial statements;

•
First Bancshares’ unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2019, included in First Bancshares’ Quarterly Report on Form 10-Q for the six months ended June 30, 2019, which is incorporated by reference into this proxy statement/prospectus;

•
First Bancshares’ audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2018, included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus;

•
FFB’s unaudited consolidated financial statements as of and for the six months ended June 30, 2019 and 2018, beginning on F-33 in this proxy statement/prospectus; and

•
FFB’s audited consolidated financial statements and accompanying notes as of the years ended December 31, 2018 and 2017, beginning on F-3 in this proxy statement/prospectus.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2019
(in thousands)
(unaudited)
	Historical
	The First Bancshares, Inc.	FFB	Pro Forma Adjustments	Pro Forma Combined
Assets
Cash, due from banks and interest-bearing bank balances and interest-bearing time deposits	$165,984	$56,758	$(40,931)(3)	$181,811
Securities and Federal Home Loan Bank Stock	622,822	132,126	—	754,948
Loans, net	2,339,907	240,639	(279)(2)(4)	2,580,267
Mortgage loans held for sale	8,597	10,310	—	18,907
Other assets	92,510	4,095	—	96,605
Buildings, Furniture & Fixtures and Equipment	97,115	5,829	1,300(8)	104,244
Deferred tax asset	—	1,670	(39)(1)	1,631
Core deposit intangible	26,447	—	4,670(5)	31,117
Goodwill	119,202	—	32,437(7)	151,639
Total assets	$3,472,584	$451,427	$(2,842)	$3,921,169
Liabilities and Stockholders’ Equity
Deposits	$2,831,200	$387,032	$—	$3,218,232
Federal Home Loan Bank Advances and other borrowings	151,850	15,697	—	167,547
Deferred tax liability	2,951	—	—	2,951
Other liabilities	20,302	974	—	21,276
Total liabilities	3,006,303	403,703	—	3,410,006
Stockholders’ equity
Equity	466,281	47,724	(2,842)(6)	511,163
Total liabilities and stockholders’ equity	$3,472,584	$451,427	$(2,842)	$3,921,169
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2018
(in thousands, except per share data)
(unaudited)
	Historical	Historical			Historical			Historical			Historical		Pro Forma Southwest, Sunshine, FMB and FPB Combined
	The First Bancshares, Inc.	Southwest Banc Shares, Inc.	Pro Forma Adjustments	Pro Forma Combined	Sunshine Financial, Inc.	Pro Forma Adjustments	Pro Forma Combined	FMB Banking Corp	Pro Forma Adjustments	Pro Forma Combined	FPB	Pro Forma Adjustments
INTEREST INCOME
Loans	$86,822	$2,143	$327(9)	$89,292	$2,068	$183(9)	$91,543	$13,364	$1,810(9)	$106,717	$15,392	$1,308(9)	$123,417
Investment securities and other	13,156	367	—	13,523	103	—	13,626	2,499	—	16,125	2,643	—	18,768
Total interest income	99,978	2,510	327	102,815	2,171	183	105,169	15,863	1,810	122,842	18,035	1,308	142,185
INTEREST EXPENSE
Deposits	10,793	275	28(10)	11,096	89	29(10)	11,214	1,432	—(10)	12,646	1,849	(437)(10)	14,058
Borrowed funds	4,298	25	—	4,323	144	—	4,467	134	—	4,601	417	—	5,018
Total interest expense	15,091	300	28	15,419	233	29	15,681	1,566	—	17,247	2,266	(437)	19,076
Net interest income	84,887	2,210	299	87,396	1,938	154	89,488	14,297	1,810	105,595	15,769	1,745	123,109
Provision for loan losses	2,120	10	—	2,130	30	—	2,160	—	—	2,160	492	—	2,652
Net interest income after provision for loan losses	82,767	2,200	299	85,266	1,908	154	87,328	14,297	1,810	103,435	15,277	1,745	120,457
NON-INTEREST INCOME
Fees and service charges	11,040	353	—	11,393	102	—	11,495	2,544	—	14,039	1,279	—	15,318
Other	9,521	(277)	—	9,244	257	—	9,501	184	—	9,685	1,712	—	11,397
Total non-interest income	20,561	76	—	20,637	359	—	20,996	2,728	—	23,724	2,991	—	26,715
NON-INTEREST EXPENSE
Salaries and employee benefits	36,893	950	—	37,843	1,008	—	38,851	7,691	—	46,542	7,296	—	53,838
Occupancy and equipment	8,125	254	12(11)	8,391	260	12(11)	8,663	2,399	30(11)	11,092	1,219	108(11)	12,419
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (Continued)
For the year ended December 31, 2018
(in thousands, except per share data)
(unaudited)

	Historical	Historical			Historical			Historical			Historical		Pro Forma Southwest, Sunshine, FMB and FPB Combined
	The First Bancshares, Inc.	Southwest Banc Shares, Inc.	Pro Forma Adjustments	Pro Forma Combined	Sunshine Financial, Inc.	Pro Forma Adjustments	Pro Forma Combined	FMB Banking Corp	Pro Forma Adjustments	Pro Forma Combined	FPB	Pro Forma Adjustments
Other operating expense	17,483	753	—	18,236	735	—	18,971	2,930	—	21,901	3,059	—	24,960
Amortization of core deposit intangible	—	—	210(13)	210	—	144(13)	354	—	500(13)	854	—	480(13)	1,334
Merger related expense	13,810	1,782	—(12)	15,592	762	—(12)	16,354	—	—(12)	16,354	—	—(12)	16,354
Total non-interest expense	76,311	3,739	222	80,272	2,765	156	83,193	13,020	530	96,743	11,574	588	108,905
Income before provision for income taxes	27,017	(1,463)	77	25,631	(498)	(2)	25,131	4,005	1,280	30,416	6,694	1,157	38,267
Provision for income taxes	5,792	(73)	(351)(14)	5,368	72	(127)(14)	5,314	17	1,320(14)	6,651	1,301	685(14)	8,637
Net Income (loss)	21,225	(1,390)	428	20,263	(570)	125	19,818	3,988	(40)	23,765	5,393	472	29,630
Preferred dividends and stock accretion	—	—	—	—	—	—	—	—	—	—	—	—
Net income (loss) applicable to common shareholders	$21,225	$(1,390)	$428	$20,263	$(570)	$125	$19,818	$3,988	$(40)	$23,765	5,393	472	29,630
Net Income per share:
Basic	$1.63			$1.91			$1.75			$1.81			$1.91
Diluted	$1.62			$1.89			$1.74			$1.80			$1.90
Cash Dividends per common share	$0.2000			$0.2000			$0.2000			$0.2000			$0.2000
Book Value per common share	$27.22			$22.66			$23.17			$24.97			$26.41

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2018
(in thousands, except per share data)
(unaudited)
	Pro Forma Southwest, Sunshine, FMB and FPB Combined	Historical	Pro Forma Adjustments	Pro Forma Combined
		FFB
INTEREST INCOME
Loans	$123,417	$14,537	$744(9)	$138,698
Investment securities and other	18,768	4,093	—	22,861
Total interest income	142,185	18,630	744	161,559
INTEREST EXPENSE
Deposits	14,058	3,549	—(10)	17,607
Borrowed funds	5,018	321	—	5,339
Total interest expense	19,076	3,870	—	22,946
Net interest income	123,109	14,760	744	138,613
Provision for loan losses	2,652	150	—	2,802
Net interest income after provision for loan losses	120,457	14,610	744	135,811
NON-INTEREST INCOME
Fees and service charges	15,318	977	—	16,295
Other	11,397	2,544	—	13,941
Total non-interest income	26,715	3,521	—	30,236
NON-INTEREST EXPENSE
Salaries and employee benefits	53,838	6,940	—	60,778
Occupancy and equipment	12,419	1,768	36(11)	14,223
Other operating expense	24,960	3,083	—	28,043
Amortization of core deposit intangible	1,334	—	468(13)	1,802
Merger related expense	16,354	—	—(12)	16,354
Total non-interest expense	108,905	11,791	504	121,200
Income before provision for income taxes	38,267	6,340	240	44,847
Provision for income taxes	8,637	1,481	187(14)	10,305
Net Income (loss)	29,630	4,859	53	34,542
Preferred dividends and stock accretion	—	—	—	—
Net income (loss) applicable to common shareholders	$29,630	$4,859	$53	$34,542
Net Income per share:
Basic	$1.91			$2.01
Diluted	$1.90			$2.00
Cash Dividends per common share	$0.2000			$0.2000
Book Value per common share	$26.41			$28.83
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended June 30, 2019
(in thousands, except per share data)
(unaudited)
	Historical				Historical
	The First Bancshares, Inc.	FPB Financial Corp	Pro Forma Adjustments	Pro Forma Combined	FFB	Pro Forma Adjustments	Pro Forma Combined
INTEREST INCOME
Loans	$61,269	$2,684	$218(9)	$64,171	$7,848	$372(9)	$72,391
Investment securities and other	9,576	427	—	10,003	2,126	—	12,129
Total interest income	70,845	3,111	218	74,174	9,974	372	84,520
INTEREST EXPENSE
Deposits	9,686	374	(81)(10)	9,979	2,259	—(10)	12,238
Borrowed funds	3,255	88	—	3,343	216	—	3,559
Total interest expense	12,941	462	(81)	13,322	2,475	—	15,797
Net interest income	57,904	2,649	299	60,852	7,499	372	68,723
Provision for loan losses	1,913	35	—	1,948	—	—	1,948
Net interest income after provision for loan losses	55,991	2,614	299	58,904	7,499	372	66,775
NON-INTEREST INCOME
Fees and service charges	3,750	379	—	4,129	386	—	4,515
Other	8,520	102	—	8,622	1,546	—	10,168
Total non-interest income	12,270	481	—	12,751	1,932	—	14,683
NON-INTEREST EXPENSE
Salaries and employee benefits	22,312	1,345	—	23,657	3,361	—	27,018
Occupancy and equipment	4,974	334	18(11)	5,326	884	18(11)	6,228
Other operating expense	12,230	599	—	12,829	1,689	—	14,518
Amortization of core deposit intangible	—	—	80(13)	80	—	234(13)	314
Merger related expense	3,270	—	—(12)	3,270	—	—(12)	3,270
Total non-interest expense	42,786	2,278	98	45,162	5,934	252	51,348
Income before provision for income taxes	25,475	817	201	26,493	3,497	120	30,110
Provision for income taxes	5,857	(552)	810(14)	6,115	844	71(15)	7,030
Net Income (loss)	19,618	1,369	(609)	20,378	2,653	49	23,080
Preferred dividends and stock accretion	—	—	—	—	—	—	—
Net income (loss) applicable to common shareholders	$19,618	$1,369	$(609)	$20,378	$2,653	$49	$23,080
Net Income per share:
Basic	$1.20			$1.24			$1.28
Diluted	$1.19			$1.23			$1.27
Cash Dividends per common share	$0.1500			$0.1500			$0.1500
Book Value per common share	$27.22			$27.26			$37.59

THE FIRST BANCSHARES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.
Note 2 — Completed Acquisitions
FPB
On March 2, 2019, First Bancshares completed its acquisition of FPB, and immediately thereafter merged its wholly-owned subsidiary, Florida Parishes Bank with and into The First. First Bancshares paid a total consideration of approximately $78.2 million in stock to the FPB shareholders as consideration in the merger, which included 2,377,501 shares of Company common stock, and approximately $5 thousand in cash.
In connection with the acquisition, First Bancshares recorded approximately $29.6 million of goodwill and $4.8 million of core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years.
First Bancshares acquired the $247.8 million loan portfolio at an estimated fair value discount of  $3.1 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.
Expenses associated with the acquisition were $2.1 million for the six months period ended June 30, 2019. These costs included system conversion and integrating operations charges and legal and consulting expenses, which have been expensed as incurred.
The following table summarizes the provisional fair values of the assets acquired and liabilities assumed on March 2, 2019 ($ in thousands):
Purchase Price:
Cash and stock	$78,225
Total purchase price	78,225
Identifiable Assets:
Cash and due from banks	14,748
Investments	93,604
Loans	244,665
Bank owned life insurance	7,312
Core deposit intangible	4,793
Personal and real property	17,358
Other assets	2,135
Total assets	384,615
Liabilities and equity:
Deposits	312,453
Borrowed funds	17,250
Other liabilities	6,291
Total liabilities	335,994
Net assets acquired	48,621
Goodwill resulting from acquisition	$29,604

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheet as of the date of acquisition and at June 30, 2019, are as follows ($ in thousands):
	March 2, 2019	June 30, 2019
Outstanding principal balance	$247,774	$231,928
Carrying amount	244,665	229,208
FMB
On November 1, 2018, First Bancshares completed its acquisition of FMB, and immediately thereafter merged its wholly-owned subsidiary, Farmers & Merchants Bank, with and into The First. First Bancshares paid a total consideration of approximately $79.5 million to the former FMB shareholders including 1,763,042 shares of First Bancshares’s common stock and approximately $16.0 million in cash.
In connection with the acquisition, First Bancshares recorded approximately $36.2 million of goodwill and $10.2 million of core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years.
First Bancshares acquired FMB’s $325.5 million loan portfolio at an estimated fair value discount of $7.6 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.
Expenses associated with the acquisition were $556 thousand for the six months period ended June 30, 2019. These costs included system conversion and integrating operations charges and legal and consulting expenses, which have been expensed as incurred.
The following table summarizes the provisional fair values of the assets acquired and liabilities assumed on November 1, 2018 ($ in thousands):
Purchase Price:
Cash and stock	$79,547
Total purchase price	79,547
Identifiable Assets:
Cash and due from banks	28,556
Investments	97,331
Loans	317,909
Bank owned life insurance	13,639
Core deposit intangible	10,203
Personal and real property	15,204
Other assets	3,054
Total assets	485,896
Liabilities and equity:
Deposits	431,276
Borrowed funds	5,369
Other liabilities	5,894
Total liabilities	442,539
Net assets acquired	43,357
Goodwill resulting from acquisition	$36,190

The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheets as of the acquisition date and at June 30, 2019, are as follows ($ in thousands):
	November 1, 2018	June 30, 2019
Outstanding principal balance	$325,509	$272,947
Carrying amount	317,909	266,883
Sunshine
On April 1, 2018, First Bancshares completed its acquisition of Sunshine, and immediately thereafter merged its wholly-owned subsidiary, Sunshine Community Bank, with and into The First. First Bancshares paid a total consideration of  $30.5 million to the Sunshine shareholders as consideration in the merger which included 726,461 shares of First Bancshares common stock and $7 million in cash.
In connection with the acquisition, First Bancshares recorded $9.5 million of goodwill and $4.1 million of core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years.
First Bancshares acquired the $173.1 million loan portfolio at an estimated fair value discount of  $4.5 million. The discount represents expected credit losses, adjusted for market interest rates and liquidity adjustments.
Expenses associated with the acquisition were $250 thousand for the six months period ended June 30, 2019. These costs included system conversion and integrating operations charges as well as legal and consulting expenses, which have been expensed as incurred.
The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheets as of the date of acquisition and at June 30, 2019, are as follows ($ in thousands):
	April 1, 2018	June 30, 2019
Outstanding principal balance	$173,052	$152,583
Carrying amount	168,561	149,665
Southwest
On March 1, 2018, First Bancshares completed its acquisition of Southwest, and immediately thereafter merged its wholly-owned subsidiary, First Community Bank, with and into The First. First Bancshares paid a total consideration of  $60.0 million to the Southwest shareholders as consideration in the merger which included 1,134,010 shares of First Bancshares common stock and $24 million in cash.
In connection with the acquisition, First Bancshares recorded $23.9 million of goodwill and $5.8 million of core deposit intangible. Goodwill is not deductible for income taxes. The core deposit intangible will be amortized to expense over 10 years.
First Bancshares acquired the $274.7 million loan portfolio at an estimated fair value discount of  $3.5 million. The discount represents expected credit losses, adjusted for market interest rates, and liquidity adjustments.
Expenses associated with the acquisition were $368 thousand for the six months period ended June 30, 2019. These costs included systems conversions and integrating operations charges, as well as legal and consulting expenses, which have been expensed as incurred.
The outstanding principal balance and the carrying amount of these loans included in the consolidated balance sheets as of the date of acquisition and at June 30, 2019, are as follows ($ in thousands):
	March 1, 2018	June 30, 2019
Outstanding principal balance	$274,669	$174,041
Carrying amount	271,150	172,343

Note 3 — First Bancshares’ Proposed Acquisition of FFB
On July 22, 2019, First Bancshares entered into entered into the merger agreement with FFB, whereby FFB will be merged with and into First Bancshares (the “First Florida Merger”). Pursuant to the merger agreement, each outstanding share of FFB stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) $5.20 in cash and (ii) 0.2570 shares of First Bancshares’ common stock. Each share of FFB common stock subject to options granted under any equity plan of FFB, or its subsidiaries, that is outstanding immediately prior to the effective time of the merger is fully vested and nonforfeitable, and must be exercised prior to the effective time of the merger in order to receive the merger consideration. Each option to purchase FFB common stock granted under any equity plan of FFB or its subsidiaries, that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and be of no further force and effect.
The following table summarizes the calculation of the purchase price and the preliminary allocation of the purchase price to the estimated fair value of assets and liabilities ($ in thousands):
Purchase Price:
Cash paid and value of stock issued		$85,128
Fair Value of assets acquired:
Cash and due from banks	$56,758
Securities, FHLB Stock and FNBB Stock	132,126
Loans, net	240,360
Mortgage loans held for sale	10,310
Buildings, furniture, fixtures and equipment	7,129
Core deposit intangible	4,670
Other Assets	5,041
Total assets acquired	$456,394
Fair value of liabilities acquired:
Deposits	387,032
Other borrowings	15,697
Other liabilities	974
Total liabilities assumed	$403,703
Fair Value of net assets acquired		52,691
Preliminary pro forma goodwill		$32,437
Note 4 — Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change:
(1)   Adjustment reflects the deferred tax impact of fair value adjustments and core deposit intangible.
(2)   Adjustment reflects elimination of historical allowance for loan losses.
(3)   Adjustment reflects payment of cash consideration of  $34.0 million and transaction costs of $6.9 million.
(4)   Adjustment reflects estimated fair value, including expected credit losses, market interest rates and liquidity adjustments.

(5)   Adjustment reflects estimated fair value of acquired core deposit intangible of  $4.7 million. The anticipated core deposit intangible will be calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts.
(6)   Adjustment reflects common stock issued in merger, net of the elimination of FFB’s historical stockholder’s equity.
(7)   Adjustment reflects the excess of the purchase price over the estimated fair value of net assets acquired.
(8)   Adjustment reflects an adjustment for the fair value of buildings.
(9)   Interest income on loans was adjusted to reflect the anticipated difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.
(10)   Interest expense on deposits was adjusted to reflect the anticipated amortization of the time deposit fair value adjustment over the remaining life of the deposits.
(11)   Adjustment to depreciation expense relating to the fair value of buildings over their estimated useful lives.
(12)   For the interim period June 30, 2019, additional nonrecurring merger related costs are expected to be: $6.9 million for FFB. These direct transaction related expenses are not included in the unaudited pro forma consolidated income statements.
(13)   Adjustment reflects the anticipated amortization of core deposit intangible over an estimated ten year useful life and calculated on a straight-line basis.
(14)   Adjustment reflects the tax impact of the pro forma acquisition accounting adjustments, as well as the tax impact due to the S Corp status at effective tax rate.
(15)   Adjustment reflects the tax impact of the pro forma acquisition accounting adjustments.

UNAUDITED COMPARATIVE PER SHARE INFORMATION
The following table sets forth for First Bancshares and FFB common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma information for First Bancshares and FPB presented below gives effect to the acquisition of FPB as if that acquisition by First Bancshares had been effective on January 1, 2018 in the case of net income per common share and dividends declared per common share. Because the FPB acquisition closed on March 2, 2019, the impact of these acquisition is included in book value per common share amount at June 30, 2019. The information presented below should be read together with the historical consolidated financial statements of First Bancshares, including the related notes, filed by First Bancshares with the SEC and incorporated by reference into this proxy statement/prospectus, and the historical consolidated financial statements of FFB, including the related notes, respectively, included elsewhere in this proxy statement/prospectus.
The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective on January 1, 2018, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the mergers and, accordingly, does not attempt to predict or suggest future results.
	First Bancshares Historical	First Bancshares FPB Pro Forma Combined(1)	FFB Historical	First Bancshares, FPB, and FFB Pro Forma Combined(2)	FFB Equivalent Pro Forma(3)
As of and for the year ended December 31, 2018
Income (loss) from continuing operations attributable to common shareholders per common share, basic	$1.63	$1.91	$0.76	$2.01	$0.86
Income (loss) from continuing operations attributable to common shareholders per common share, diluted	$1.62	$1.90	$0.74	$2.00	$0.86
Cash dividends paid per common share	$0.2000	$0.2000	$0.00	$0.2000	$0.0857
Book value per common share	$27.22	$26.41	$6.75	$28.83	$12.36
As of and for the six months ended June 30, 2019
Income (loss) from continuing operations attributable to common shareholders per common share, basic	$1.20	$1.24	$0.41	$1.28	$0.55
Income (loss) from continuing operations attributable to common shareholders per common share, diluted	$1.19	$1.23	$0.40	$1.27	$0.54

	First Bancshares Historical	First Bancshares FPB Pro Forma Combined(1)	FFB Historical	First Bancshares, FPB, and FFB Pro Forma Combined(2)	FFB Equivalent Pro Forma(3)
Cash dividends paid per common share	$0.1500	$0.1500	$0.00	$0.1500	$0.0643
Book value per common share	$27.22	$27.26	$7.46	$37.59	$16.11

(1)
The unaudited pro forma information for First Bancshares and FPB gives effect to the acquisition of FPB as if that acquisition had been effective on January 1, 2018 in the case of earnings per share and cash dividend data. Because the FPB acquisition closed on March 2, 2019, the impact of this acquisition is included in book value per common share amounts at June 30, 2019.

(2)
Pro forma combined amounts are calculated by adding together First Bancshares and FPB pro forma combined amounts, together with the historical amounts as reported by FFB, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger and an estimated 1,682,917 shares of First Bancshares common stock to be issued in connection with the merger with FFB based on the terms of the merger agreement and on the number of outstanding shares of FFB common stock and options to purchase shares of FFB common stock as of July 17, 2019.

(3)
The equivalent pro forma per share data for FFB is computed by multiplying First Bancshares, FPB, and FFB pro forma combined amounts, as defined in (2) above, by 0.4286.

COMPARATIVE MARKET PRICES AND DIVIDENDS
The First Bancshares, Inc.
First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.” As of September 10, 2019, the latest practicable date prior to this proxy statement/prospectus, there were approximately 17,123,625 shares of First Bancshares common stock outstanding, which were held by approximately 2,571 holders of record. The following table sets forth the high and low reported intra-day sales prices per share of First Bancshares common stock and the cash dividends declared per share for the periods indicated.
	First Bancshares Common Stock
	Sales Price		Dividends Declared Per Share
	High	Low
2017
First Quarter	$30.80	$26.00	$0.0375
Second Quarter	$28.75	$26.75	$0.0375
Third Quarter	$30.85	$26.35	$0.0375
Fourth Quarter	$34.70	$27.99	$0.0375
2018
First Quarter	$35.10	$30.95	$0.0500
Second Quarter	$36.60	$31.35	$0.0500
Third Quarter	$43.53	$34.80	$0.0500
Fourth Quarter
2019
First Quarter	$32.90	$29.78	$0.0700
Second Quarter	$31.65	$29.16	$0.0800
Third Quarter (through September 10, 2019)	$33.70	$28.07	$0.0500
On July 19, 2019, the last full trading day before the public announcement of the merger agreement, the closing sale price per share of First Bancshares common stock was $29.87, and on September 10, 2019, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of First Bancshares common stock was $33.08.
FFB shareholders are advised to obtain current market quotations for First Bancshares common stock and FFB common stock. The market price of First Bancshares common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Bancshares common stock before or after the effective date of the merger. Changes in the market price of First Bancshares common stock prior to the completion of the merger will affect the market value of the merger consideration that FFB shareholders will receive.
The principal sources of funds to First Bancshares to pay dividends are the dividends received from The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years. See “Description of Capital Stock — Common Stock — Dividends.”
FFB
As of the record date for the FFB special meeting, there were approximately 6,428,312 shares of FFB common stock outstanding, which were held by approximately 198 holders of record. FFB common stock is not listed on any established securities exchange or quotation system. Accordingly, there is no established public trading market for FFB common stock and as a result, any market in FFB common stock prior to the merger should be characterized as illiquid and irregular. Privately negotiated trades of FFB common stock occur from time to time without pricing information being made known to FFB management. These transactions represent privately negotiated transactions directly between the purchaser and seller and are not subject to any reporting system.
Period	Number of Transactions	Approx. No. of Shares	Price Per Share
2017
First Quarter	1	10,000	$6.00
Second Quarter	—	—	—
Third Quarter	2	43,000	$6.00 – $6.75
Fourth Quarter	—	—	—
2018
First Quarter	1	10,000	$6.75
Second Quarter	1	3,000	$6.43
Third Quarter	1	7,500	$6.63
Fourth Quarter	1	2,500	$6.00
2019
First Quarter	1	2,500	$5.40
Second Quarter	1	1,000	$6.97
FFB’s cash dividend payout policy is continually reviewed by management and the FFB board of directors. The payment of dividends depends upon a number of factors, including taxable income attributable to shareholders from FFB’s operations, capital requirements, FFB’s and First Florida Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. Future dividends are not guaranteed and will depend on FFB’s ability to pay them. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. FFB’s future payment of dividends may depend, in part, upon receipt of dividends from First Florida Bank.
Federal and state regulations also restrict the ability of First Florida Bank to pay dividends and make other capital distributions to FFB. Generally, a Florida-chartered commercial bank that meets the capital conservation buffer requirement may make capital distributions during any calendar year equal to retained net profits of the previous two calendar years and the current year-to-date earnings. First Florida Bank must maintain a capital conservation buffer consisting of common equity tier 1 capital above the required minimum levels in order to avoid limitations on capital distributions and discretionary bonus payments. This buffer is currently 2.5% of risk-weighted assets.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of First Bancshares common stock, FFB shareholders will not know at the time of the FFB special meeting the market value of the stock consideration they will receive at the effective time.
Pursuant to the merger agreement, each share of FFB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.2570 of a share of First Bancshares common stock and the cash consideration.
The market value of the stock consideration may vary from the market value on the date FFB and First Bancshares announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the FFB special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of First Bancshares common stock. Any fluctuation in the market price of First Bancshares common stock after the date of this proxy statement/prospectus will change the value of the shares of First Bancshares common stock that FFB shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of First Bancshares and FFB, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the FFB special meeting, FFB shareholders will not know the precise market value of the stock consideration they may receive at the effective time of the merger. FFB shareholders should obtain current sale prices for shares of First Bancshares common stock and FFB common stock before voting their shares at the FFB special meeting.
The merger and related transactions are subject to approval by FFB shareholders.
The merger cannot be completed unless the FFB shareholders approve the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of FFB’s common stock entitled to vote at the FFB special meeting.
Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of FFB.
If the merger is not completed, the ongoing business of FFB could be adversely affected and FFB will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
FFB being required, under certain circumstances, to pay to First Bancshares a termination fee equal to $3,392,000;

•
substantial costs incurred by FFB in connection with the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of FFB common stock.
FFB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FFB. These uncertainties may impair FFB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FFB to seek to change existing business relationships with FFB. Retention of certain employees by FFB may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with FFB or First Bancshares. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with FFB or First Bancshares, FFB’s business or the business assumed by First Bancshares following the merger could be harmed. In addition, FFB has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to FFB.
The merger agreement limits FFB’s ability to pursue an alternative acquisition proposal and requires FFB to pay a termination fee of  $3,392,000 under limited circumstances relating to alternative acquisition proposals.
Under the merger agreement, FFB has agreed that it will not, and will cause its subsidiaries and each of their representatives not to, directly or indirectly, initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal or, subject to certain exceptions, participate in any discussions or negotiations regarding an acquisition proposal or furnish or otherwise afford access to any person any information or data with respect to FFB in connection with a potential acquisition proposal. See “The Merger Agreement — No Solicitation.” The merger agreement also provides for FFB to pay to First Bancshares a termination fee in the amount of  $3,392,000 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee.” These provisions could discourage a potential competing acquirer that might have an interest in acquiring FFB from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
The merger agreement contains provisions granting both FFB and First Bancshares the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to December 31, 2019 (subject to automatic extension to March 31, 2020 if the only outstanding condition to closing is the receipt of regulatory approvals), and the right of FFB to terminate the merger agreement, subject to certain conditions, if the average closing price of First Bancshares common stock over a specified period prior to completion of the merger decreases below certain specified thresholds, or to accept a business combination transaction deemed to be superior to the merger by the FFB board of directors. If the merger is not completed, the ongoing business of FFB could be adversely affected and FFB will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions.
The completion of the merger is subject to certain conditions, including, among others, the (1) approval of the merger agreement by the holders of at least a majority of the outstanding shares of FFB common stock entitled to vote at the FFB special meeting; (2) the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods; (3) the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger; (4) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (5) each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; (6) the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered; (7) the absence of 10% or more of the outstanding shares of FFB’s common stock exercising their appraisal rights; (8) the absence of the occurrence of a material adverse effect on FFB or First Bancshares; and (9) other customary closing conditions set forth in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Merger.” While it is currently anticipated that the merger will be completed during the fourth quarter of 2019, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the merger, whether the merger will be completed at all and when FFB shareholders would receive the merger consideration, if at all.
First Bancshares and FFB may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of First Bancshares and FFB to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of First Bancshares and FFB, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of First Bancshares and FFB may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. First Bancshares and FFB, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement may be completed, approvals must be obtained from various regulatory authorities, which include the Federal Reserve Board, the OCC, and other securities and regulatory authorities. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by First Bancshares and FFB, or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger — Regulatory Approvals Required for the Merger.”
The directors and executive officers of FFB have interests in seeing the merger completed that are different from, or in addition to, those of the other FFB shareholders.
The directors and executive officers of FFB have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of FFB generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of FFB to support or approve the merger and the merger agreement. See “The Merger — Interests of FFB’s Directors and Executive Officers in the Merger.”
The opinion of FFB’s financial advisor does not reflect changes in circumstances between the date of such opinion and the completion of the merger.
FFB’s board of directors received an opinion from its financial advisor, Hovde, as to the fairness of the merger consideration from a financial point of view as of the date of such opinion. Subsequent changes in the operations and prospects of FFB or First Bancshares, general market and economic conditions and other factors that may be beyond the control of FFB or First Bancshares, may significantly alter the value of FFB or First Bancshares or the price of the shares of First Bancshares common stock by the time the merger is completed. The opinion does not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. The opinion of FFB’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “The Merger — Opinion of FFB’s Financial Advisor.”
The merger may be completed even though First Bancshares or FFB experiences adverse changes in its business.
In general, either First Bancshares or FFB may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to First Bancshares or FFB would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on First Bancshares or FFB, including the following:
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changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by governmental authorities, if such changes do not have a disproportionate impact on the affected company;

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changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

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changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

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changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

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any failure by FFB of First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

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changes in the trading price or trading volume of First Bancshares common stock (but not including the underlying causes thereof unless otherwise specifically excluded); however, FFB may terminate the merger agreement if  (i) the average closing price of First Bancshares common stock during a specified period prior to closing is less than $25.76 and (ii) First Bancshares common stock underperforms the KBW Regional Banking Index by more than 15%, unless First Bancshares elects to make a compensating adjustment to the exchange ratio; and

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the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that FFB shareholders may file putative class action lawsuits against the boards of directors of First Bancshares and/or FFB. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to First Bancshares and FFB. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of FFB and First Bancshares. Although First Bancshares and FFB have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate FFB’s business with First Bancshares successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
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the inability to successfully combine FFB’s business with First Bancshares in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

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the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

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performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. Simultaneous with the execution of the merger agreement, First Bancshares entered into employee agreements with certain key employees of FFB, the effectiveness of which is conditioned upon the completion of the merger. However, key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that FFB or First Bancshares or, following the merger, the combined company will be able to retain key employees.
The voting power of FFB shareholders will be diluted by the merger.
The merger will result in FFB shareholders having an ownership stake in the combined company that is smaller than their current stake in FFB. Upon completion of the merger of FFB with First Bancshares, we estimate that FFB shareholders will own approximately 8.95% of the issued and outstanding shares of common stock of the combined company. Consequently, FFB shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the merger than they currently exercise over the management and policies of FFB.
Future capital needs could result in dilution of shareholder investment.
First Bancshares’ board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of First Bancshares common stock. New investors may also have rights, preferences and privileges senior to First Bancshares’ shareholders which may adversely impact its shareholders.
The unaudited pro forma combined consolidated financial information included elsewhere in this proxy statement/prospectus may not be representative of the combined company’s results after the merger with FFB, and accordingly, you have limited financial information on which to evaluate the combined company.
The unaudited pro forma combined consolidated financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger with FFB been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined consolidated financial information presented elsewhere in this proxy statement/prospectus does not reflect future events that may occur after the merger. Such information is based in part on certain assumptions regarding the transactions contemplated by the FFB merger and the transactions relating thereto that First Bancshares believes are reasonable. Therefore, First Bancshares and FFB cannot assure you that the assumptions will prove to be accurate over time. For more information, see “Unaudited Pro Forma Combined Consolidated Financial Information.”
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of First Bancshares common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting First Bancshares’ or FFB’s results of operations and the market prices of shares of First Bancshares common stock. Accordingly, the historical financial results of First Bancshares and FFB and the historical market prices of shares of First Bancshares common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of First Bancshares and FFB and certain risks to consider in connection with evaluating the proposals to be considered at the FFB special meeting, see the documents incorporated by reference by First Bancshares into this proxy statement/prospectus referred to under “Where You Can Find More Information” and the information contained in FFB’s historical consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus, respectively.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, First Bancshares and FFB shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current First Bancshares and FFB shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

After the merger is completed, FFB shareholders who receive shares of First Bancshares common stock in the merger will have different rights that may be less favorable than their current rights as FFB shareholders.
After the closing of the merger, FFB shareholders who receive shares of First Bancshares common stock in the merger will have different rights than they currently have as FFB shareholders, which may be less favorable than their current rights as FFB shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of FFB and the rights of a shareholder of the combined company following the merger, see “Comparison of Rights of First Bancshares Shareholders and FFB Shareholders.”
Certain Risks Related to Tax
The merger may have adverse tax consequences.
Each of First Bancshares and FFB expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of First Bancshares and FFB to complete the merger that each party receives a tax opinion, dated as of the closing date of the merger, from its respective outside counsel to that effect. A legal opinion represents the judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service, or the IRS, or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each U.S. holder of FFB common stock generally would recognize gain or loss, as applicable, equal to the difference between (1) the sum of the fair market value of the shares of First Bancshares common stock received by such U.S. holder in the merger plus the amount of cash received by such U.S. holder in the merger and (2) such U.S. holder’s adjusted tax basis in the shares of FFB common stock surrendered in exchange therefor. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to FFB Shareholders” beginning on page 72. The tax consequences to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Risks Related to First Bancshares’ Business
There are certain risks relating to First Bancshares’ business.
You should read and consider risk factors specific to First Bancshares’ business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 142 for the location of information incorporated by reference into this proxy statement/prospectus.

THE FFB SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of FFB common stock as part of a solicitation of proxies by the FFB board of directors for use at the FFB special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of FFB common stock with information they need to know to be able to vote or instruct their vote to be cast at the FFB special meeting.
General
FFB is furnishing this proxy statement/prospectus to the holders of FFB common stock as of the record date for use at the FFB special meeting and any adjournment or postponement of the FFB special meeting.
Date, Time and Place
The FFB special meeting will be held at The Sandestin Linkside Center located at 9300 Emerald Coast Parkway West, Miramar Beach, Florida 32550, on October 18, 2019, at 9:00 a.m., Central Time, subject to any adjournment or postponement thereof.
Purpose of the FFB Special Meeting
At the FFB special meeting, FFB shareholders will be asked to consider and vote on the following:
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the merger proposal;

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the 280G proposal; and

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the adjournment proposal.

Completion of the merger is conditioned on, among other things, the approval of the merger by the FFB shareholders.
No other matter can be brought up or voted upon at the FFB special meeting.
Record Date; Shareholders Entitled to Vote
The record date for the FFB special meeting is September 9, 2019. Only record holders of shares of FFB common stock as of the close of business, on the record date are entitled to notice of, and to vote at, the FFB special meeting or any adjournment thereof. At the close of business on the record date, the only outstanding securities of FFB with a right to vote on the proposals were FFB common stock, with approximately 6,428,312 shares of FFB common stock issued and outstanding. Each share of FFB common stock outstanding on the record date is entitled to one vote on each proposal, except that the shares of common stock of FFB held by or for an ineligible shareholder will not count in the voting with respect to the 280G proposal.
Quorum and Adjournment
No business may be transacted at the FFB special meeting unless a quorum is present. Holders representing at least a majority of the issued and outstanding shares of FFB common stock entitled to vote at the FFB special meeting must be present, in person or represented by proxy, to constitute a quorum.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. If the FFB special meeting is adjourned, no notice of an adjourned FFB special meeting need be given if the new date, time and place are announced at the FFB special meeting before adjournment, and no new record date is required to be set. If the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, a new record date must be set and a new notice must be given to the shareholders as of the new record date. At any adjourned FFB special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the FFB special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned FFB special meeting.

All shares of FFB common stock represented at the FFB special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.
Vote Required for Approval; Abstentions; Failure to Vote
The required votes to approve the FFB proposals are as follows:
The Merger Proposal — Approving the merger proposal requires the affirmative vote of at a majority of the issued and outstanding shares of FFB common stock entitled to vote at the FFB special meeting. Failures to vote and abstentions will have the same effect as a vote AGAINST this proposal.
The 280G Proposal — Approving the 280G proposal requires the affirmative vote of more than 75% of the issued and outstanding shares of FFB common stock entitled to vote (excluding shares held by ineligible shareholders). Failures to vote and abstentions will have the same effect as a vote AGAINST this proposal.
The Adjournment Proposal — Approving the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter, assuming that a quorum is present.
Voting by FFB Directors and Executive Officers
At the close of business on the record date, FFB directors and executive officers and their affiliates were entitled to vote 4,018,860 shares of FFB common stock, or approximately 62.52% of the shares of FFB common stock outstanding on that date. FFB expects that its directors and executive officers and their affiliates will vote their shares in favor of the merger proposal, the 280G proposal and the adjournment proposal. Any shares of FFB common stock held by or for an ineligible shareholder will not count toward the approval of the 280G proposal.
FFB Common Stock Subject to Voting Agreements
All directors of FFB and First Florida Bank, solely in their capacity as shareholders of FFB, have entered into voting agreements with First Bancshares pursuant to which they have agreed to vote their shares of FFB common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the record date, 3,978,027 shares of FFB common stock, or approximately 61.88% of the outstanding shares of FFB common stock entitled to vote at the FFB special meeting, are bound by the voting agreements.
Voting on Proxies by Holders of Record; Incomplete Proxies
If you were a record holder of FFB common stock at the close of business on the record date, a proxy card is enclosed for your use. FFB requests that you vote your shares as promptly as possible by submitting your FFB proxy card by mail using the enclosed return envelope. If you are a registered shareholder, you may also vote via the Internet or telephone by following the instructions on the proxy card. When the accompanying proxy card is returned properly executed or if you voted via the Internet or telephone, the shares of FFB common stock represented by it will be voted at the FFB special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.
If a record holder returns an executed proxy card without an indication as to how the shares of FFB common stock represented by it are to be voted with regard to a particular proposal (except for the 280G proposal), the shares of FFB common stock represented by the proxy will be voted in accordance with the recommendation of the FFB board of directors and, therefore, such shares will be voted:
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“FOR” the merger proposal; and

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“FOR” the adjournment proposal.

If a record holder returns an executed proxy card without an indication as to how the shares of FFB common stock represented by it are to be voted with regard to the 280G proposal, the shares of FFB common stock represented by the proxy will be voted “AGAINST” the 280G proposal.

At the date hereof, the FFB board of directors has no knowledge of any business that will be presented for consideration at the FFB special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in FFB’s Notice of Special Meeting of Shareholders.
Your vote is important. Accordingly, if you were a record holder of FFB common stock on the record date, please sign, date and return the enclosed proxy card or vote via the Internet or telephone whether or not you plan to attend the FFB special meeting in person.
Shares Held in “Street Name”
If your shares of FFB common stock are held in an account with a bank, broker or other nominee, which are referred to as shares held in “street name,” the bank, broker or other nominee is considered the shareholder of record with respect to these shares and you are the beneficial owner of these “street name” shares. If your shares are held in “street name” through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.
If your shares are held in “street name,” FFB recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee.
Banks, brokers and other nominees who hold shares of FFB common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. The merger proposal, the 280G proposal and the adjournment proposal are non-routine matters. Accordingly, if your broker, bank or other nominee holds your shares of FFB common stock in “street name,” your broker, bank or other nominee will vote your shares of FFB common stock with respect to the merger proposal, the 280G proposal and the adjournment proposal only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus. If you do not provide instructions to your broker, bank or other nominee with respect to the merger proposal, the 280G proposal or the adjournment proposal, it will result in a failure to vote your shares on such proposal.
Revocability of Proxies and Changes to an FFB Shareholder’s Vote
An FFB shareholder entitled to vote at the FFB special meeting may revoke a proxy at any time before such time that the proxy card for any such holders of FFB common stock must be received at the FFB special meeting by taking any of the following actions: (1) delivering a written notice of revocation to Jennifer Baldwin, Board Secretary, First Florida Bancorp, Inc., P.O. Box 128, Destin, Florida 32540, (2) returning a duly elected proxy card and bearing a later date than the date with which your original proxy card was dated, or (3) attending the FFB special meeting and voting in person.
Merely attending the FFB special meeting will not, by itself, revoke your proxy; an FFB shareholder must cast a subsequent vote at the FFB special meeting using forms provided for that purpose. The last valid vote that FFB receives before the polls close at the FFB special meeting is the vote that will be counted.
If you hold your shares in “street name” through a bank, broker or other nominee (referred to in this proxy statement/prospectus as a “beneficial owner”), you must contact such bank, broker or nominee if you desire to revoke your proxy as described above.
Recommendation of the FFB Board of Directors
The FFB board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of FFB and its shareholders, and it adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement. The FFB board of directors also unanimously determined (with Mr. Wilson abstaining), that the 280G proposal is in the best interests of FFB and its shareholders.
Accordingly, the FFB board of directors unanimously recommends that FFB shareholders vote as follows:
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“FOR” the merger proposal;

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“FOR” the 280G proposal; and

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“FOR” the adjournment proposal.

Holders of FFB common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement.
Solicitation of Proxies
The FFB board of directors is soliciting proxies for the FFB special meeting from holders of its FFB common stock entitled to vote at the FFB special meeting. In accordance with the merger agreement, FFB will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by FFB’s officers, directors and regular employees, without additional remuneration, in person, by telephone or other means of communication.
FFB will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of FFB common stock. FFB may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
Appraisal Rights
Holders of FFB common stock are entitled, with respect to the merger, to exercise rights of appraisal provided for under the Florida Business Corporation Act, as amended, or the FBCA, any successor statute, or any similar appraisal or dissenters’ rights. This means that you are legally entitled to receive payment in cash equal to the fair value of your shares of FFB common stock instead of receiving the merger consideration. A copy of the sections of the FBCA pertaining to rights of appraisal is provided as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. For further information, see “The Merger — Appraisal Rights.” Pursuant to the merger agreement, the merger may not be completed if appraisal rights are properly asserted with respect to 10% or more of the outstanding shares of FFB common stock.
Attending the FFB Special Meeting; Voting in Person
Only record holders of FFB common stock at the close of business on the record date, their duly appointed proxies, and invited guests may attend the FFB special meeting. However, only holders of FFB common stock will be entitled to vote.
A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee who desires to attend the FFB special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of FFB common stock who desires to attend the FFB special meeting in person must also bring the validly executed proxy naming such person as the proxy holder, signed by the FFB shareholder of record, and proof of the signing shareholder’s record ownership as of the record date.

Assistance
If you need assistance in completing your proxy card, have questions regarding the FFB special meeting or would like additional copies of this proxy statement/prospectus, please contact Jennifer Baldwin, Board Secretary, at (850) 269-1201.

THE FFB SPECIAL MEETING PROPOSALS
Merger Proposal
FFB is asking its shareholders to approve the merger agreement and the transactions contemplated thereby. FFB urges FFB shareholders to read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger of FFB with and into First Bancshares. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the FFB board of directors has unanimously adopted and approved the merger agreement and the transactions it contemplates, including the merger. The FFB board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of FFB and its shareholders. See “The Merger — FFB’s Reasons for the Merger” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Brand board recommendation.
280G Proposal
FFB is asking its shareholders to approve the 280G proposal in order that FFB and S. Brett Wilson, Donald Collins, and Tammy Winters may avoid any potential adverse tax consequences for FFB and such individuals under Sections 280G and 4999 of the Code.
In connection with the merger, S. Brett Wilson, Donald Collins, and Tammy Winters may receive certain compensatory payments that could have had adverse tax consequences for FFB and such individuals under Sections 280G and 4999 of the Code and the regulations promulgated and rulings thereunder, collectively referred to as the golden parachute rules, if they had not executed waivers (as more fully explained and defined below). Therefore, FFB is asking its shareholders to approve the following payments to Messrs. Wilson and Collins and Ms. Winters, in accordance with the 280G proposal: the 2019 base salary increases, the 2018 annual bonus payments, the FFB retention bonus agreement payment for Mr. Wilson, the FFB termination agreement payments, and the severance benefits and retention bonuses included in the new employment agreements with The First, each as further described below.
Golden Parachute Excise Tax
Under the golden parachute rules, payments of compensation that are made to specified “disqualified individuals,” including officers, certain highly compensated individuals, and certain significant shareholders and equity holders, that (i) are treated as contingent on a change in control of a corporation and (ii) in aggregate exceed three times the individual’s “base amount” as determined in accordance with the golden parachute rules minus one dollar, which we refer to as such individual’s safe harbor amount, may be characterized as “parachute payments” subject to adverse tax treatment. The base amount is generally an individual’s average annual taxable compensation from the corporation (or a related corporation) for the five years preceding the year of the change in control (or for the period of employment with the payor corporation if less than five years). All parachute payments in excess of one times the base amount are referred to as “excess parachute payments.” Each of Messrs. Wilson and Collins and Ms. Winters is a disqualified individual.
Shareholder Vote Exception for Privately Held Corporations
In general, excess parachute payments are nondeductible by the payor corporation and subject to a 20% excise tax on the disqualified individual (in addition to any regular income taxes due with respect to such payments). However, an exception to the foregoing treatment applies in the case of payments made by non-publicly traded corporations like FFB if a disqualified individual’s receipt or retention of the payments is approved by a separate vote of shareholders possessing more than 75% of the voting power of all outstanding stock of the corporation (excluding from both the numerator and the denominator in such calculation shares held by ineligible shareholders), and prior to such vote, there is adequate disclosure to all shareholders entitled to vote of the material facts concerning such payments. FFB is seeking shareholder approval with respect to the portions of the payments to Messrs. Wilson and Collins and Ms. Winters that exceed each of their respective safe harbor amounts. We refer to these excess portions as excess amounts. This vote will be conducted on a “slate” basis. This means you must vote to approve or disapprove the excess amounts of all three disqualified individuals — you may not vote on the excess amounts separately for each disqualified individual.
Valuation of the Payments
The discussion below sets forth the material facts of the payments to the disqualified individuals and FFB’s estimate of the value of the payments under the valuation rules set forth in the golden parachute rules, which value we refer to as the estimated Section 280G value. The calculation of the estimated Section 280G value of the payments under the golden parachute rules is highly complex and issues often arise for which there is no authoritative guidance. Final values may only be determined after the merger has been consummated or upon other subsequent events. Accordingly, it is not certain if all of the payments described below would in fact constitute excess parachute payments.
In applying the valuation principles of the golden parachute rules, FFB has made assumptions and judgments that it believes to be conservative so as to result in the payments having an estimated Section 280G value at the high end of the range of values reasonably determinable under the golden parachute rules based on information available as of the date of this proxy statement/prospectus. It is important to note that the actual Section 280G valuation of the payments under the golden parachute rules may turn out to be higher or lower than the estimates provided below. As a result, the 280G proposal, if approved, will be in respect of the excess amounts as finally determined, rather than the estimated amounts described below.
Effect of Shareholder Vote
Each of the three disqualified individuals has executed an irrevocable waiver that provides that if the FFB shareholders do not approve the 280G proposal, each disqualified individual forfeits his or her right to receive and/or retain his or her excess amounts, as applicable, in accordance with the terms of the disqualified individual’s waiver. If the FFB shareholders approve the 280G proposal, each disqualified individual will be entitled to retain and/or receive the entire amount of his or her payments (including any excess amounts). (Each waiver will be void in the event the merger proposal is not approved by the shareholders or the merger agreement is terminated pursuant to its terms).
The vote to approve the 280G proposal is entirely separate from, and not contingent or otherwise conditioned on, the vote to approve the merger proposal, and, while they may do so, shareholders that approve the merger proposal are not required to approve the 280G proposal. The ineligible shareholders (the three disqualified individuals and shareholders whose holdings would be attributed to such individuals) hold 25,000 shares of FFB common stock as of the date of this proxy statement/prospectus. These shares will not count in the voting with respect to the 280G proposal and thus will be disregarded in both the numerator and denominator in determining whether more than 75% of shares are voted in favor of the 280G proposal.
For purposes of the shareholder approval rules discussed above, any FFB shareholder that is an entity shareholder may exercise its vote through any person authorized by such entity shareholder to approve the payment. But if the individual authorized to vote the entity shareholder’s shares is a disqualified individual, the entity must designate someone who is not a disqualified individual to vote the shares. Moreover, if a substantial portion of the assets of an entity shareholder consists (directly or indirectly) of the stock of FFB (i.e., the fair market value of the FFB common stock equals or exceeds 1/3 of the total gross fair market value of all of the assets of the entity shareholder) and the value of such stock is greater than 1% of the total value of the outstanding common stock of FFB, the payments must be approved by separate vote of the persons who, immediately before the change in control, own more than 75% of the voting power of the entity shareholder in accordance with the normal voting rules of such entity shareholder.

Description of the Payments
2019 Base Salary Increases
Under the terms of an arrangement with FFB that became effective in 2019, each of the three disqualified individuals received an increase with respect to the amount of his or her annual base salary that will be effective until the closing of the merger. Under the golden parachute rules, there is a rebuttable presumption that any payment made pursuant to an agreement entered into (or modified) within one year before the date of a change in control is presumed to be contingent on the change in control (and thus may be treated as a parachute payment under the golden parachute rules), unless the contrary is established by clear and convincing evidence. The table below lists the total estimated Section 280G value that could be attributable to the base salary increases, which value is calculated assuming that the one-year presumption is not rebuttable and that the closing of the merger occurs on November 30, 2019.
Disqualified Individual	Estimated Total Section 280G Value of the 2019 Base Salary Increases
S. Brett Wilson	$40,000
Donald Collins	$17,500
Tammy Winters	$17,500
2018 Annual Bonus Payments
In December 2018, each of the three disqualified individuals received a cash payment relating to an annual bonus arrangement of FFB. Even though the 2018 annual bonus payments are not directly payable as a result of the merger, under the one-year presumption, some or all of the 2018 annual bonus payments could be treated as a parachute payment for purposes of the golden parachute rules. The table below lists the total estimated Section 280G value that could be attributable to the 2018 annual bonus payments, which value is calculated assuming that the one-year presumption is not rebuttable.
Disqualified Individual	Estimated Total Section 280G Value of the 2018 Annual Bonus Payments
S. Brett Wilson	$85,000
Donald Collins	$40,000
Tammy Winters	$50,000
FFB Retention Bonus Agreement Payment
In connection with the merger, S. Brett Wilson entered into a bonus agreement with FFB pursuant to which he will receive $50,000 upon the closing date of the merger, provided that he remains employed with FFB through the closing of the merger. Because this bonus is only payable in connection with the merger, the entire bonus payment could be treated as a parachute payment for purposes of the golden parachute rules. The table below lists the total estimated Section 280G value that could be attributable to the FFB retention bonus agreement payment.
Disqualified Individual	Estimated Total Section 280G Value of the FFB Retention Bonus Agreement Payment
S. Brett Wilson	$50,000
Donald Collins	—
Tammy Winters	—
FFB Termination Agreement Payments
In connection with the merger, each of the three disqualified individuals entered into an Agreement to Terminate Employment with FFB. Pursuant to terms of these agreements, the employment agreement with FFB for each of the disqualified individuals will terminate upon the closing of the merger and, in consideration therefore, each of the disqualified individuals will become entitled to receive a lump-sum payment in connection with the closing of the merger. Because the termination agreement payments are only payable in connection with the merger, the entire amount of the termination agreement payments could be treated as a parachute payment for purposes of the golden parachute rules. The table below lists the total estimated Section 280G value that could be attributable to the termination agreement payments.
Disqualified Individual	Estimated Total Section 280G Value of the FFB Termination Agreement Payments
S. Brett Wilson	$300,000
Donald Collins	$173,000
Tammy Winters	$190,000
New Employment Agreement — Severance Benefits
In connection with the merger, on July 16, 2019, each of the three disqualified individuals entered into an 18-month employment agreement with The First, which we refer to as the new employment agreement, that provides for the following types of severance benefits in the event that the disqualified individual’s employment is involuntarily terminated by The First without cause prior to the end of the term: (a) base salary for the remainder of the 18-month term; and (b) employer-paid continued insurance premium costs to the disqualified individual for health coverage (or the provision to the disqualified individual of monthly cash payments equal to the cost of such coverage) for the remainder of the 18-month term. Although it is not currently anticipated that the employment of the disqualified individuals will be terminated in such circumstances as would give rise to the payment of these severance benefits, in the event that the employment of a disqualified individual is terminated and the disqualified individual receives severance benefits, depending on the facts of such termination, the severance benefits could be treated as a parachute payment for purposes of the golden parachute rules. Assuming a termination of employment with respect to the disqualified individuals immediately after the closing of the merger under circumstances that would entitle them to receive the severance benefits, the table below lists the total estimated Section 280G value that could be attributable to the severance benefits.
Disqualified Individual	Estimated Total Section 280G Value of the Severance Benefits
S. Brett Wilson	$369,264
Donald Collins	$246,264
Tammy Winters	$262,700
New Employment Agreement — Retention Bonuses
The new employment agreement also provides for the payment of a retention bonus in the form of common stock of First Bancshares. The shares will be granted to a disqualified individual who remains employed by The First on the “Grant Date,” which is the last day of the 18-month term and who substantially maintains his or her existing customer base throughout the 18-month term. The shares will become vested if either (a) the disqualified individual remains employed by The First on the third anniversary of the Grant Date or (b) The First terminates the employment of the disqualified individual without cause after the Grant Date but prior to the third anniversary of the Grant Date. Under the one-year presumption, some or all of the retention bonuses could be treated as a parachute payment for purposes of the golden parachute rules if and when the shares vest in the future. Because the potential parachute payment value (if any) can only be determined after the shares vest according to their terms after the closing of the merger, the actual parachute payment value (if any) attributable to the retention bonuses cannot be determined at this time. The table below lists the number of shares of First Bancshares common stock that could be granted under the terms of the retention bonuses and the total estimated Section 280G value that could be attributable to the retention bonuses, which value is calculated assuming that the fair market value of First Bancshares common stock on the vesting date is $32.18 per share.

Disqualified Individual	Number of The First Common Shares	Estimated Total Section 280G Value of the Retention Bonuses
S. Brett Wilson	1,500	$48,270
Donald Collins	1,000	$32,180
Tammy Winters	1,000	$32,180
Requested Shareholder Approval
The total estimated Section 280G value of the payments, the safe harbor amount, and the estimated value of the excess amounts that shareholders are being asked to approve for the three disqualified individuals are set forth in the following table:
Disqualified Individual	Estimated Total Section 280G Value of the Payments	Safe Harbor Amount	Estimated Value of the Excess Amounts Submitted for Shareholder Approval under the 280G Proposal
S. Brett Wilson	$892,534	$744,836	$147,698
Donald Collins	$508,944	$454,049	$54,895
Tammy Winters	$552,380	$440,488	$111,892
If the FFB shareholders approve the 280G proposal as required under the golden parachute rules, each disqualified individual will retain his or her right to receive the full amount of his or her payments under the terms and conditions described above, and neither the payor nor the disqualified individual will be subject to the adverse tax consequences described above. If the FFB shareholders do not approve the 280G proposal as required under the golden parachute rules, then the excess amounts will not be paid to or retained by the disqualified individuals.
Adjournment Proposal
If, at the FFB special meeting, the number of shares of FFB common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal or the 280G proposal, FFB may move to adjourn the FFB special meeting in order to enable the FFB board of directors to solicit additional proxies for approval of the merger proposal. In that event, FFB’s shareholders will be asked to vote upon the adjournment proposal and not the merger proposal or the 280G proposal.
In the adjournment proposal, FFB is asking its shareholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the FFB board of directors to adjourn the FFB special meeting to another time and place for the purpose of soliciting additional proxies. If FFB’s shareholders approve the adjournment proposal, FFB could adjourn the FFB special meeting and any adjourned session of the FFB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from FFB shareholders who have previously voted. If a quorum is not present at the meeting, the meeting will not be convened to conduct business and neither the merger proposal, the 280G proposal, nor the adjournment proposal will be considered. In the absence of a quorum, FFB may adjourn the meeting to a later date or time to solicit additional proxies.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of First Bancshares’ and FFB’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of FFB by First Bancshares pursuant to the merger of FFB with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, First Florida Bank, a wholly owned bank subsidiary of FFB, will be merged with and into The First, a wholly owned bank subsidiary of First Bancshares, with The First as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
If the merger is completed, each share of FFB common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of shareholders exercising appraisal rights) will be converted into the right to receive (i) $5.20 in cash, which we refer to as the cash consideration, and (ii) 0.2570 shares of First Bancshares common stock, which we refer to as to the stock consideration. The stock consideration and the cash consideration are collectively referred to as the merger consideration. Each share of FFB common stock subject to vesting restrictions granted under FFB stock plans that is outstanding immediately prior to the effective time of the merger will vest and be converted automatically into the right to receive the merger consideration. Each option to purchase FFB common stock granted under any FFB stock plan that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and be of no further force and effect.
FFB may terminate the merger if  (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $25.76, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $30.30) is more than 15% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $99.07); provided, however, First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of the merger agreement.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. FFB shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Bancshares common stock (rounded to the nearest one hundredth of a share) by the average closing price of First Bancshares common stock as reported on the NASDAQ Stock Market for the 10 trading days ending on the trading day immediately prior to the date that is five days prior to the closing date.
FFB shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of FFB’s ongoing effort to improve its community banking franchise and enhance shareholder value, the FFB Board and FFB’s management have periodically reviewed various strategic alternatives, including continuing to operate as an independent institution, merging with or acquiring another community bank or branch offices, and selling to a larger financial institution. As a part of these periodic reviews, the FFB Board considered the future prospects of FFB and First Florida Bank, developments in the regulatory environment, current and anticipated future economic conditions, and trends in the financial services industry, including the ongoing consolidation in the industry as well as capital market conditions, competition from banks and other financial services institutions and the desire of FFB’s chief executive officer and chief financial officer to retire. Hovde Group, LLC advised the FFB Board as part of this process and, on November 9, 2018, FFB formally engaged Hovde as its financial advisor to explore a possible sale of FFB, and expressed a goal of obtaining all or substantial portion of the purchase price in cash.
In mid-November and early December 2018, FFB and Hovde reached out to three potential buyers, one of whom expressed interest in acquiring FFB, and entered into a mutual non-disclosure agreement in late January 2019. Through late April 2019, the parties conducted mutual due diligence and negotiated the terms and conditions of an all cash merger. On April 29, the chief executive officer and principal shareholder of the potential buyer informed FFB that, for personal and family reasons, he had decided not to proceed with a transaction with FFB.
Hovde then contacted 12 new potential buyers, including First Bancshares. Of the 12, First Bancshares and 3 others expressed interest in exploring a possible transaction with FFB. First Bancshares and two of the other three executed non-disclosure agreements and subsequently commenced due diligence of FFB and had preliminary meetings with FFB management.
On May 15, 2019, First Bancshares submitted an offer to purchase FFB in a merger for $13.00 per share of FFB common stock, with 35% of the merger consideration payable in cash and 65% in shares of First Bancshares common stock. The next day, Hovde informed the other three interested candidates that FFB had received an offer, but each of the three stated that they were not in a position to make a counteroffer at that time.
On May 17, 2019, the FFB board of directors met to discuss the First Bancshares offer and instructed management to seek a larger percentage of cash. On May 20, 2019, the parties executed a letter of in intent, with a 60-day exclusivity period, providing for First Bancshares to acquire FFB by merger, for $13.00 per share of FFB common stock, with 40% of the merger consideration payable in cash and 60% in shares of First Bancshares common stock.
Commencing immediately afterward, the parties conducted mutual due diligence, including an on-site FFB credit review and in-person management meetings. On June 5, 2019, Alston & Bird, counsel to First Bancshares, distributed a draft merger agreement to Jones Day, counsel to FFB, and, over the next six weeks, the parties continued negotiating the terms of the merger agreement while they finalized their respective due diligence investigations.
On July 18, 2019, the First Bancshares board of directors held a special meeting to review and approve the proposed merger and merger agreement.
On July 19, 2019, the FFB board of directors held a special meeting. At this meeting, the FFB board reviewed the merger agreement’s terms and conditions and discussed with Jones Day the directors’ fiduciary duties. Hovde presented its financial analysis of the merger consideration and delivered to the board its written opinion to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to FFB’s shareholders. Following a full discussion of the terms of the merger, as well as the employment of and payments to certain FFB officers and employees, FFB’s board of directors unanimously voted to approve the merger agreement, including the merger, and unanimously determined to recommend the merger agreement to the FFB shareholders. The approval also contemplated seeking, to the extent necessary, approval of any compensation arrangements requiring shareholder approval to avoid the federal income tax effects of Section 280G. See “FFB Special Meeting Proposals — 280G Proposal.”
On July 22, 2019, the parties executed and delivered the merger agreement, the bank merger agreement, and all related documents described under “Ancillary Agreements.” The merger agreement was publicly announced that day.
First Bancshares’ Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as part of the merger consideration, the First Bancshares board of directors considered a number of factors, including the following material factors:
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each of First Bancshares’ and FFB’s business, operations, financial condition, asset quality, earnings and prospects;

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the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

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the opportunity to strategically expand in the Destin, Fort Walton, Crestview and Panama City, Florida;

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the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the potential efficiencies of scale resulting from the increased size of First Bancshares following the merger;

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its understanding of the current and prospective environment in which First Bancshares and FFB operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Bancshares both with and without the proposed transaction;

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its review and discussions with First Bancshares’ management concerning the due diligence investigation of FFB, including its review of FFB’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

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the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the structure of the transaction as a combination in which the combined company would operate under the First Bancshares brand and First Bancshares’ board of directors and management would have substantial participation in the combined company;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

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the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of FFB’s business between the date of the merger agreement and the date of completion of the merger.

First Bancshares’ board of directors also considered potential risks relating to the merger including the following:
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First Bancshares management’s attention and First Bancshares resources may be diverted from the operation of First Bancshares’ business and towards the completion of the merger;

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First Bancshares may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of FFB’s operations with First Bancshares;

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the nature and amount of payments and other benefits to be received by FFB management in connection with the merger pursuant to existing FFB plans and compensation arrangements and the merger agreement;

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the substantial costs that First Bancshares will incur in connection with the merger even if they are not consummated;

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approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs; and

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possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the First Bancshares board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the First Bancshares board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as part of the merger consideration, the First Bancshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Bancshares board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.
FFB’s Reasons for the Merger
The FFB board of directors consulted with FFB management, as well as FFB’s financial and legal advisors, regarding the merger agreement, the merger and the transactions contemplated by the merger agreement. The following material factors were considered by the board to approve the merger agreement and the merger and to recommend these to FFB’s shareholders for approval:
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the current and prospective environment in which FFB operates, including national, regional and local economic conditions, the competitive environment for financial institutions, especially in FFB’s markets, the increased regulatory burdens on financial institutions, the competition from banks and non-banks, and the uncertainties in the regulatory and economic climate going forward;

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the results that could be expected to be obtained by FFB if it continued to operate independently, and the likely benefits to shareholders of continued independent operations, as compared to the value of the consideration to be received by FFB’s shareholders as a result of the merger;

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the amount of consideration offered, in relation to the market value, book value per share, core deposits, earnings per share and projected earnings per share, and discounted cash flow analyses of FFB;

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the form of merger consideration offered, including the opportunity for FFB shareholders to receive shares of First Bancshares common stock and cash on a partially tax-free basis for U.S. federal income tax purposes;

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the value and marketability of First Bancshares common stock compared to FFB common stock;

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the opinion of Hovde Group LLC, FFB’s financial advisor, delivered to the FFB board of directors on July 19, 2019 at meeting, to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations described at the meeting and set forth in the opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to FFB’s shareholders.

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The FFB board considered other factors, including:

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the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, a provision that permits FFB’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire FFB and a provision providing for FFB’s payment of a termination fee to First Bancshares if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to FFB at a higher price than that contemplated by the merger with First Bancshares;

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the likelihood that the regulatory approvals needed to complete the transaction would be obtained in a reasonable amount of time without materially burdensome conditions;

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the likelihood of successful integration and the successful operation of the combined company;

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the effects of the merger on FFB’s employees, customers and communities, including the prospects for continued employment, and the severance pay and other benefits agreed to be provided to FFB employees; and

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the desire of the FFB’s chief executive officer and chief financial officer, who are 69 and 68 years old, respectively, to retire.

In the course of its deliberation, the FFB board also considered a variety of risks and other countervailing factors, including:
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the risks and costs to FFB if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on customers and business relationships, as well as the costs of the transaction;

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the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that FFB would be obligated to pay a termination fee to First Bancshares under certain circumstances; and

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the need for successor management, if the chief executive officer and chief financial officer retired absent the merger.

The FFB board also considered the potential risks associated with the merger, including the need to obtain approval by FFB shareholders, as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings. The FFB board also considered the structural protections included in the merger agreement such as the ability of FFB to terminate the merger agreement in the event of any change or development affecting First Bancshares which has, or is reasonably likely to have, a material adverse effect on First Bancshares and which is not cured within 30 days after notice or cannot be cured prior to consummation of the merger.
The foregoing discussion of the information and factors considered by the FFB board of directors is not intended to be exhaustive, but includes the material factors considered by the FFB board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the FFB board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FFB board considered all these factors as a whole, including discussions with, and questioning of, FFB’s management and FFB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the FFB board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of FFB and its shareholders, and adopted and approved the merger agreement and the transactions contemplated by it. The FFB board of directors recommends that the FFB shareholders vote “FOR” the merger proposal.
Opinion of FFB’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of FFB’s financial advisor, Hovde Group, LLC, are described below. Capitalized terms not otherwise defined in the following summary and description shall have the meanings as set forth in this proxy statement/prospectus. The summary and description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of FFB. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by FFB, First Florida Bank, First Bancshares or The First. You should review the copy of the fairness opinion, which is attached as Annex B.
Hovde acted as FFB’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with FFB and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with FFB. FFB’s board of directors selected Hovde to act as FFB’s financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with FFB’s board of directors and, on July 19, 2019, delivered a written opinion to FFB’s board of directors that, subject to the review, assumptions and limitations set forth in the opinion, the total value of the merger consideration to be paid to the holders of common stock of FFB by First Bancshares in connection with the merger is fair from a financial point of view.In requesting Hovde’s advice and opinion, no limitations were imposed by FFB upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Annex B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to FFB’s board of directors and addresses only the fairness of the merger consideration to be received by the holders of common stock of FFB pursuant to the merger agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion does not constitute a recommendation to FFB as to whether or not FFB should enter into the merger agreement or to any shareholders of FFB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of FFB or First Florida Bank relative to the amount of consideration to be paid with respect to the merger. Hovde’s opinion should not be construed as implying that the merger consideration is necessarily the highest or best price that could be obtained by the holders of common stock of FFB in a sale, merger, or combination transaction with a third party. Other than as specifically set forth in its opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of FFB or First Bancshares.
FFB engaged Hovde on November 5, 2018, to serve as a financial advisor to FFB in connection with the proposed merger and to issue a fairness opinion to FFB’s board of directors in connection with the proposed transaction. Pursuant to FFB’s engagement agreement with Hovde, Hovde received from FFB a fairness opinion fee of  $100,000 due upon the delivery of the fairness opinion to FFB and to be fully credited one time against any completion fee due Hovde. Upon the consummation of the merger, Hovde will receive a completion fee equal to 1.0% of the total value of the merger consideration, less the fairness opinion fee. Based upon Hovde’s assumption for purposes of its analysis and opinion that the total value of the merger consideration will be $84,538,708 (as set forth below), the completion fee due Hovde upon the consummation of the merger will be approximately $845,387, less the $100,000 credit for the fairness opinion fee, resulting in a net completion fee due Hovde of approximately $745,387. In addition to Hovde’s fees, and regardless of whether the merger is consummated, FFB has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses. FFB has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this present engagement, in the past two years preceding the date of its opinion, Hovde has not provided investment banking or financial advisory services to FFB for which it received a fee. During the past two years preceding the date of its opinion, Hovde has provided investment banking and financial advisory services related to a merger and acquisition transaction and a capital markets transaction and has received aggregate fees from First Bancshares of  $1,224,750 of which $878,250 was related to financial advisory services for a merger and acquisition transaction and $346,500 was related to a capital markets transaction. Hovde or its affiliates may presently or in the future seek or receive compensation from First Bancshares in connection with future transactions or in connection with potential advisory services and corporate transactions. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, FFB or First Bancshares or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Bancshares for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been, and there currently are, no mutual agreements regarding any future material transactions between Hovde and First Bancshares.
Pursuant to the merger agreement, FFB shall merge with and into First Bancshares. First Bancshares shall be the surviving company in the merger and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the effective time of the merger, the separate corporate existence of FFB shall cease. Immediately after the merger, First Florida Bank shall be merged with and into The First, in accordance with the provisions of applicable federal banking laws and regulations, and The First shall be the surviving bank, which we refer to as the bank merger. The bank merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and First Bancshares and FFB, as the sole shareholders of The First and First Florida Bank, respectively, shall have approved a separate merger agreement in the form attached to the merger agreement as Exhibit B, and shall have caused the bank plan of merger to be executed and delivered by The First and First Florida Bank simultaneously with the execution and delivery of the merger agreement.
Pursuant to the merger agreement, at the effective time of the merger, automatically by virtue of the merger and without any action on the part of the parties or any shareholder of FFB, each share of FFB common stock (excluding dissenting shares and FFB cancelled shares) issued and outstanding at the effective time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) $5.20 in cash, which we refer to as the per share cash consideration and (ii) 0.2570 of a share of First Bancshares common stock, which we refer to as the per share stock consideration and together with the per share cash consideration as the merger consideration. Based upon the closing price on July 17, 2019 of First Bancshares common stock of  $30.00 per share, the per share value of the merger consideration is assumed to be $12.91 per share of FFB common stock. Hovde was informed by FFB that as of July 17, 2019 there were 6,395,812 shares of FFB common stock outstanding and 152,500 FFB options outstanding. For purposes of its analysis, Hovde assumed with FFB’s consent that all FFB options will be exercised on or prior to the effective time of the merger. Consequently, Hovde assumed for purposes of its analysis and opinion that the total number of FFB shares outstanding as of the effective time of the merger will be 6,548,312 and therefore the total value of the merger consideration will be $84,538,708.
Hovde noted that pursuant to Section 7.01(i), the merger agreement may be terminated by FFB, if the board of directors of FFB so determines at any time during the five (5) day period commencing prior to the determination date, if, and only if, both of the following conditions are satisfied: (i) the number obtained by dividing the average closing price of First Bancshares common stock for the ten trading days ending on the trading day immediately prior to the determination date by $30.30, which we refer to as the First Bancshares ratio, is less than 0.85; and (ii) the First Bancshares ratio is less than the number obtained by (1) dividing the average of the index price for ten trading days ending on the trading day immediately prior to the determination date by the index price on the date of the merger agreement, which we refer to as the index ratio, and (2) subtracting 0.15 from such quotient. If FFB elects to exercise its termination right under Section 7.01(i), it shall give prompt written notice thereof to First Bancshares. Within five (5) business days following its receipt of such notice, First Bancshares shall have the option to adjust the per share cash consideration and/or the per share stock consideration such that the per share value of the merger consideration (calculated using the First Bancshares average stock price) is equal to or greater than the lesser of either (a) an amount equal to the per share cash consideration (prior to any adjustment pursuant to Section 7.01(i)) plus the product of the $30.30, the per share stock consideration (prior to any adjustment pursuant to this Section 7.01(i)), and 0.85; or (b) an amount equal to the per share cash consideration (prior to any adjustment pursuant to Section 7.01(i)) plus an amount equal to (A) the product of the index ratio, 0.85, the per share stock consideration (prior to any adjustment pursuant to Section 7.01(i)), and the First Bancshares average stock price, divided by (B) the First Bancshares ratio. If First Bancshares so elects, it shall give written notice to FFB of such election and the amount of increase in the per share merger consideration within the five business day period following its receipt of notice of termination from FFB, whereupon no termination shall have occurred pursuant to Section 7.01(i) and the merger agreement shall remain in full force and effect in accordance with its terms (except that the merger consideration shall have been so modified). Notwithstanding anything to the contrary in Section 7.01(i), the per share cash consideration and the per share stock consideration shall not be adjusted or otherwise fixed in any manner that would be reasonably likely to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, unless FFB and First Bancshares so agree in writing. Hovde further noted that the merger agreement may be terminated prior to the effective time of the merger if any of the conditions of Section 7 of the merger agreement are met. In the event the merger agreement is terminated pursuant to Section 7.01, FFB shall pay First Bancshares the amount of  $3,392,000, or the termination fee.
For purposes of its fairness opinion, Hovde assumed that the merger agreement will not be terminated, that there will be no adjustment to the merger consideration, that FFB will have sufficient cash to fund the aggregate per share cash consideration, and that the merger will be consummated in accordance with the terms of the merger agreement.
As used herein below, the term “FFB” shall refer to First Florida Bank and FFB collectively as each is defined herein above.
The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of all of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde. During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)
reviewed a draft of the merger agreement dated July 18, 2019, as provided to Hovde by FFB;

(ii)
reviewed unaudited internal financial statements of First Bancshares and FFB for the six-month period ended June 30, 2019;

(iii)
reviewed audited financial statements of First Bancshares and FFB for the twelve-month period ended December 31, 2018;

(iv)
reviewed certain historical publicly available business and financial information concerning First Bancshares and FFB;

(v)
reviewed certain internal financial and operating data concerning FFB;

(vi)
worked with FFB to develop a financial forecast for FFB;

(vii)
discussed with certain members of senior management of FFB the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of FFB and First Bancshares; FFB’s and First Bancshares’s historical financial performance; and their assessment of the rationale for the merger;

(viii)
reviewed and analyzed materials detailing the merger prepared by FFB, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger, which we refer to as the merger adjustments;

(ix)
discussed with certain members of senior management of First Bancshares and their financial advisor the future prospects of First Bancshares and certain assumptions related to the merger, including the estimated amount and timing of the cost savings and related expenses;

(x)
analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics Hovde deemed relevant, giving effect to the merger based on assumptions relating to the merger adjustments;

(xi)
assessed current general economic, market and financial conditions;

(xii)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xiii)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry;

(xiv)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xv)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the effective date of the merger there would be, no material changes in the financial condition and results of operations of FFB or First Bancshares since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by FFB and First Bancshares are true and complete. Hovde relied upon the management of FFB as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by FFB, and Hovde assumed such forecasts, projections and other forward-looking information have been reasonably prepared by FFB on a basis reflecting the best currently available information and FFB’s judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by FFB to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by FFB or First Bancshares or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde relied on the assurances of the respective managements of FFB and First Bancshares that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the merger agreement would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for FFB and First Bancshares are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and has not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of FFB or First Bancshares, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals; nor did Hovde review any loan or credit files of FFB or First Bancshares.
Hovde has undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which FFB or First Bancshares is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with FFB’s consent, that neither FFB nor First Bancshares is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hovde relied upon and assumed with FFB’s consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by FFB or any other party to the merger agreement and that the final agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. FFB has advised

Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on FFB or First Bancshares or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on FFB or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board or FFB; (iii) any other strategic alternatives that might be available to FFB; or (iv) whether First Bancshares has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.
Hovde’s opinion is based solely upon the information available to them and described above and the economic, market and other circumstances as they exist as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.
In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to FFB’s board of directors on July 19, 2019 in connection with the delivery of Hovde’s fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia announced since January 1, 2017, in which the target’s total assets were between $250 million and $750 million, last-twelve-months return on average assets were greater than 0.80%, nonperforming assets to total assets were less than 2.00% and tangible equity to tangible assets was greater than 8.00%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2017, in which the target’s total assets were between $350 million and $750 million, last-twelve-months return on average assets were greater than 0.90%, nonperforming assets to total assets were less than 2.00% and tangible equity to tangible assets was greater than 8.00%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of the end of the quarter immediately preceding the announcement of the transaction and income statement data for the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (11 transactions for the Regional Group and 18 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
BancorpSouth Bank (MS)	Summit Financial Enterprises, Inc. (FL)

Regional Group:
Buyer (State)	Target (State)
United Community Banks, Inc. (GA)	First Madison Bank & Trust (GA)
CapStar Financial Holdings, Inc. (TN)	Athens Bancshares Corporation (TN)
Seacoast Banking Corporation of FL (FL)	First Green Bancorp, Inc. (FL)
National Commerce Corporation (AL)	Landmark Bancshares, Inc. (GA)
First Federal Bancorp, MHC (FL)	Coastal Banking Company, Inc. (SC)
National Commerce Corporation (AL)	FirstAtlantic Financial Holdings, Inc. (FL)
United Community Banks, Inc. (GA)	Four Oaks Fincorp, Inc. (NC)
SmartFinancial, Inc. (TN)	Capstone Bancshares, Inc. (AL)
Seacoast Banking Corporation of FL (FL)	Palm Beach Community Bank (FL)
Progress Financial Corporation (AL)	First Partners Financial, Inc. (AL)
Nationwide Group:
Buyer (State)	Target (State)
Nicolet Bankshares, Inc. (WI)	Choice Bancorp, Inc. (WI)
ChoiceOne Financial Services, Inc. (MI)	County Bank Corp (MI)
BancorpSouth Bank (MS)	Summit Financial Enterprises, Inc. (FL)
BancorpSouth Bank (MS)	Van Alstyne Financial Corporation (TX)
German American Bancorp, Inc. (IN)	Citizens First Corporation (KY)
Spirit of Texas Bancshares, Inc. (TX)	First Beeville Financial Corporation (TX)
First Bancshares, Inc. (MS)	FPB Financial Corp. (LA)
OceanFirst Financial Corp. (NJ)	Capital Bank of New Jersey (NJ)
Seacoast Banking Corporation of FL (FL)	First Green Bancorp, Inc. (FL)
CapStar Financial Holdings, Inc. (TN)	Athens Bancshares Corporation (TN)
National Commerce Corporation (AL)	Landmark Bancshares, Inc. (GA)
QCR Holdings, Inc. (IL)	Springfield Bancshares, Inc. (MO)
First Foundation Inc. (CA)	PBB Bancorp (CA)
First Federal Bancorp, MHC (FL)	Coastal Banking Company, Inc. (SC)
First Financial Bankshares, Inc. (TX)	Commercial Bancshares, Inc. (TX)
United Community Banks, Inc. (GA)	Four Oaks Fincorp, Inc. (NC)
Horizon Bancorp (IN)	Wolverine Bancorp, Inc. (MI)
First Busey Corporation (IL)	Mid Illinois Bancorp, Inc. (IL)
For each precedent transaction, Hovde compared the following implied ratios to certain financial characteristics of FFB as follows:
•
the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”);

•
the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value”);

•
the multiple of the purchase consideration to the acquired company’s adjusted tangible common book value (the “Price-to-Adjusted Tangible Common Book Value”); and

•
the percentage of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the implied value of the merger consideration of  $84,538,708 and were based on June 30, 2019 financial results for FFB.
	Price-to-LTM Earnings Multiple	Price-to-Tangible Common Book Value Multiple(1)	Price-to-Adjusted Tangible Common Book Value(1)(2)	Premium-to-Core Deposits Multiple(3)(4)
Merger Consideration	17.4x	175.4%	200.5%	13.6%
Precedent Transactions Regional Group:
Median	16.4x	173.1%	204.9%	13.3%
Minimum	10.9x	145.9%	150.4%	8.36%
Maximum	35.8x	228.0%	267.0%	18.1%
Precedent Transactions Nationwide Group:
Median	14.5x	181.4%	201.0%	12.8%
Minimum	10.9x	145.9%	150.4%	5.71%
Maximum	35.8x	228.0%	267.0%	19.6%

(1)
Common tangible book value and total tangible assets have been adjusted to reflect proceeds of $471,500 from the assumed exercise prior to the closing date of the 152,500 shares of FFB options outstanding based on the weighted average exercise price of  $3.0918 provided by FFB management.

(2)
Price / Adjusted Tangible Common Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals implied merger value less excess capital (assumes dollar-for-dollar payment on excess capital).

(3)
Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits.

(4)
Core deposits exclude brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of FFB with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance data are based on June 30, 2019 financial results of FFB.
	Tangible Equity/ Tangible Assets	Core Deposits(1)	LTM ROAA(2)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	LLR/ NPLs(4)
FFB(5)	10.7%	69.0%	1.14%	11.1%	63.7%	0.14%	538.2%
Precedent Transactions – Regional Group Median:	10.4%	73.6%	1.08%	10.3%	63.3%	0.75%	129.2%
Precedent Transactions – Nationwide Group Median:	9.67%	82.7%	1.15%	11.4%	59.4%	0.51%	124.0%

(1)
Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.

(2)
LTM ROAA and LTM ROAE are shown tax-affected for S Corporations.

(3)
Non-performing assets as a percentage of total assets (includes restructured loans and leases).

(4)
Loan Loss Reserve (“LLR”) as a percentage of non-performing loans (“NPLs”).

(5)
FFB’s total equity and total assets as of June 30, 2019, and thereby related ratios based thereon, have been adjusted to reflect proceeds of  $471,500 from the assumed exercise prior to the closing date of the 152,500 shares of FFB options outstanding based on the weighted average exercise price of  $3.0918 provided by FFB management.

No company or transaction used as a comparison in the above transaction analyses is identical to FFB, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied aggregate equity valuation ranging between $79.9 million and $86.1 million with a four factor valuation average of  $83.3 million for FFB compared to the implied value of the merger consideration of approximately $84.5 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied aggregate equity valuation ranging between $70.7 million and $87.4 million with a four factor valuation average of  $78.3 million for FFB compared to the implied value of the merger consideration of approximately $84.5 million.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including, but not limited to, FFB’s recent performance, the current banking environment and the local economy in which FFB operates, Hovde determined, in consultation with and based on information provided by management of FFB, net income estimates for FFB over a forward looking six year period, and in consultation with FFB management, developed the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses. FFB’s projected net income is based on a growth rate of 25.2% for 2019 and 10.0% annually for 2020 through 2024. The resulting projected FFB net income numbers used for the analysis were $6.1 million for 2019, $6.7 million for 2020, $7.4 million for 2021, $8.1 million for 2022, $8.9 million for 2023 and $9.8 million for 2024.
To determine present values of FFB based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) the Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) the Terminal Price/Adjusted Tangible Book Value Multiple (“DCF Terminal P/Adj. TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated equity value of FFB was calculated based on the present value of FFB’s net income based on FFB management’s forward-looking projections over the six year projection period. The projected 2024 net income amount was $9.8 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2024 by applying a five point range of price-to-earnings multiples of 14.4x to 18.4x, which is based around the median price-to-earnings multiple derived from transactions in the Regional Group of 16.4x. The present value of FFB’s projected terminal value was then calculated assuming a range of discount rates between 14.40% and 16.40%, with a midpoint of 15.40% discounted over a period of 5.46 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of FFB common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium, and a size premium which resulted in a discount rate of 15.40% used as the midpoint of the five point range of discount rates of 14.40% to 16.40%. The resulting aggregate equity values of FFB based on the DCF Terminal P/E Multiple applied to the 2024 projected earnings of  $9.8 million and then discounted over a 5.46 year period utilizing the five point range of discount rates set forth above resulted in implied aggregate equity values between $61.6 million and $86.6 million with a midpoint of  $73.6 million compared to the implied value of the merger consideration of approximately $84.5 million.
In the DCF Terminal P/Adj. TBV Multiple model, the same earnings estimates and projected net income were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected adjusted tangible book value for FFB as of December 31, 2024 of  $54.8 million with excess tangible book value of  $37.6 million. In arriving at the terminal value at the end of 2024, Hovde applied a five point range of price-to-adjusted tangible book value multiples of 1.95x to 2.15x utilizing as a midpoint of the range the median price-to-adjusted tangible book value multiple derived from transactions in the Regional Group of

2.05x and assumed dollar-for-dollar payment on excess tangible book value. The present value of the projected terminal value was then calculated assuming the range of discount rates between 14.40% and 16.40%, with a midpoint of 15.40% discounted over a period of 5.46 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate equity values of FFB based on the DCF Terminal P/Adj. TBV Multiple analysis ranged between $63.1 million and $74.6 million with a midpoint of  $68.6 million compared to the implied value of the merger consideration of approximately $84.5 million.
These analyses and their underlying assumptions yielded a range of implied multiple values for FFB common stock which are outlined in the table below:
Implied Multiple Value for FFB common stock Based On:	Merger Consideration(1)	Price-to-LTM Earnings Multiple(2)	Price-to-Tangible Common Book Value(2)(3)	Price-to-Adjusted Tangible Common Book Value(2)(3)(4)	Premium-to-Core Deposits Multiple(2)(5)
Merger Consideration	$84,539	17.4x	175.4%	200.5%	13.6%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$73,576	15.1x	152.7%	170.2%	9.51%
DCF Analysis – Terminal P/Adj. TBV Multiple
Midpoint Value	$68,625	14.1x	142.4%	156.5%	7.66%

(1)
Dollars in thousands rounded to the nearest thousand.

(2)
Pricing multiples based on the merger consideration of  $84,538,708; DCF Analysis — Terminal P/E Multiple median merger value of  $73,575,953; and a DCF Analysis — Terminal P/Adj. TBV Multiple median deal value of  $68,624,720.

(3)
Common tangible book value and total tangible assets have been adjusted to reflect proceeds of $471,500 from the assumed exercise prior to the closing date of the 152,500 shares of FFB options outstanding based on the weighted average exercise price of  $3.0918 provided by FFB management.

(4)
Price / Adjusted Tangible Common Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals implied merger value less excess capital (assumes dollar-for-dollar payment on excess capital).

(5)
Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of FFB common stock.

The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):
Implied Value of the Merger Consideration: $84,539
Four Factor Average Implied Merger Value(2): $75,928
Implied Value for FFB common stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$79,852	$83,253	$86,108
Comparable M&A Transactions – Nationwide Group	$70,685	$78,259	$87,445
DCF – Terminal P/E Multiple	$61,642	$73,576	$86,553
DCF – Terminal P/Adj. TBV Multiple	$63,074	$68,625	$74,594

(1)
All values are rounded to the nearest thousand.

(2)
Rounded to the nearest thousand; reflects the average of the two Implied Merger Values (4 factor average) from the two Comparable M&A Transactions groups and the two DCF present values calculated using the two terminal median valuation multiples and a 15.40% annual discount rate over a period of 5.46 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

First Bancshares Comparable Companies Analysis:   Hovde used publicly available information to compare selected financial and trading information for First Bancshares and a group of 15 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $2.0 billion and $7.0 billion and last-twelve-month return on average assets greater than 0.50%. The following publicly-traded financial institutions comprised the comparable peer group:
Seacoast Banking Corporation of Florida	Atlantic Capital Bancshares, Inc.
First Bancorp	Southern National Bancorp of Virginia, Inc.
FB Financial Corporation	SmartFinancial, Inc.
City Holding Company	Summit Financial Group, Inc.
Franklin Financial Network, Inc.	First Community Bankshares, Inc.
Carolina Financial Corporation	CapStar Financial Holdings, Inc.
HomeTrust Bancshares, Inc.	Southern First Bancshares, Inc.
Capital City Bank Group, Inc.
The analysis compared publicly available financial and market trading information for First Bancshares and the data for the 15 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for First Bancshares and the median data for the 15 financial institutions identified above, with pricing data as of July 17, 2019.
	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2019E EPS	Dividend Yield	YTD Price Change	Two Year Total Return
First Bancshares	$515.2	168.7%	17.1x	10.7x	1.07%	(0.83)%	12.4%
Comparable Companies:
Median	$414.6	162.5%	14.8x	12.6x	1.04%	6.25%	5.03%

First Bancshares fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to First Bancshares. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Accretion / Dilution Analysis:   Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of FFB and First Bancshares. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of First Bancshares. In the course of this analysis, Hovde used the mean S&P CapIQ earnings estimates for First Bancshares for the years ending December 31, 2019, December 31, 2020 and an estimated annual earnings growth rate of 5.0% was assumed for the years 2021 through 2024 and used earnings estimates provided by FFB’s management for FFB for the years ending December 31, 2019 and an estimated annual earnings growth rate of 10.0% was assumed for the years 2020 through 2024. This analysis indicated that the merger is expected to be accretive by $0.28 per share to First Bancshares’s consensus estimated earnings per share of  $2.93 in 2020, accretive by $0.31 per share to First Bancshares’s estimated earnings per share of  $3.08 in 2021, accretive by $0.35 per share to First Bancshares’s estimated earnings per share of  $3.23 in 2022, accretive by $0.38 per share to First Bancshares’s estimated earnings per share of  $3.40 in 2023, and accretive by $0.42 per share to First Bancshares’s estimated earnings per share of  $3.57 in 2024. The analysis also indicated that the merger is expected to be dilutive to estimated tangible book value per share for First Bancshares by $0.87 per share in 2020, dilutive by $0.53 per share in 2021, dilutive by $0.16 per share in 2022, accretive by $0.23 per share in 2023 and accretive by $0.66 per share in 2024 resulting in an estimated tangible book value per share payback period of 3.4 years. Additionally, the analysis indicted that First Bancshares would maintain capital ratios in excess of those required for First Bancshares to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by FFB and First Bancshares prior to and following the merger will vary from the projected results, and the variations may be material.
Other Factors and Analyses.   Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.
Conclusion.   Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the total value of the merger consideration to be paid to the holders of common stock of FFB by First Bancshares in connection with the merger is fair from a financial point of view to such holders.
Each FFB shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex B to this proxy statement/prospectus.
Board Composition and Management of First Bancshares after the Merger
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the First Bancshares Articles and First Bancshares Bylaws.
Interests of FFB’s Directors and Executive Officers in the Merger
In considering the recommendation of FFB’s board of directors to vote for the merger proposal, FFB shareholders should be aware that directors and executive officers of FFB have interests in the merger that are in addition to, or different from, their interests as shareholders of FFB. The FFB board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the decision to recommend that the FFB shareholders approve the merger proposal. These interests are described below.

Lease Agreement with FFB
FFB leases its main office from BHCRE I, LLC, a Florida limited liability company. Frank Burge owns 25% of the equity interest of and is the manager for BHCRE I, LLC. James Arthur owns 25% of the equity interest of BHCRE I, LLC. During the first six months of 2019, FFB paid $232,660 in lease payments to BHCRE I, LLC and $12,160 in shared utilities. The lease agreement provides for customary escalations in rent. Upon the completion of the merger, The First will assume First Florida Bank’s obligations under the lease.
Bonus Agreements with FFB
In connection with the merger, S. Brett Wilson and D. Ross Scott entered into separate bonus agreements with First Florida Bank. Pursuant to the terms of the bonus agreements, Messrs. Wilson and Scott will receive $50,000 and $200,000, respectively, upon the closing date of the merger, provided that they remain employed with First Florida Bank through the closing of the merger. If their employment is terminated prior to closing, they will forfeit their bonus.
Bonus Agreement with The First
In connection with the merger, Mr. Scott entered into a retention agreement with The First. Pursuant to the terms of the retention agreement, Mr. Scott will be employed as Executive Vice President of The First from the closing date of the merger to 60 days following the date of integration of the operating systems of First Florida Bank with The First. During the term of the agreement, The First will pay Mr. Scott his current salary payable in accordance with The First’s ordinary payroll policies and practices then in effect. During the term of the agreement, he will also be eligible to participate in all employee benefit plans and programs offered by The First. The First will also pay Mr. Scott a $35,000 retention bonus, provided he remains employed by The First on the last day of the term of the agreement (or on the date that his employment is earlier terminated by The First). The First may terminate Mr. Scott’s employment at any time for any reason.
Termination Agreement with FFB
In connection with the merger, Mr. Wilson entered into an agreement to terminate employment with FFB. Pursuant to the terms of the agreement, Mr. Wilson’s existing employment agreement with FFB will terminate upon the closing of the merger. As consideration, Mr. Wilson will receive, no later than ten days after the merger’s closing date, $300,000. Pursuant to the term of the agreement, Mr. Wilson has agreed to release all claims against FFB arising under his employment agreement with FFB.
New Employment Agreement with The First
During negotiations of the merger, representatives of First Bancshares and FFB discussed certain executive officers of FFB and First Florida Bank, including S. Brett Wilson, remaining with the combined company in order to enhance the value of the proposed transaction. Mr. Wilson entered into an employment agreement, dated July 16, 2019, with The First pursuant to which he will become Senior Vice President, Market President of The First effective upon the closing date of the merger for a term of 18 months. Pursuant to the employment agreement, Mr. Wilson will receive an annual base salary of $225,000, participation in The First’s incentive plan, 401(k) and Employee Stock Ownership Plans, health and dental coverage, and a retention bonus of 1,500 restricted shares of common stock of First Bancshares issuable upon the last day of his employment term.
If Mr. Wilson’s employment is involuntarily terminated by The First without cause prior to 18 months after the employment agreement’s effective date, then The First will (a) pay Mr. Wilson his remaining base salary through the remaining term of the agreement, provided that Mr. Wilson executes a release of all claims against The First, and (b) provide Mr. Wilson with continued insurance benefits at no premium cost to him (or provide monthly cash payments equal to the cost of such coverage) through the term of the employment agreement. Mr. Wilson agreed not to compete against The First or its affiliates or to solicit employees or customers during the term of his new agreement and for a period of two years thereafter.

Indemnification of Directors and Officers
First Bancshares has agreed to indemnify present and former directors and officers of FFB and its subsidiaries for a period of six years following the effective time of the merger. First Bancshares has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 200% of the last annual premium paid by FFB.
Beneficial Ownership of FFB Common Stock by Management and Principal Shareholders of FFB
The following table sets forth the number and the percentage of shares of FFB’s common stock that were beneficially owned, as of August 5, 2019, by each of FFB’s directors and named executive officers, all of FFB’s directors and executive officers as a group, and each person known to FFB to beneficially own more than 5% of any class of its voting common stock.
Name of Beneficial Owner(1)	Number of Shares(2)	Percent of Class
All Directors and Named Executive Officers:
Dr. James Arthur(3)	845,834	13.22%
Frank Burge(4)	845,834	13.22%
Harroll Castle(5)	619,000	9.68%
Jeanne Dailey(6)	24,056	*
Joe LaDon Dewrell(7)	1,183,575	18.51%
Kevin O. Logan	353,333	5.52%
S. Brett Wilson(8)	60,000	*
Dewey C. Wilson, Jr.(9)	93,868	1.46%
D. Ross Scott(10)	95,833	1.49%
Barry Stanley	4,752	*
All Directors and Executive Officers as a Group	4,113,584	63.42%
Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:
Pamela Burge(11)	845,834	13.22%
Jacqueline Castle(12)	619,000	9.68%

*
Less than 1%

(1)
Unless specified below, each director’s and named executive officer’s business address is c/o First Florida Bank, 2000 Ninety-Eight Palms Blvd., Destin, FL 32541

(2)
Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, directors and named executive officers may be named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors and named executive officers possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.
(3)
The shares beneficially owned by Dr. Arthur include 12,501 shares indirectly held by BHCRE II, LLC, a Florida limited liability company. Dr. Arthur holds a 25% equity interest in BHCRE II, LLC. Dr. Arthur disclaims beneficial ownership of the shares owned by BHCRE II, LLC, except to the extent of his pecuniary interest therein.

(4)
The shares beneficially owned by Mr. Burge include 12,501 shares held by BHCRE II, LLC, a Florida limited liability company. Mr. Burge holds a 25% interest in and serves as the manager of BHCRE II, LLC. Mr. Burge disclaims beneficial ownership of the shares owned by BHCRE II, LLC, except to the extent of his pecuniary interest therein. The remaining 833,333 shares beneficially owned by Mr. Burge are held by a revocable trust for the benefit of Mr. Burge and his wife, Pamela Burge.

(5)
The shares beneficially owned by Mr. Castle include 12,500 shares held by a revocable trust for the benefit of Mr. Castle’s wife, Jacqueline Castle, and 606,500 shares held by a revocable trust for the benefit of Mr. Castle.

(6)
The shares beneficially owned by Ms. Dailey are held by a revocable trust for the benefit of Ms. Dailey.

(7)
The shares beneficially owned by Mr. Dewrell include 170,000 shares held by Oakmonte Shopping Center, LLC, a Florida limited liability company. Mr. Dewrell is the manager of Oakmonte Shopping Center, LLC with full voting and dipositive power over Oakmonte Shopping Center, LLC’s assets.

(8)
Mr. Wilson has the right to acquire 35,000 shares pursuant to incentive stock options awarded to Mr. Wilson under the First Florida Bank Equity Incentive Plan. Such options are fully vested.

(9)
Mr. Wilson jointly owns 93,896 shares with his wife, Vivian Wilson.

(10)
Mr. Scott jointly owns 40,833 shares with his wife, Linda Scott. Mr. Scott has the right to acquire 55,000 shares pursuant to incentive stock options awarded to Mr. Scott under the First Florida Bank Equity Incentive Plan. Such options are fully vested.

(11)
Mrs. Burge is the wife of Mr. Burge. Mrs. Burge beneficially owns 833,333 shares held by a revocable trust for the benefit of Mrs. Burge and Mr. Burge. Mrs. Burge is deemed to beneficially own 12,501 shares held by BHCRE II, LLC, a Florida limited liability company. Mrs. Burge’s husband serves as the manager of BHCRE II, LLC. Mrs. Burge disclaims beneficial ownership of the shares owned by BHCRE II, LLC.

(12)
Mrs. Castle is the wife of Mr. Harroll Castle. Mrs. Caste beneficially owns 12,500 shares held by a revocable trust for the benefit of Mrs. Castle and 606,500 held by a revocable trust for the benefit of Mr. Castle.

Treatment of Certain FFB Debt in the Merger
FFB is party to a loan agreement dated June 8, 2016, as amended on June 22, 2017 and July 17, 2019, pursuant to which First Tennessee Bank N.A., or FTNA, agreed to make two term loans to FFB in the original principal amounts of  $5 million and $2.5 million. Pursuant to the July 17, 2019 amendment to the loan agreement, First Bancshares will be permitted to assume FFB’s obligations under the loan agreement upon the merger or, at the closing of the merger, pay the outstanding principal balance and accrued interest on the term loans, including applicable prepayment charges. As of the date of this proxy statement/prospectus, upon the closing of the merger, First Bancshares intends to repay the terms loans in full, including applicable prepayment charges, using funds drawn from its existing line of credit with FTNA.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, FFB and First Bancshares have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, a waiver from the Federal Reserve Board and an approval from the OCC. First Bancshares and/or FFB have filed applications, waiver requests and notifications to obtain the required regulatory approvals or waivers.
Federal Reserve Board
The merger of FFB with First Bancshares must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.
Office of the Comptroller of the Currency
The merger of First Florida Bank with and into The First must be approved by the OCC under the National Bank Consolidation and Merger Act, 12 U.S.C. 215, 215a, commonly known as the Bank Merger Act. An application for approval of the bank merger has been filed with the OCC and will be subject to a 30-day comment and review period by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or merger; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.
First Bancshares and FFB believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither First Bancshares nor FFB can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that First Bancshares will not be required, and FFB and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on First Bancshares and its subsidiaries or FFB and its subsidiaries as of and following the completion of the merger.
The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. First Bancshares and FFB will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
Neither First Bancshares nor FFB is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material U.S. Federal Income Tax Consequences of the Merger to FFB Shareholders
The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of FFB common stock that exchange their shares of FFB common stock for shares of First Bancshares common stock and cash in the merger. This discussion is based upon the Code, the Treasury Regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. All of these authorities are subject to change, potentially with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FFB common stock that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) a trust if  (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (d) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
This discussion addresses only those U.S. holders of FFB common stock that hold their shares of FFB common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:
•
a bank or other financial institution;

•
a tax-exempt entity or organization;

•
a regulated investment company;

•
a real estate investment trust;

•
an S corporation, partnership or other pass-through entity (or an investor in an S corporation, partnership or other pass-through entity);

•
a retirement plan, individual retirement account or other tax-deferred account;

•
an insurance company;

•
a dealer or broker in stocks and securities, or currencies;

•
a trader in securities that elects to use the mark-to-market method of accounting;

•
a holder of FFB common stock subject to the alternative minimum tax provisions of the Code;

•
a holder of FFB common stock that received FFB common stock through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•
a holder of FFB common stock that has a functional currency other than the U.S. dollar;

•
a holder of FFB common stock that holds FFB common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•
a U.S. expatriate or former citizen or resident of the United States.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds FFB common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships holding FFB common stock and partners in such partnerships should consult their own tax advisors.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the U.S. federal income tax, nor does it address any considerations in respect of any withholding required pursuant to Sections 1471 – 1474 of the Code (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). Determining the actual tax consequences of the merger to a U.S. holder is complex and can depend, in part, on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, Alston & Bird LLP has rendered its tax opinion to First Bancshares, and Jones Day has rendered its tax opinion to FFB, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of each of these tax opinions are attached as Exhibit 8.1 and Exhibit 8.2 to the registration statement of which this proxy statement/prospectus forms a part. In addition, the obligations of First Bancshares and FFB to complete the merger are conditioned on, among other things, the receipt by First Bancshares and FFB of opinions from Alston & Bird LLP and Jones Day, respectively, dated as of the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing opinions may be waived by either or both of First Bancshares and FFB. Neither First Bancshares nor FFB currently intends to waive the conditions related to the receipt of the closing opinions. If a condition relating to receipt of the closing opinions were to be waived, the vote of the holders of FFB stock to approve the merger agreement would be resolicited.
The opinions of Alston & Bird LLP and Jones Day to First Bancshares and FFB, respectively, are and will be subject to customary qualifications and assumptions and will rely upon representations and covenants, including those contained in certificates of officers of First Bancshares and FFB, reasonably satisfactory in form and substance to each such counsel. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. In addition, neither FFB nor First Bancshares has requested, nor does either of them intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
Tax Consequences to U.S. Holders
Subject to the discussions below relating to the receipt of cash in lieu of a fractional share and the potential characterization of gain as a dividend, a U.S. holder that exchanges its FFB common stock for a combination of shares of First Bancshares common stock and cash:
•
will generally recognize capital gain (but not loss) equal to the lesser of  (i) the excess, if any, of the amount of cash plus the fair market value of any First Bancshares common stock received in the merger over the U.S. holder’s tax basis in the shares of FFB common stock surrendered in exchange therefor and (ii) the amount of cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share);

•
will generally have a tax basis in the First Bancshares common stock received equal to the tax basis of the FFB common stock surrendered in exchange therefor, increased by the amount of taxable gain, if any, recognized by the U.S. holder in the merger (other than with respect to cash received in lieu of a fractional share), and decreased by the amount of cash received by the U.S. holder in the merger (other than cash received in lieu of a fractional share); and
•
will generally have a holding period for shares of First Bancshares common stock received in the merger that includes its holding period for its shares of FFB common stock surrendered in exchange therefor.

Such capital gain will generally be long-term capital gain if, as of the effective date of the merger, the holding period for such shares of FFB common stock is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates.
In the case of any U.S. holder that acquired different blocks of FFB common stock at different times and at different prices, any realized gain or loss will generally be determined separately for each identifiable block of shares exchanged in the merger. Such U.S. holder should consult the U.S. holder’s own tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of FFB shares.
A U.S. holder should consult its own tax advisor regarding the manner in which First Bancshares common stock should be allocated among the U.S. holder’s FFB shares and the manner in which the above rules would apply in the holder’s particular circumstance.
Potential Recharacterization of Gain as a Dividend
Any gain recognized by a U.S. holder of FFB common stock in connection with the merger generally will be capital gain unless such holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will generally be treated as a dividend to the extent of such holder’s ratable share of FFB’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a U.S. holder’s receipt of cash in the merger has the effect of a distribution of a dividend, such U.S. holder will generally be treated as if it first exchanged all of its FFB common stock solely in exchange for First Bancshares common stock and then First Bancshares immediately redeemed a portion of that stock for the cash that such U.S. holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to a U.S. holder if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” in each case within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the U.S. holder’s deemed percentage stock ownership of First Bancshares following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of First Bancshares that such U.S. holder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of First Bancshares that such U.S. holder owned immediately after the deemed redemption, including shares deemed owned under the constructive ownership rules of the Code. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns, actually and constructively, a small number of shares in a publicly and widely held corporation and that exercises no control over such corporation’s corporate affairs would generally result in capital gain (as opposed to dividend) treatment.
The determination as to whether a U.S. holder will recognize a capital gain or dividend income as a result of the exchange of FFB common stock for First Bancshares common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge each U.S. holder to consult its own tax advisor with respect to any such determination.
Cash In Lieu of a Fractional Share
If a U.S. holder receives cash in lieu of a fractional share of First Bancshares common stock, the U.S. holder will generally be treated as having received a fractional share of First Bancshares common stock in the merger and then as having exchanged the fractional share of First Bancshares common stock for cash in a redemption by First Bancshares. As a result, provided that this deemed redemption is not otherwise equivalent to a dividend, the U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis allocable to the fractional share of First Bancshares common stock. This capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the FFB common stock surrendered therefor) exceeds one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Shareholders Exercising Appraisal Rights
The discussion above does not apply to FFB shareholders that exercise appraisal rights with respect to the merger. Upon its exercise of appraisal rights, a U.S. holder of FFB common stock will exchange all of its FFB common stock for cash. Such a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and such U.S. holder’s aggregate tax basis in its FFB common stock. This capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the FFB common stock surrendered exceeds one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations. Each U.S. holder of FFB common stock that contemplates exercising appraisal rights should consult its own tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights could be treated as dividend income.
Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of FFB common stock generally will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of First Bancshares common stock received by such U.S. holder in the merger plus the amount of cash received by such U.S. holder in the merger and (b) such U.S. holder’s adjusted tax basis in the shares of FFB common stock surrendered in exchange therefor.
Net Investment Income Tax
A U.S. holder of FFB common stock that is an individual is generally subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are generally subject to similar rules. Net investment income generally would include any gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. U.S. holders of FFB common stock should consult their own tax advisors as to the application of this additional tax to their circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder unless the holder:
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furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding, on the IRS Form W-9 or other appropriate successor form included in the letter of transmittal that the U.S. holder will receive, and otherwise complies with all the applicable requirements of the backup withholding rules; or

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provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability if the U.S. holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives First Bancshares common stock in the merger is considered a “significant holder,” such U.S. holder will generally be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the FFB common stock surrendered by such U.S. holder and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any FFB shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of FFB or (z) owned FFB securities with a tax basis of  $1.0 million or more.
This discussion of material U.S. federal income tax considerations does not purport to be a complete analysis or discussion of all potential tax consequences of the merger. Holders of FFB common stock are urged to consult their own tax advisors as to the U.S. federal income tax consequences, in light of their particular situations, of the merger (or exercise of appraisal rights), as well as the applicability of any other U.S. federal tax laws and any state, local, and foreign tax laws.
Accounting Treatment
In accordance with current accounting guidance, the merger will be accounted for using the acquisition method of accounting for business combinations under GAAP. Under this method, (i) the recorded assets and liabilities of First Bancshares will be carried forward at their recorded amounts, (ii) First Bancshares’ historical operating results will be unchanged for the prior periods being reported, and (iii) the assets and liabilities of FFB will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired by First Bancshares. The amount by which the purchase price, calculating based on the total cash consideration the value of shares of First Bancshares common stock to be issued to former FFB shareholders, and the cash to be paid in lieu of fractional shares, exceeds the fair value of the net assets, including identifiable intangibles of FFB at the merger date, will be reported as goodwill of First Bancshares. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually, and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of FFB being included in the operating results of The First beginning from the date of completion of the merger.
Appraisal Rights
Holders of FFB common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a FFB shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may exercise such shareholder’s appraisal rights and elect to receive the fair value of his or her shares of FFB common stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable to FFB and its other shareholders. Under the terms of the merger agreement, if 10% or more of the outstanding shares of FFB common stock validly exercise their appraisal rights, then First Bancshares will not be obligated to complete the merger.
In order to exercise appraisal rights, an FFB shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Annex C to this proxy statement/prospectus. FFB shareholders are urged to read Annex C in its entirety and to consult with their legal advisors. Each FFB shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.
Procedures for Exercising Appraisal Rights.    The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Annex C to this proxy statement/prospectus.
An FFB shareholder who desires to exercise his or her appraisal rights must file with FFB, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A shareholder exercising appraisal rights need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the shareholder to vote, any of his or her shares of FFB common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
First Florida Bancorp, Inc.
P.O. Box 128
Destin, Florida 32540
Attn: Jennifer Baldwin
All such notices must be signed in the same manner as the shares are registered on the books of FFB. If an FFB shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the FFB special meeting, then the FFB shareholder will be deemed to have waived his or her appraisal rights.
Within ten days after the completion of the merger, First Bancshares must provide to each FFB shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
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the date of the completion of the merger;

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First Bancshares’ estimate of the fair value of the shares of FFB common stock;

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where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by First Bancshares or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date First Bancshares sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by First Bancshares by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

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that, if requested in writing, First Bancshares will provide to the shareholder so requesting, within ten days after the date set for receipt by First Bancshares of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

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the date by which a notice from the FFB shareholder of his or her desire to withdraw his or her appraisal election must be received by First Bancshares, which date must be within 20 days after the date set for receipt by First Bancshares of the appraisal election form from the FFB shareholder.

The form must also contain First Bancshares’ offer to pay to the FFB shareholder the amount that it has estimated as the fair value of the shares of FFB common stock and include FFB’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301 – 607.1333, and request certain information from the FFB shareholder, including:
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the shareholder’s name and address;

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the number of shares as to which the shareholder is asserting appraisal rights;

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that the shareholder did not vote for the merger;

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whether the shareholder accepts the offer of First Bancshares to pay its estimate of the fair value of the shares of FFB common stock to the shareholder; and

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if the shareholder does not accept the offer of First Bancshares, the shareholder’s estimated fair value of the shares of FFB common stock and a demand for payment of the shareholder’s estimated value plus interest.

A shareholder exercising appraisal rights must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any such shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a shareholder exercising appraisal rights will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless such shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A shareholder exercising appraisal rights who has delivered the appraisal election form and his or her FFB common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to First Bancshares within the time period specified in the appraisal election form. Thereafter, a shareholder exercising appraisal rights may not withdraw from the appraisal process without the written consent of First Bancshares. Upon such withdrawal, the right of the shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the shareholder exercising appraisal rights accepts the offer of First Bancshares in the appraisal election form to pay First Bancshares’ estimate of the fair value of the shares of FFB common stock, payment for the shares of such shareholder is to be made within 90 days after the receipt of the appraisal election form by First Bancshares or its agent. Upon payment of the agreed value, the shareholder exercising appraisal rights will cease to have any interest in such shares.
A shareholder who is dissatisfied with First Bancshares’ estimate of the fair value of the shares of First Bancshares common stock must notify First Bancshares of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify First Bancshares in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by First Bancshares in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify FFB in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to FFB the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.
Section 607.1330 of the FBCA addresses what should occur if a shareholder exercising appraisal rights fails to accept the offer of First Bancshares to pay the value of the shares as estimated by First Bancshares, and First Bancshares fails to comply with the demand of the shareholder exercising appraisal rights to pay the value of the shares as estimated by such shareholder, plus interest.
If a shareholder exercising appraisal rights refuses to accept the offer of First Bancshares to pay the value of the shares as estimated by First Bancshares, and First Bancshares fails to comply with the demand of the shareholder exercising appraisal rights to pay the value of the shares as estimated by such shareholder, plus interest, then within 60 days after receipt of a written demand from any shareholder exercising appraisal rights, First Bancshares shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of First Bancshares, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.
If First Bancshares fails to institute a proceeding within the above-prescribed period, any shareholder exercising appraisal rights may do so in the name of First Bancshares. All shareholders exercising appraisal rights whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each such shareholder as provided by law. The shareholders exercising appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
First Bancshares is required to pay each shareholder exercising appraisal rights the amount of the fair value of such shareholder’s shares plus interest, as found by the court, within ten days after final determination of the proceedings. Upon payment of the judgment, the shareholder exercising appraisal rights ceases to have any interest in such shares.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against First Bancshares, except that the court may assess costs against all or some of the shareholders exercising appraisal rights, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) First Bancshares and in favor of any or all shareholders exercising appraisal rights if the court finds First Bancshares did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either First Bancshares or a shareholder exercising appraisal rights, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any shareholder exercising appraisal rights were of substantial benefit to other shareholders exercising appraisal rights, and that the fees for those services should not be assessed against First Bancshares, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders exercising appraisal rights who were benefited. To the extent that First Bancshares fails to make a required payment when a shareholder exercising appraisal rights accepts First Bancshares’ offer to pay the value of the shares as estimated by First Bancshares, such shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from First Bancshares all costs and expenses of the suit, including counsel fees.
Certain U.S. Federal Income Tax Consequences
See “— Material U.S. Federal Income Tax Consequences of the Merger to FFB Shareholders — Shareholders Exercising Appraisal Rights” beginning on page 76 for a discussion on how the material federal income tax consequences of the merger will change if you elect to exercise appraisal rights in the merger.
The above description is a summary of the material provisions of Sections 607.1301 through 607.1333 of the FBCA. For complete information, you should review the text of those sections, which appear as Annex C to this proxy statement/prospectus.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING EXERCISING THEIR APPRAISAL RIGHTS ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Exchange of Shares in the Merger
The conversion of FFB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of FFB common stock for the merger consideration to be received pursuant to the terms of the merger agreement. For more information regarding the merger consideration allocation process and the procedures for exchanging your shares of FFB common stock for the merger consideration, see “The Merger Agreement — Procedures for Converting Shares of FFB Common Stock into Merger Consideration” below.
Listing of First Bancshares Common Stock
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of First Bancshares common stock issuable in connection with the merger be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, prior to the effective time of the merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of First Bancshares and FFB have each unanimously approved the merger agreement, which provides for the merger of FFB with and into First Bancshares, with First Bancshares as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, First Florida Bank, which is a Florida state-chartered bank and a direct wholly owned subsidiary of FFB, will merge with and into The First, a direct wholly owned subsidiary of First Bancshares, with The First as the surviving bank of such merger. The terms and conditions of the merger of The First and First Florida Bank are set forth in a separate plan of merger and merger agreement, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of The First and First Florida Bank may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of The First and First Florida Bank as the bank merger.
The merger agreement allows First Bancshares to change the structure of the merger at any time, subject to the consent of FFB (not to be unreasonably withheld, delayed or conditioned) to the extent that it reasonably determines such change to be necessary; provided, however, that no such change shall (i) alter or change the amount, form or timing of the merger consideration to be provided under the merger agreement, (ii) reasonably be expected to materially impede or delay consummation of the merger or require additional or different regulatory approval, (iii) adversely affect the tax treatment of FFB shareholders in connection with the merger, or (iv) require submission to or approval of FFB shareholders after the merger proposal has already been approved by FFB’s shareholders.
Closing and Effective Time of the Merger
The closing will take place on a date determined by FMBS and reasonably acceptable to FFB, which shall be within 30 days after the satisfaction of all of the conditions to closing and which will be immediately prior to the effective time of the merger. The effective time of the merger will be the later of (i) the date and time of filing of the articles of merger with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Florida by First Bancshares or (ii) such later time as is agreed between the parties and as set forth in such articles of merger.
We currently expect that the merger will be completed in the fourth quarter of 2019, subject to obtaining the requisite approvals from the shareholders of FFB, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, First Bancshares and FFB will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, the First Bancshares Articles and the First Bancshares Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.

Board Composition and Management of Surviving Company
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the First Bancshares Articles and the First Bancshares Bylaws.
Merger Consideration
Under the terms of the merger agreement, each share of FFB common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of shareholders exercising appraisal rights) will be converted into the right to receive (i) $5.20 in cash, which we refer to as the cash consideration, and (ii) 0.2570 shares of First Bancshares common stock, which we refer to as to the stock consideration. The stock consideration and the cash consideration are collectively referred to as the merger consideration.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. FFB shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive an amount in cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in First Bancshares common stock (rounded to the nearest one hundredth of a share) by the average closing price of First Bancshares common stock as reported on the NASDAQ Stock Market for the 10 trading days ending on the trading day immediately prior to the date that is five days prior to the closing date.
If First Bancshares or FFB change the number of shares of First Bancshares common stock or FFB common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to First Bancshares common stock or FFB common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give FFB shareholders the same economic effect as contemplated by the merger agreement prior to any such event.
FFB may terminate the merger agreement if the average closing price of First Bancshares common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless First Bancshares elects to increase the merger consideration through an adjustment to the merger consideration, as discussed in further detail on page 93.
The value of the shares of First Bancshares common stock to be issued to FFB shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the First Bancshares common stock.
Procedures for Converting Shares of FFB Common Stock into Merger Consideration
Exchange Agent
First Bancshares will designate a third party to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for FFB shareholders for the purpose of receiving their FFB stock certificates and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, First Bancshares will deposit, or cause to be deposited, with the exchange agent the aggregate stock consideration and the aggregate cash consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate merger consideration payable.
Transmittal Materials and Procedures
Promptly (but not more than five business days) after the effective time of the merger, First Bancshares will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of FFB common stock (other than excluded shares)

providing instructions on how to effect the delivery of certificates or book-entry shares of FFB common stock in exchange for the merger consideration. After the effective time of the merger, when an FFB shareholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of FFB common stock will be entitled to receive, (i) the merger consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.
Surrender of FFB Stock Certificates
The exchange agent will mail to each holder of record of FFB common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of FFB common stock held by the shareholder.
Following the effective time of the merger, upon the surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of FFB common stock, accompanied by a properly completed letter of transmittal, an FFB shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to First Bancshares common stock after completion of the merger will be paid to the holder of any unsurrendered FFB stock certificates or book-entry shares with respect to the shares of FFB common stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered FFB stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of First Bancshares common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of First Bancshares common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of First Bancshares common stock issuable in exchange for that certificate or book-entry shares.
None of First Bancshares, the exchange agent or any other person will be liable to any former FFB shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
In the event any FFB stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by First Bancshares or the exchange agent, post a bond in such amount as First Bancshares or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
First Bancshares and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any FFB shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of FFB other than to settle transfers of FFB common stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of FFB common stock. The shares of First Bancshares common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of FFB common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of FFB common stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of First Bancshares that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of First Bancshares common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Representations and Warranties
The merger agreement contains customary representations and warranties of First Bancshares and FFB relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of First Bancshares and FFB have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by First Bancshares and FFB to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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regulatory approvals and consents required in connection with the merger and the bank merger;

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the accuracy of financial statements and effectiveness of internal controls;

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absence of material adverse effect on each party since December 31, 2018;

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litigation and legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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fees paid to financial advisors;

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tax matters; and

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

FFB has also made representations and warranties to First Bancshares with respect to:
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material contracts;

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receipt of fairness opinion;

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employee benefit plans;

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labor and employee relations;

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environmental matters;

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investment portfolio;

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derivative transactions;

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loan portfolio;

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adequacy of allowances for loan losses;

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trust business and the administration of fiduciary accounts;

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investment management and related activities;

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repurchase agreements;

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deposit insurance;

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regulatory compliance and information security;

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transactions with affiliates;

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real and personal property matters;

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intellectual property;

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insurance policies;

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absence of state takeover laws applicability; and

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transaction costs.

Definition of  “Material Adverse Effect”
Certain representations and warranties of First Bancshares and FFB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First Bancshares or FFB, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of  “material adverse effect” excludes the following:
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changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

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changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

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public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

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any failure by FFB or First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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changes in the trading price or trading volume of First Bancshares common stock; and

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the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the same industry in which such party and its subsidiaries operate.
Covenants and Agreements
Pursuant to the merger agreement, First Bancshares and FFB have agreed to certain restrictions on their activities until the effective time of the merger. First Bancshares and FFB have also agreed to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit the consummation of the transactions contemplated by the merger agreement, including the satisfaction of the closing conditions and to reasonably cooperate with the other party to that end.
First Bancshares has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws. FFB has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business in all material respects and consistent with prudent banking practice. In addition, FFB has agreed that it will use commercially reasonable efforts to:
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preserve its business organization and assets intact;

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keep available to itself and First Bancshares the present services of the current officers and employees of FFB and its subsidiaries;

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preserve for itself and First Bancshares the goodwill of its customers, employees, lessors and others with whom business relationships exist; and

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continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

First Bancshares has also agreed that until the effective time of the merger, it and its subsidiaries will not take any action or knowingly fail to take any action that is intended or is reasonably likely to:
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prevent, delay or impair First Bancshares’ ability to consummate the merger or the transactions contemplated by the merger agreement without a burdensome condition;

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agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;

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result in the merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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take any action that is likely to materially impair First Bancshares’ ability to perform any of its obligations under the merger agreement or The First to perform any of its obligations under the bank plan of merger; or

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agree or commit to do any of the foregoing.

FFB has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of First Bancshares, except as previously agreed to by the parties:
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(i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the FFB stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, other than in connection with the maintenance of its pledge of FFB common stock to secure a certain outstanding loan, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;

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make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned subsidiaries to FFB;

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enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of FFB or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of FFB or its subsidiaries other than annual increases in base compensation and year-end bonuses previously disclosed, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, or (iv) as previously disclosed to First Bancshares;

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hire any person as an employee of FFB or any of its subsidiaries, except for at-will employees at an annual rate of base salary not to exceed $80,000 to fill vacancies that may arise from time to time in the ordinary course of business;

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enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with First Bancshares, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to First Bancshares, (iii) as previously disclosed to First Bancshares, or (iv) as may be required pursuant to the terms of the merger agreement) any FFB benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of FFB or any of its subsidiaries;

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except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to First Bancshares, or making or renewing loans to directors, officers, or any of their immediate family members, affiliates, or associates that are below certain thresholds and which are in compliance with Regulation O, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

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except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to FFB or any of its subsidiaries;

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acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any substantial portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by First Bancshares;

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make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that First Bancshares shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two business days of its receipt of a written request from FFB;

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amend the FFB Articles or the FFB Bylaws or any equivalent documents of FFB’s subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

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except as previously disclosed to First Bancshares, enter into, amend, modify, terminate, extend or waive any material provision of, any FFB material contract (or any contract that would be an FFB material contract if it were in effect on the date of the merger agreement), material lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than any amendments, modifications, terminations, extensions, waivers or changes not materially adverse to FFB or any of its subsidiaries, except in all such cases, as reasonably requested by First Bancshares;

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other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which FFB or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by FFB or any of its subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of FFB or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise materially affecting its business or operations;

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(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

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enter into any derivative transaction;

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incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

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(i) other than in accordance with FFB’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, or (ii) change the classification method for any of the FFB investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

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make any material changes to deposit pricing other than such changes made in the ordinary course of business;

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except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to First Bancshares, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by FFB or any of its subsidiaries to such borrower or its affiliates, would be in excess of  $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of  $500,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of  $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with FFB’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of FFB or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $1,000,000, (ii) sell any loan or loan pools in excess of  $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where FFB or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by FFB or its subsidiaries;

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except as required by applicable law, make or change any tax election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

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commit any act or omission which constitutes a material breach or material default by FFB or its subsidiaries under any agreement with any governmental authority or under any FFB material contract, material lease or material license to which FFB or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business or operations receive benefits;

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take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair FFB’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

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foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;
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directly or indirectly repurchase, redeem or otherwise acquire any shares of FFB capital stock or any securities convertible into or exercisable for any shares of FFB capital stock;

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except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by First Bancshares;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; or

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(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger not being satisfied in any material respect or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

FFB has also agreed to cause to be delivered to First Bancshares resignations of all the directors of FFB and its subsidiaries to be effective as of the effective time of the merger.
Regulatory Matters
First Bancshares and FFB agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing. First Bancshares has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
First Bancshares and FFB and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare all documentation and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the transactions contemplated by the merger agreement, the regulatory approvals and all other consents and approvals of a governmental authority required to consummate the merger, to comply with the terms and conditions of all such permits, consents, approvals and authorizations and to cause the merger to be consummated as expeditiously as practicable; provided, however, that nothing contained in the merger agreement will require First Bancshares or any of its subsidiaries or FFB or any of its subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to the affected party) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of First Bancshares, FFB, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).
First Bancshares and FFB will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of First Bancshares or FFB to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, First Bancshares and FFB agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.

NASDAQ Listing
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, First Bancshares must maintain employee benefit plans for those persons who are full-time employees of FFB on the closing date of the merger and who become employees of First Bancshares as of the effective time of the merger (referred to below as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities, including participation in employee stock ownership plans and retirement plans, that are made available on a uniform and non-discriminatory basis to similarly situated employees of First Bancshares (except that no covered employee may participate in any closed or frozen plan of First Bancshares). First Bancshares must give the covered employees credit for their prior service with FFB (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by First Bancshares and in which covered employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by First Bancshares.
With respect to any First Bancshares health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, First Bancshares must use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the FFB benefit plan in which the covered employee participated immediately prior to the effective time of the merger.
Following the effective time of the merger, The First must credit each covered employee with an amount of paid time off equal to such covered employee’s accrued by unused paid time off at FFB as of the effective time (“carryover PTO”), provided that The First may allocate the carryover PTO between vacation leave and sick leave in its discretion.
Any employee of FFB or First Florida Bank that becomes an employee of First Bancshares or The First at the effective time of the merger who are terminated within one year after the merger (other than for cause, death, disability, normal retirement or voluntary resignation) will be entitled to receive severance compensation calculated in accordance with First Bancshares’ severance policy.
Prior to the effective time of the merger, FFB will effectuate the termination or discontinuation of certain benefits plans maintained by FFB, as requested by First Bancshares.
Indemnification and Directors’ and Officers’ Insurance
For a period of six years after the effective time of the merger, First Bancshares shall indemnify and hold harmless the present and former directors and officers of FFB and its subsidiaries against all costs or expenses, judgments, fines, losses, claims, damages or other liabilities or amounts that are paid in settlement (which settlement requires the prior written consent of First Bancshares, which shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for FFB or its subsidiaries occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), to the same extent required or permitted pursuant to the organizational documents of FFB and its subsidiaries in effect as of the date of the merger agreement to the extent permitted by applicable law. First Bancshares will also advance expenses in connection with such indemnification.
For a period of six years after the effective time of the merger, First Bancshares will maintain directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of FFB or its subsidiaries with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by FFB; provided, however, that: (i) if First Bancshares is unable to obtain or maintain the directors’ and officers’ liability insurance, then First Bancshares will provide as much comparable insurance as is reasonably available, and (ii) officers and directors of FFB or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. First Bancshares will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by FFB for director and officer insurance in effect as of the date of the merger agreement.
First Bancshares has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of First Bancshares and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
FFB has agreed that, from the date of the merger agreement it will not and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of FFB or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, knowingly encourage, induce or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding, or furnish, or otherwise afford access to any Person any information or data with respect to FFB or any of its subsidiaries, in connection with a potential acquisition proposal; (iii) release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which FFB is a party, or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FFB or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more, in the aggregate, of the fair value of the consolidated assets of FFB; (C) any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of FFB or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of FFB or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, at any time prior to the date of the FFB special meeting, if  (i) FFB receives a bona fide unsolicited written acquisition proposal that did not result from a breach of the first paragraph of this section, (ii) the FFB board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable law, (iii) FFB has provided First Bancshares with at least three business days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to FFB or any of its subsidiaries or otherwise relating to an acquisition proposal, FFB receives from such person a confidentiality agreement with terms no less favorable to FFB than those contained in the confidentiality agreement with First Bancshares, then FFB may thereafter take such actions set forth in the above paragraph. FFB must promptly provide to First Bancshares any non-public information regarding FFB or any of its subsidiaries provided to any other person which was not previously provided to First Bancshares, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal that (i) if consummated would result in a third party (or in the case of a direct merger between such third party and FFB or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding FFB common stock or more than 50% of the assets of FFB and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of FFB), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of FFB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by First Bancshares in response to such acquisition proposal, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of FFB from a financial point of view than the merger.
FFB must promptly (and in any event within 24 hours) notify First Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, FFB or its representatives, in each case in connection with any acquisition proposal, and such notice must (i) indicate the name of the person initiating such discussion or negotiations or making such proposal, (ii) the material terms and conditions of any such proposals or offers and (iii) in the case of written materials, copies of such materials except to the extent such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement. FFB has agreed that it will keep First Bancshares informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of FFB nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to First Bancshares in connection with the transactions contemplated by the merger agreement (including the merger), the FFB recommendation or fail to reaffirm the FFB recommendation within three business days following a request by First Bancshares, or make any statement, filing or release in connection with the FFB special meeting or otherwise inconsistent with the FFB recommendation; (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal or (iii) enter into or cause FFB or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the merger agreement) or (B) requiring FFB to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.
Notwithstanding the foregoing, prior to the date of the FFB special meeting, the board of directors of FFB may withdraw, qualify, amend or modify the FFB recommendation (a “FFB subsequent determination”) after the fourth business day following First Bancshares’ receipt of a notice (the “notice of superior proposal”) from FFB advising First Bancshares that the board of directors of FFB has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of FFB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable law, (ii) during the four business day period after receipt of the notice of superior proposal by First Bancshares (the “notice period”), FFB and the board of directors of FFB shall have cooperated and negotiated in good faith with First Bancshares to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable FFB to proceed with the FFB recommendation without a FFB subsequent determination; provided, however, that First Bancshares shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement; and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Bancshares since its receipt of such notice of superior proposal, the board of directors of FFB has again in good faith made the determination that failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable law and such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, FFB is required to deliver a new notice of superior proposal to First Bancshares and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Conditions to Completion of the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted by applicable law, written waiver, including:
•
the required approval by the shareholders of FFB;

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the receipt of all regulatory approvals which shall remain in full force and effect, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions;

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the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act and the shares of First Bancshares common stock to be issued in connection with the merger have been approved for listing on NASDAQ, subject only to official notice of issuance;

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the receipt by each of First Bancshares and FFB of a U.S. federal income tax opinion from its outside legal counsel, dated as of the closing date of the merger, confirming that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the accuracy, subject to varying degrees of materiality, of First Bancshares’ and FFB’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

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performance in all material respects by First Bancshares and FFB of their respective obligations under the merger agreement;

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the Plan of Bank Merger is executed and delivered;

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less than 10% of the outstanding shares of FFB common stock validly exercise their appraisal rights;

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FFB has received, in form and substance satisfactory to FFB and First Bancshares, all consents, approvals, waivers and other assurances agreed to by the parties;

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First Bancshares shall have received from FFB a reasonably acceptable certificate of non-foreign status and accompanying IRS notice; and

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the absence of any event which has resulted in a material adverse effect on the other party, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other party.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger:
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by mutual written consent of First Bancshares and FFB;

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by First Bancshares or FFB if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

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by First Bancshares or FFB if the approval of the shareholders of FFB is not obtained at a meeting at which a vote was taken;

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by First Bancshares or FFB if the merger is not consummated on or before December 31, 2019, subject to automatic extension to March 31, 2020 if the only outstanding condition to closing is the receipt of regulatory approvals, which we refer to as the expiration date;

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by First Bancshares or FFB in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of 30 days of notice of the breach or two business days prior to the expiration date of the merger agreement and the terminating party is not itself in material breach;

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by First Bancshares if FFB materially breaches its covenant not to solicit other offers;

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by First Bancshares if FFB withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger agreement or makes any statement, filing or release in connection with the FFB special meeting inconsistent with its recommendation, or approves or recommends another acquisition proposal;

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by First Bancshares if FFB materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement;

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by First Bancshares if FFB fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares;

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by FFB if  (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $25.76, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $30.30) is more than 15% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $99.07); provided, however, First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement;

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by FFB if FFB’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if FFB pays to First Bancshares the $3,392,000 termination fee.

Termination Fee
FFB will pay First Bancshares a termination fee equal to $3,392,000 in the event of any of the following:
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First Bancshares terminates the merger agreement because: (i) FFB materially breached its covenant not to solicit other offers; (ii) FFB withdrew, qualified, amended, modified or withdrew its recommendation to its shareholders to approve the merger agreement to its shareholders, (iii) FFB materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger FFB approves, (iv) FFB fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares, or (v) FFB resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions; or

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FFB terminates the merger agreement for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement after making an FFB subsequent determination; or

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In the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of FFB or has been made directly to FFB’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) First Bancshares or FFB because the FFB shareholders have not approved the merger agreement by the required vote or (B) First Bancshares because of a material breach by FFB of its representations, warranties or covenants in the merger agreement, and (ii) prior to the date within 12 months of such termination, FFB enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above).

Effect of Termination
A termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination or resulting from fraud or any willful and material breach. Notwithstanding the foregoing, the parties have agreed that if FFB pays or causes to be paid to First Bancshares the termination fee in accordance with the merger agreement, FFB (or any successor in interest of FFB) will not have any further obligations or liabilities to First Bancshares with respect to the merger agreement or the transactions contemplated by it.
Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the FFB special meeting no amendment may be made which by law requires further approval by the shareholders of First Bancshares or FFB without obtaining such approval.
Expenses
All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

ANCILLARY AGREEMENTS
Voting Agreements
In connection with, and as a condition to, entering into the merger agreement, certain directors of FFB who have voting control over shares of FFB common stock entered into a voting agreement with First Bancshares. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement attached as Annex A to this document.
Pursuant to the voting agreements, each party to a voting agreement has agreed to appear at the FFB special meeting (in person or by proxy) or otherwise cause their shares to be counted as present for purposes of calculating a quorum and to vote his or her shares of FFB common stock:
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in favor of adoption and approval of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

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in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the merger agreement and the merger;

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against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of FFB contained in the merger agreement; and

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against any acquisition proposal other than the merger or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each shareholder party to a voting agreement will not:
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until the earlier of the termination of the voting agreement and the receipt of FFB shareholder approval, directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shareholder’s shares of FFB common stock, subject to certain transfer exceptions; and

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(i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (ii) except in his or her capacity as a director or officer of FFB and under circumstances for which such actions are permitted under the merger agreement, participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to FFB or any of its subsidiaries or otherwise relating to an acquisition proposal, (iii) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal, (iv) solicit proxies with respect to an acquisition proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement, or (v) initiate a shareholders’ vote or action by consent of FFB’s shareholders with respect to an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of  (i) the effective date of the merger, (ii) the amendment of the merger agreement in any manner that materially and adversely affects any of the shareholder’s rights set forth in the merger agreement, (iii) termination of the merger agreement, or (iv) two years from the date the voting agreements are executed.
As of the record date, shareholders who are party to the voting agreements were entitled to vote an aggregate of approximately 3,978,027 shares of FFB common stock that are subject to the requirements of the voting agreements, which represented approximately 61.88% of the shares of FFB common stock outstanding on that date.

Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to First Bancshares entering into the merger agreement, each of the directors of FFB and First Florida Bank entered into a non-competition and non-disclosure agreements with First Bancshares. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form non-competition and non-disclosure agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.
Pursuant to the non-competition and non-disclosure agreements, each party to a non-competition and non-disclosure agreement has agreed to, among other things:
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from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of FFB for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

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for a period of two years following the effective time of the merger:

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on such director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customers of First Bancshares, The First, FFB or First Florida Bank, including prospective customers of First Florida Bank actually known by the director to be actively sought by First Florida Bank as of the effective time of the merger, for the purpose of providing products or services that are competitive with those offered or protected by The First, FFB, First Bancshares or First Florida Bank; and

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on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee (full-time or temporary) of First Bancshares, The First, FFB or First Florida Bank;

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for a period of two years after the effective time of the merger, directly or indirectly, on the director’s own behalf or on behalf any other person, not act as a director, manager, officer, or employee of any business that is the same or essentially the same as the business conducted by First Bancshares, The First or FFB or First Florida Bank and that has an office located within any county in Florida where First Florida Bank operates a banking office as of the effective of the merger and each county contiguous to each of such counties.

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of  (i) the termination of the merger agreement, (ii) two years after the effective date of the merger, or (iii) upon a change in control of First Bancshares.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each director of FFB and First Florida Bank executed a claims letter with First Bancshares. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit D to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, each director of FFB and First Florida Bank released and forever discharged, effective upon the consummation of the merger, FFB and its subsidiaries, including First Florida Bank, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them, of and from any and all liabilities or claims that such director, solely in his or her capacity as an officer, director or employee of FFB and its subsidiaries, including First Florida Bank, has or claims to have, or previously had or claimed to have, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock option grants that have been disclosed in writing to First Bancshares; (ii) claims that the director may have in any capacity other than as an officer, director or employee of FFB or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by First Florida Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of FFB or any of its subsidiaries, claims in his or her capacity of a shareholder of FFB and claims as a holder of any check issued by any other depositor of First Florida Bank; (iii) any claims that the director may have under the merger agreement; (iv) any right to indemnification that the director may have under the articles of incorporation or bylaws of FFB or similar documents or any of its subsidiaries, Florida law or the merger agreement; (v) any claims that are based upon facts and circumstances arising after the date of the claims letter and prior to the closing of the merger that have been asserted in writing to FFB and First Bancshares prior to the closing of the merger; and (vi) any rights or claims previously disclosed.

THE COMPANIES
The First Bancshares, Inc.
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered financial holding company. As of June 30, 2019, First Bancshares had consolidated assets of  $3.47 billion, loans of $2.35 billion, deposits of  $2.83 billion, and shareholders’ equity of  $454.97 million. First Bancshares operates 67 full service branches, one motor branch and three loan production offices in Mississippi, Alabama, Louisiana, Florida and Georgia. The First’s deposits are insured by the FDIC.
First Bancshares is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.
First Bancshares and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board, the OCC and the Mississippi Department of Banking and Consumer Finance, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.
First Bancshares’ headquarters are located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, and its telephone number is (601) 268-8998. First Bancshares’ website can be found at www.thefirstbank.com. The contents of First Bancshares’ website are not incorporated into this proxy statement/prospectus.
For more information about First Bancshares’ business, see “Where You Can Find More Information” below.
First Florida Bancorp, Inc.
FFB was incorporated in 2014 under the laws of the State of Florida and became a bank holding company after it acquired the First Florida Bank (formerly known as “Destin First Bank”) that same year. First Florida Bank is a Florida-chartered bank organized in 2006. Both FFB and the Bank are headquartered in Destin, Florida. As of June 30, 2019, FFB had consolidated assets of  $451.43 million, loans of  $240.64 million, deposits of 387.03 million and shareholder’s equity of  $47.72 million. First Florida Bank serves Okaloosa, Walton and Bay Counties, Florida through 6 full service branches and one loan production office. First Florida Bank’s deposits are insured by the FDIC.
FFB is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.
FFB and First Florida Bank are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board and the Florida Office of Financial Regulation, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.
FFB’s headquarters is located at 2000 Ninety-Eight Palms Boulevard, Destin, Florida 32541, and its telephone number is (850) 269-1201. FFB’s website can be found at www.firstflbank.com. The contents of FFB’s website are not incorporated into this proxy statement/prospectus.

FFB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis is designed to provide a better understanding of various factors related to the results of operations and financial condition of FFB and First Florida Bank. This discussion is intended to supplement and highlight information contained in the accompanying unaudited condensed consolidated financial statements and related notes for the quarters ended June 30, 2019 and 2018, and the accompanying audited consolidated financial statements and related notes for the years ended December 31, 2018 and 2017. Unless otherwise stated, all loan amounts are net of unearned fees/income.
OVERVIEW
FFB was incorporated in 2014 under the laws of the State of Florida and became a bank holding company after it acquired First Florida Bank (formerly known as “Destin First Bank”) that same year. First Florida Bank is a Florida-chartered bank organized in 2006. Both FFB and First Florida Bank are headquartered in Destin, Florida. First Florida Bank serves Okaloosa, Walton and Bay Counties, Florida. First Florida Bank also has branches located at 2000 Ninety-Eight Palms Blvd., Destin, Florida 32541, 9461 Emerald Coast Parkway, Destin, Florida 32550, 16542 US Highway 331 South, Freeport, Florida 32439, 302 Mary Esther Blvd., Mary Esther, Florida 32569, 750 John Sims Pkwy E., Niceville, Florida 32578 and 701 Harrison Ave., Panama City, Florida 32401. First Florida Bank also has a loan production office located in Panama City, Florida.
First Florida Bank offers general retail and commercial banking services, including checking, savings and time deposits of various types, makes secured and unsecured loans and provides other banking services to individuals, businesses, institutions, and governmental entities.
Summary of Results of Operations
	Quarters Ended June 30,		Six-Months Ended June 30,		Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018	2018	2017
Net interest income (GAAP)	$3,856	$3,554	$7,499	$7,115	$14,760	$13,080
Noninterest income	1,101	1,165	1,932	2,001	3,520	3,245
Total revenue	4,957	4,719	9,431	9,116	18,280	16,325
Provision for loan losses	—	150	—	150	150	400
Noninterest expense	3,099	2,773	5,934	5,485	11,791	10,485
Income tax expense	496	452	844	832	1,481	2,028
Net income	$1,362	$1,344	$2,653	$2,649	$4,858	$3,412
Basic net earnings per share	$0.21	$0.21	$0.41	$0.41	$0.76	$0.53
Diluted net earnings per share	$0.20	$0.20	$0.40	$0.40	$0.74	$0.52
Financial Summary
FFB’s net income was $4.9 million for the year ended 2018, compared to $3.4 million for the year ended 2017. Net income was $2.7 million for the first six months of 2019 and $2.6 million in the first six months of 2018. Basic and diluted earnings per share were $0.76 and $0.74, respectively, for 2018 and $0.53 and $0.52, respectively, for 2017. Basic and diluted earnings per share were $0.41 and $0.40, respectively, for the first six months of 2019 and 2018.
Net interest income was $2.31 and $2.05 per share for the full years 2018 and 2017, respectively. This increase was primarily due to increased loans outstanding. Net interest income was $7.5 million in the first six months of 2019, a 5.40% increase compared to $7.1 million in the first six months 2018. This increase was primarily due to an increase in loans outstanding as well. Average loans were $221.4 million at the end of 2018, compared to $196.1 million at the end of 2017. FFB’s net interest margin increased to 3.53% in the first six months of 2019, compared to 3.51% in the first six months of 2018, as yields on earning assets improved.

The provision for loan losses was $150 thousand at the end of 2018, compared to $400 thousand at the end of 2017. FFB recorded no provision for loan losses at the end of the second quarter of 2019 and $150 thousand at the end of the second quarter of 2018. The provision for loan losses is based upon various estimates and judgements, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.
Noninterest income was $1.9 million in the first six months of 2019 compared to $2.0 million in the first six months of 2018. Noninterest income was $3.5 million at the end of 2018 compared to $3.2 million at the end of 2017. Noninterest expense was $5.9 million in the first six months of 2019 compared to $5.5 million in the first six months of 2018. This increase in noninterest expense was primarily due to increases in data processing expenses. Noninterest expense was $11.8 million at the end of 2018 compared to $10.5 million at the end of 2017. This increase in noninterest expense was primarily due to increases in salaries and data processing expenses.
Income tax expense was $844 thousand in the first six months of 2019 and $832 thousand in the first six months of 2018, reflecting an effective tax rate of 24.37% in 2019 and 24.14% in 2018. Income tax expense was $1.5 million at the end of 2018 and $2.0 million at the end of 2017, reflecting an effective tax rate of 23.36% in 2018 and 37.28% in 2017. These decreases in the income tax expense and effective tax rate were primarily due to the 2017 Tax Cuts and Jobs Act, which lowered FFB’s statutory federal tax rate from 35% to 21%.
FFB paid no cash dividends in 2018 or 2017. At June 30, 2019, First Florida Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards with a total risk-based capital ratio of 23.20%, a Tier one leverage ratio of 12.30% and common equity Tier 1, or CET1, capital ratio of 21.95%.
CRITICAL ACCOUNTING POLICIES
Organization
FFB is a one-bank holding company that provides a full range of banking services to individuals and businesses through its wholly owned subsidiary, First Florida Bank. First Florida Bank is a state-chartered bank organized in 2006 under the laws of the State of Florida, with its principal banking office located in Destin, Florida. FFB and First Florida Bank are regulated by various Federal and State agencies and are subject to periodic examinations by those regulatory authorities.
Principles of Consolidation
The consolidated financial statements include the accounts of FFB and First Florida Bank. All material intercompany balances and transactions have been eliminated in consolidation.
Accounting Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair value of investment securities, and current and deferred taxes.
Cash Equivalents
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits in banks, all of which mature within 90 days.

Securities
Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and are recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Restricted Equity Securities
Restricted equity securities consist of stock in the Federal Home Loan Bank of Atlanta, Federal Reserve Bank and First National Bankers Bank, which are held in accordance with certain lender and/or member requirements and are stated at cost, which approximates fair value.
Loans Receivable
First Florida Bank grants real estate, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout Northwest Florida. The ability of First Florida Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Other personal loans are typically charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through an allowance for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
A loan is considered impaired when, based on current information and events, it is probable that First Florida Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for real estate and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, First Florida Bank does not separately identify individual smaller balance consumer loans for impairment disclosures.
Mortgage Loans Held For Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.
Premises and Equipment
Land is carried at cost. Buildings, furniture and equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the estimated useful lives of the assets.
Foreclosed Real Estate
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its costs or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.
Advertising
Advertising costs are expensed as incurred.
Stock-Based Compensation
FFB records stock-based compensation at fair value and expenses the fair value of stock options granted. FFB recognizes stock-based compensation in salaries and employee benefits in the accompanying consolidated statements of income on a straight-line basis over the vesting period. FFB accounts for forfeitures of stock options as they occur.
Income Taxes
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various assets and liabilities included in the consolidated statements of financial condition and gives current recognition to changes in tax rates and laws.
FFB and First Florida Bank file consolidated income tax returns, with income tax expense or benefit computed and allocated on a separate return basis.
Credit Related Financial Instruments
In the ordinary course of business, First Florida Bank has entered into commitments to extend credit and letters of credit. Such financial instruments are recorded when funded.
Comprehensive Income
Annual comprehensive income reflects the change in FFB’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. The only components of other comprehensive income consist of realized and unrealized gains and losses related to investment securities.

RESULTS OF OPERATIONS
Average Balance Sheet and Interest Rates
	Year Ended December 31,
	2018		2017
(Dollars in thousands)	Average Balance	Yield/Rate	Average Balance	Yield/Rate
Loans and loans held for sale	$221,390	6.57%	$196,069	6.15%
Securities – taxable	69,261	2.37	61,434	2.30
Securities – tax-exempt	52,460	2.40	55,277	2.37
Total securities	121,721	2.38	116,711	2.33
Federal funds sold	3,000	1.73	2,951	0.95
Interest bearing bank deposits	61,759	1.85	60,489	1.05
Total interest-earning assets	407,870	4.57	376,220	4.10
Deposits:
NOW	12,311	0.19	10,525	0.17
Savings and money market	113,627	0.92	121,952	0.63
Certificates of deposits	140,755	1.76	106,944	1.25
Total interest-bearing deposits	266,693	1.33	239,421	0.89
Short-term borrowings	2,959	2.30	—	—
Long-term debt	6,281	4.04	6,343	3.63
Total interest-bearing liabilities	275,933	1.40	245,764	0.96
Net interest income and margin	$14,760	3.62%	$13,080	3.48%

	Six Months Ended June 30,
	2019		2018
(Dollars in thousands)	Average Balance	Yield/Rate	Average Balance	Yield/Rate
Loans and loans held for sale	$239,162	6.57%	$218,374	6.25%
Securities – taxable	72,015	2.37	70,879	2.36
Securities – tax-exempt	51,072	2.42	53,082	2.40
Total securities	123,087	2.39	123,961	2.37
Federal funds sold	3,000	2.40	3,000	1.47
Interest bearing bank deposits	52,180	2.35	52,367	1.58
Total interest-earning assets	417,429	4.78	397,702	4.39
Deposits:
NOW	12,864	0.19	11,615	0.19
Savings and money market	105,162	1.13	115,467	0.80
Certificates of deposits	151,817	2.18	135,647	1.48
Total interest-bearing deposits	269,843	1.67	262,729	1.13
Short-term borrowings	7,680	2.63	884	1.81
Long-term debt	5,783	4.01	6,445	4.03
Total interest-bearing liabilities	283,306	1.74	270,058	1.20
Net interest income and margin	$7,499	1.80%	$7,115	1.79%

Net Interest Income and Margin
Net interest income was $7.5 million for the first six months of 2019, compared to $7.1 million at the first six months of 2018. This increase was primarily due to increased interest rates. Net interest income was $14.8 million in 2018, compared to $13.1 million in 2017. This increase was primarily due to increased earning assets.
The yield on total interest-earning assets was 4.78% in the first six months of 2019, an increase of 39 basis points from the yield on total interest-earning assets of 4.39% in the first six months of 2018, primarily due to increased market interest rates. The yield on total interest-earning assets was 4.57% in 2018, an increase of 47 basis points from the yield on total interest-earning assets of 4.10% in 2017, primarily due to increased market interest rates.
The cost of total interest-bearing liabilities was 1.74% in the first six months of 2019, an increase of 54 basis points from 1.20% in the first six months of 2018. The net increase was largely a result of increasing short-term rates. The cost of total interest-bearing liabilities was 1.40% in 2018, an increase of 44 basis points from 0.96% in 2017. The net increase was largely a result of short-term market-rate fluctuations.
FFB deploys various asset liability management strategies to manage its exposure to interest rate fluctuations. FFB’s net interest margin could experience pressure due to increased competition for quality loan opportunities and possible increases in its costs of funds, if the Federal Reserve continues its gradual increase in interest rates.
Provision for Loan Losses
The provision for loan losses represents a charge to earnings necessary to provide an allowance for loan losses that, in management’s evaluation, should be adequate to provide coverage for the probable losses on outstanding loans. FFB recorded a provision for loan losses of  $150 thousand at December 31, 2018 and a provision for loan losses of  $400 thousand for the year ended December 31, 2017. FFB recorded no provision for loan losses for the first six months of 2019 and a provision for loan losses of  $150 thousand for the first six months of 2018.
Based upon its assessment of the loan portfolio, management adjusts the allowance for loan losses to an amount it believes to be appropriate to adequately cover probable losses in the loan portfolio. FFB’s allowance for loan losses to total loans increased to 1.57% at December 31, 2018 from 1.46% at December 31, 2017. FFB’s allowance for loan losses to total loans decreased to 1.36% for the first six months of 2019 from 1.40% for the first six months of 2018.
Based upon its evaluation of the loan portfolio, management believes the allowance for loan losses to be adequate to absorb its estimate of probable losses existing in the loan portfolio at June 30, 2019. While FFB’s policies and procedures used to estimate the allowance for loan losses, as well as the resultant provision for loan losses charged to operations, are believed adequate by management and are reviewed from time to time by FFB’s regulators, they are based on estimates and judgment and are therefore approximate and imprecise. There exist factors beyond FFB’s control, such as conditions in the local and national economy, a local real estate market or particular industry, that may negatively and materially affect FFB’s asset quality and the adequacy of its allowance for loan losses and, thus, the resulting provision for loan losses.
Noninterest Income
	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2019	2018	2018	2017
Service charges on deposit accounts	$66	$110	$224	$210
Mortgage lending	1,131	1,057	2,193	1,890
Bank-owned life insurance	—	—	—	—
Securities gains, net	—	—	(19)	27
Other	735	834	1,122	1,118
Total noninterest income	$1,932	$2,001	$3,520	$3,245

FFB’s income from mortgage lending is primarily attributable to selling loans on the secondary market. Origination income, net, is comprised of gains or losses from the sale of the mortgage loans originated, origination fees, underwriting fees and other fees associated with the origination of loans, which are netted against the commission expense associated with these originations. FFB’s normal practice is to originate mortgage loans for sale in the secondary market and to sell the servicing rights when the loan is sold.
FFB’s mortgage lending income was comprised of origination income. For the years ended December 31, 2018 and 2017, FFB’s origination income was $2.2 million and $1.9 million, respectively. For the six months ended June 30, 2019 and 2018, FFB’s mortgage origination income was $1.1 million.
Noninterest Expense
	Year Ended December 31,
(Dollars in thousands)	2018	2017
Salaries and benefits	$6,940	$6,144
Net occupancy and equipment	1,768	1,757
Professional fees	159	271
FDIC and other regulatory assessments	194	191
Other	2,730	2,122
Total noninterest expense	$11,791	$10,485
The increase in salaries and benefits expense reflects routine annual increases. The increase in other noninterest expense was primarily due to increased data processing and marketing expenses. The higher professional fees in 2017 compared to 2018 were primarily in connection with the settlement of a lawsuit that year.
	Quarter Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2019	2018	2019	2018
Salaries and benefits	$1,721	$1,628	$3,361	$3,189
Net occupancy and equipment	453	448	884	895
Professional fees	289	39	330	79
FDIC and other regulatory assessments	48	45	97	92
Other	588	613	1,262	1,230
Total noninterest expense	$3,099	$2,773	$5,934	$5,485
The increase in salaries and benefits expense reflects routine annual increases. The increase in professional fees was primarily due to legal expenses incurred in connection with the merger.
Income Tax Expense
Income tax expense was $844 thousand in the first six months of 2019 compared to $832 thousand in the first six months of 2018. FFB’s effective income tax rate was 22.11% in the first six months of 2019, compared to 23.27% in the first six months of 2018. Income tax expense was $1.5 million in 2018 compared to $2,028 in 2017. FFB’s effective income tax rate was 23.36% in 2018, compared to 37.28% in 2017. The decreases were due to the 2017 Tax Cuts and Jobs Act.
BALANCE SHEET ANALYSIS
Securities
Total fair value of securities was $112.9 million at December 31, 2018, a decrease of  $11.5 million, or 9.24%, compared to $124.4 as of December 31, 2017. This decrease reflects a decrease in the amortized cost basis of securities of  $19.6 million and a decrease in the fair value of securities of  $8.1 million. The decrease in the amortized cost basis of securities was primarily due to maturities and mortgage backed securities paydowns. The average yields earned on total securities was 2.38% in 2018 and 2.33% in 2017.

The following table shows the fair value and weighted average yield of securities as of December 31, 2018 according to contractual maturity. Actual maturities may differ from contractual maturities of residential mortgage-backed securities, or RMBS, because the mortgages underlying the securities may be called or prepaid with or without penalty.
	December 31, 2018
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
Treasury agency obligations	$—	$3,405	$16,831	$2,272	$22,508
Agency RMBS	—	—	6,856	19,042	25,898
State and political subdivisions	1,606	502	7,654	40,694	50,456
Corporate obligations	—	4,741	9,311	—	14,052
Total Securities	$1,606	$8,648	$40,652	$62,008	$112,914
Weighted average yield:
Agency obligations	—%	1.64%	2.48%	2.25%	2.26%
Agency RMBS	—%	—%	1.83%	2.41%	2.26%
State and political subdivisions	3.01%	3.16%	3.00%	3.24%	3.19%
Corporate obligations	—%	2.11%	2.37%	—%	2.28%
Total Securities	3.01%	1.99%	2.44%	2.95%	2.68%
Total fair value of securities was $132.1 million at June 30, 2019, an 11.32% increase compared to $118.7 million as of June 30, 2018. This increase reflects an increase in the amortized cost basis of securities available-for-sale of  $12.1 million and an increase in the fair value of securities available-for-sale of $15.0 million. The increase in the amortized cost basis of securities available-for-sale was primarily due to increased bond purchases. The average yields earned on total securities was 2.39% as of June 30, 2019 and 2.37% as of June 30, 2018.
The following table shows the carrying value and weighted average yield of securities as of June 30, 2019 according to contractual maturity. Actual maturities may differ from contractual maturities of RMBS because the mortgages underlying the securities may be called or prepaid with or without penalty.
	June 30, 2019
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
Treasury and agency obligations	$—	$3,504	$19,253	$1,461	$24,218
Agency RMBS	—	—	6,886	35,485	42,371
State and political subdivisions	1,008	501	9,970	39,268	50,747
Corporate debt securities	1,007	5,974	7,773	—	14,754
Total	$2,015	$9,979	$43,882	$76,214	$132,090
Weighted average yield:
Agency obligations	—%	1.64%	2.37%	2.37%	2.27%
Agency RMBS	—%	—%	1.83%	2.10%	2.06%
State and political subdivisions	2.94%	4.11%	3.08%	3.32%	3.27%
Corporate debt securities	2.03%	2.23%	2.36%	—%	2.28%
Total	2.49%	2.12%	2.44%	2.73%	2.59%

Loans
	2019		2018
(In thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Commercial and industrial	$10,483	10,901	10,993	13,550	14,599
Construction and land development	63,933	63,833	55,213	56,081	56,439
Commercial real estate	66,843	63,083	61,929	61,716	62,062
Residential real estate	111,205	97,931	95,412	90,621	94,698
Consumer installment	1,940	2,151	2,108	1,962	2,026
Total loans	$254,404	$237,899	$225,655	$223,930	$229,824
Total loans, net of unearned income, were $225.7 million at December 31, 2018, an increase of $17.5 million, or 8.40%, from $208.2 million at December 31, 2017. Four loan categories represented the majority of the loan portfolio at December 31, 2018: commercial real estate mortgage loans (27.44%), residential real estate mortgage loans (42.28%), commercial and industrial loans (4.87%) and construction and land development loans (24.47%). Approximately 57.33% of FFB’s commercial real estate loans were classified as owner-occupied at December 31, 2018.
Total loans, net of unearned income, were $254.4 at June 30, 2019, an increase of  $24.6 million, or 10.69%, from $229.8 at June 30, 2018. Four loan categories represented the majority of the loan portfolio at June 30, 2019: commercial real estate mortgage loans (26.27%), residential real estate mortgage loans (43.71%), commercial and industrial loans (4.12%) and construction and land development loans (25.13%). Approximately 45.20% of FFB’s commercial real estate loans were classified as owner-occupied at June 30, 2019. Total unearned income on loans was $770 thousand and $641 thousand at June 30, 2019 and 2018.
Within its residential real estate mortgage portfolio, FFB had junior lien mortgages of approximately $866 thousand, or 0.34%, and $1.2 million, or 0.58%, of total loans, net of unearned income at December 31, 2018 and 2017, respectively. For residential real estate mortgage loans with a consumer purpose, approximately $226 thousand and $208 thousand required interest-only payments at December 31, 2018 and 2017, respectively. FFB had junior lien mortgages of approximately $1.4 million, or 0.57%, and $1.1 million, or 0.47%, of total loans, net of unearned income at June 30, 2019 and 2018, respectively. For residential real estate mortgage loans with a consumer purpose, approximately $1.5 million required interest-only payments at June 30, 2019 and 2018, respectively. FFB’s residential real estate mortgage portfolio does not include any option ARM loans, subprime loans, or any material amount of other high-risk consumer mortgage products.
The average yield earned on loans and loans held for sale was 6.57% in 2018, 6.15% in 2017, 6.57% in the first six months of 2019 and 6.25% in the first six months of 2018.
The specific economic and credit risks associated with FFB’s loan portfolio include, but are not limited to, the effects of current economic conditions on FFB’s borrowers’ cash flows, real estate market sales volumes, valuations, and availability and cost of financing for properties, real estate industry concentrations, deterioration in certain credits, interest rate fluctuations, reduced collateral values or non-existent collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of applicable laws and regulations.
FFB attempts to reduce these economic and credit risks by adhering to loan-to-value guidelines for collateralized loans, investigating the creditworthiness of borrowers and monitoring borrowers’ financial positions. Also, FFB establishes and periodically reviews its lending policies and procedures. Banking regulations limit a bank’s credit exposure by prohibiting unsecured loan relationships that exceed 10% of its capital; or 20% of capital, if loans in excess of 10% of capital are fully secured. Under these regulations, FFB is prohibited from having secured loan relationships in excess of approximately $11 million. Furthermore, FFB has an internal limit for aggregate credit exposure (loans outstanding plus unfunded commitments) to a single borrower of  $10 million. FFB’s loan policy requires that the loan committee of the First Florida Bank board approve any loan relationships that exceed this internal limit. At June 30, 2019, First Florida Bank had no loan relationship exceeding its internal limit.

FFB periodically analyzes its commercial loan portfolio to determine if a concentration of credit risk exists in any one or more industries. FFB uses classification systems broadly accepted by the financial services industry in order to categorize FFB’s commercial borrowers. Loan concentrations to borrowers in the following classes exceeded 25% of First Florida Bank’s total risk-based capital at December 31, 2018 and 2017 and June 30, 2019 and 2018 (and related balances at such dates).
	December 31,
(In thousands)	2018	2017
Lessors of 1-4 family residential properties	$96,138	$76,742

	June 30,
(In thousands)	2019	2018
Lessors of 1-4 family residential properties	$111,205	$94,698
Allowance for Loan Losses
FFB maintains the allowance for loan losses at a level that management believes appropriate to adequately cover FFB’s estimate of probable losses in the loan portfolio. As of December 31, 2018 and 2017, respectively, the allowance for loan losses was $3.5 million and $3.0 million which management believed to be adequate at each of the respective dates. As of June 30, 2019 and 2018, respectively, the allowance for loan losses was $3.5 million and $3.2 million which management believed to be adequate at each of the respective dates. The judgments and estimates associated with the determination of the allowance for loan losses are described under “Critical Accounting Policies”.
A summary of the changes in the allowance for loan losses and certain asset quality ratios for each of the second quarter of 2019 and previous four quarters is presented below.
	2019		2018
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Balance at beginning of period	$3,450	$3,535	$3,525	$3,214	$3,030
Charge-offs:
Commercial and industrial	—	(93)	—	(3)	—
Residential real estate	—	—	—	(43)	—
Consumer installment	—	(4)	(5)	(11)	(9)
Total charge-offs	—	(97)	(5)	(57)	(9)
Recoveries	5	12	15	368	43
Net recoveries (charge-offs)	5	(85)	10	311	34
Provision for loan losses	—	—	—	—	150
Ending balance	$3,455	$3,450	$3,535	$3,525	$3,214
as a % of loans	1.36%	1.45%	1.57%	1.57%	1.40%
as a % of nonperforming loans	638.36%	625.18%	631.25%	605.67%	538.36%
Net (recoveries) charge-offs as % of average loans(a)	—%	(0.04)%	—%	(0.14)%	0.02%

(a)
Net (recoveries) charge-offs are annualized.

Management assesses the adequacy of the allowance prior to the end of each calendar quarter. The level of the allowance is based upon management’s evaluation of the loan portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payment), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, industry and peer bank loan quality indications and other pertinent factors. This evaluation is inherently subjective as it requires various material estimates and judgments including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The ratio of FFB’s allowance for loan losses to total loans outstanding was 1.57% at December 31, 2018, compared to 1.46% at December 31, 2017. The ratio of FFB’s allowance for loan losses to total loans outstanding was 1.36% at June 30, 2019, compared to 1.40% at June 30, 2018. In the future, the allowance to total loans outstanding ratio will increase or decrease to the extent the factors that influence FFB’s quarterly allowance assessment in their entirety either improve or weaken.
Net recoveries were $355 thousand, or 0.16% of average loans, in 2018, compared to charge offs of $405 thousand, or 0.20% of average loans, in 2017. Net charge-offs were $80 thousand, or 0.03% of average loans, for the first six months of 2019, compared to recoveries of  $34 thousand, or 0.02% of average loans, in first six months 2018.
At December 31, 2018 and 2017, FFB’s recorded investment in loans considered impaired was $1.2 million and $1.8 million, respectively, with corresponding valuation allowance of  $180 thousand and $297 thousand, respectively.
FFB’s regulators, as an integral part of their examination process, periodically review FFB’s allowance for loan losses, and may require FFB to make additional provisions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations.
Nonperforming Assets
At December 31, 2018, FFB had $560 thousand in nonperforming assets compared to $419 thousand at December 31, 2017. At June 30, 2019, FFB had $541 thousand in nonperforming assets compared to $597 thousand at June 30, 2018.
The table below provides information concerning total nonperforming assets and certain asset quality ratios.
	2019		2018
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Nonperforming assets:
Nonperforming (nonaccrual) loans	$541	$552	$560	$582	$597
Total nonperforming assets	$541	$552	$560	$582	$597
as a % of loans and other real estate owned	0.21%	0.23%	0.25%	0.26%	0.26%
as a % of total assets	0.12%	0.13%	0.14%	0.13%	0.14%
Nonperforming loans as a % of total loans	0.21%	0.23%	0.25%	0.26%	0.26%
The table below provides information concerning the composition of nonaccrual loans at December 31, 2018 and 2017, respectively.
	December 31,
(In thousands)	2018	2017
Nonaccrual loans:
Commercial and industrial	$120	$162
Construction and land development	—	257
Commercial real estate	440	—
Total nonaccrual loans/nonperforming loans	$560	$419

The table below provides information concerning the composition of nonaccrual loans at June 30, 2019 and 2018, respectively.
	June 30,
(In thousands)	2019	2018
Nonaccrual loans:
Commercial and industrial	$101	$138
Commercial real estate	440	459
Total nonaccrual loans/nonperforming loans	$541	$597
FFB discontinues the accrual of interest income when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected or (2) the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection. At December 31, 2018, FFB had $560 thousand in loans on nonaccrual, compared to $419 thousand at December 31, 2017. At June 30, 2019 FFB had $541 thousand in loans on nonaccrual, compared to $597 thousand at June 30, 2018.
FFB may elect to formally restructure certain loans as a result of the weakening credit status of a borrower to facilitate a repayment plan that minimizes the potential losses that we might incur. Restructured loans, or TDRs, are classified as impaired loans, and if the loans are on nonaccrual status as of the date of restructuring, the loans are included in the nonaccrual loan balances noted above. Nonaccrual loan balances do not include loans that have been restructured that were performing as of the restructure date. At December 31, 2018 and 2017, FFB had $120 thousand and $162 thousand, respectively, in accruing TDRs. At June 30, 2019 and 2018, FFB had $101 thousand and $139 thousand, respectively, in accruing TDRs.
At December 31, 2017, there were $481 thousand in loans 90 days past due and still accruing interest. These loans consisted of  $479 thousand in loans secured by commercial real estate. At June 30, 2019 and 2018 and December 31, 2018, there were no loans 90 days past due and still accruing interest.
FFB had no other real estate owned for the second quarter of 2019 and the previous four quarters.
Potential Problem Loans
Potential problem loans represent those loans with a well-defined weakness and where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower’s ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the Federal Reserve, FFB’s primary regulator, for loans classified as substandard, excluding nonaccrual loans. Potential problem loans are not included in nonperforming assets. At December 31, 2018 and 2017 and June 30, 2018, FFB had no potential problem loans.
Potential problem loans amounted to $507 thousand, or 0.20% of total loans, at June 30, 2019, which consisted of  $344 thousand in commercial and industrial loans and $163 thousand in residential real estate loans. These potential problem loans were past due at least 30 but less than 90 days.
The following table is a summary of FFB’s performing loans that were past due at least 30 days, but less than 90 days, for the second quarter of 2019 and the previous four quarters.
	2019		2018
(In thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Performing loans past due 30 to 89 days:
Commercial and industrial	$455	$222	$220	$—	$6
Commercial real estate	—	—	625	—	—
Residential real estate	358	—	—	248	417
Consumer installment	2	27	7	6	6
Total	$815	$249	$852	$254	$429

The following table is a summary of FFB’s performing loans that were past due at least 30 days but less than 90 days as of December 31, 2018 and 2017, respectively.
	December 31,
(In thousands)	2018	2017
Performing loans past due 30 to 89 days:
Commercial and industrial	$220	$35
Construction and land development	—	178
Commercial real estate	625	—
Residential real estate	—	219
Consumer installment	7	1
Total	$852	$433
Deposits
	December 31,
(In thousands)	2018	2017
Noninterest bearing demand	$88,878	$93,870
NOW	12,169	12,616
Money market	81,664	92,310
Savings	21,863	25,802
Certificates of deposit under $100,000	40,358	32,865
Certificates of deposit and other time deposits of $100,000 or more	110,680	87,010
Total deposits	$355,612	$344,473
Total deposits were $355.6 million and $344.5 million at December 31, 2018 and 2017, respectively. The increase in deposits were primarily due to increased short-term rates.
The average rates paid on total interest-bearing deposits were 1.33% in 2018 and 0.89% in 2017. Noninterest bearing deposits were 24.99% and 27.25% of total deposits at December 31, 2018 and 2017, respectively.
	June 30,
(In thousands)	2019	2018
Noninterest bearing demand	$104,914	$102,754
NOW	14,562	13,461
Money market	84,063	91,966
Savings	22,034	28,116
Certificates of deposit under $100,000	41,287	38,118
Certificates of deposit and other time deposits of $100,000 or more	120,173	103,110
Total deposits	$387,033	$377,525
Total deposits were $387.0 million and $377.5 million at June 30, 2019 and 2018, respectively. The increase in deposit balances was primarily due to higher short-term rates.
The average rates paid on total interest-bearing deposits were 1.67% in the first six months of 2019 and 1.13% in the first six months of 2018. Noninterest bearing deposits were 27.11% and 27.22% of total deposits at June 30, 2019 and 2018, respectively.

Other Borrowings
Other borrowings consist of short-term borrowings and long-term debt. Short-term borrowings consist of federal funds purchased and Federal Home Loan Bank advances with an original maturity of one year or less. Short-term borrowings amounted to $5.0 million at December 31, 2018. FFB had no short-term borrowings at December 31, 2017. FFB had $10.0 million and $5.0 million in short-term borrowings at June 30, 2019 and 2018, respectively. First Florida Bank had available federal fund lines totaling $10 .0 million with none outstanding at December 31, 2018 and 2017, respectively, and $5 .0 million outstanding at June 30, 2019 and 2018, respectively. Long-term debt consist of borrowings by FFB secured by the stock of First Florida Bank. Long-term borrowings amounted to $6.0 million and $6.7 million at December 31, 2018 and 2017, respectively, and $5.7 million and $6.4 million at June 30, 2019 and 2018, respectively.
The average rates paid on short-term borrowings were 2.30% in 2018 and $2.63% and 1.81% at June 30, 2019 and 2018, respectively. The average rates paid on long-term debt were 4.04% in 2018 and 3.63% in 2017. The average rates paid on long-term debt were 4.01% in the first six months of 2019 and 4.03% in the first six months of 2018.
CAPITAL ADEQUACY
FFB’s consolidated stockholders’ equity was $43.2 million and $39.0 million as of December 31, 2018 and 2017, respectively. The change was primarily driven by a corresponding increase in net income.
FFB’s consolidated stockholders’ equity was $47.7 million and $40.5 million as of June 30, 2019 and 2018, respectively. The change was primarily driven by increases in net income and net changes in accumulated comprehensive income.
First Florida Bank’s Tier 1 leverage ratio was 12.07%, CET1 risk-based capital ratio was 23.13%, Tier 1 risk-based capital ratio was 23.13%, and total risk-based capital ratio was 24.38% at December 31, 2018. These ratios exceed the minimum regulatory capital percentages of 5.0% for tier 1 leverage ratio, 6.5% for CET1 risk-based capital ratio, 8.0% for tier 1 risk-based capital ratio, and 10.0% for total risk-based capital ratio to be considered “well capitalized.” First Florida Bank’s capital conservation buffer was 16.38% at December 31, 2018.
First Florida Bank’s Tier 1 leverage ratio was 12.30%, CET1 risk-based capital ratio was 21.95%, Tier 1 risk-based capital ratio was 21.95%, and total risk-based capital ratio was 23.20% at June 30, 2019. These ratios exceed the minimum regulatory capital percentages of 5.0% for tier 1 leverage ratio, 6.5% for CET1 risk-based capital ratio, 8.0% for tier 1 risk-based capital ratio, and 10.0% for total risk-based capital ratio to be considered “well capitalized.” First Florida Bank’s capital conservation buffer was 15.20% at June 30, 2019.
Off-Balance Sheet Arrangements
At December 31, 2018 and June 30, 2019, First Florida Bank had outstanding standby letters of credit of  $532 thousand and $534 thousand and unfunded loan commitments outstanding of  $62.8 million and $60.1 million, respectively. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, First Florida Bank has the ability to liquidate federal funds sold or securities available-for-sale, or on a short-term basis to borrow and purchase federal funds from other financial institutions.
Residential mortgage lending and servicing activities
Since 2007, First Florida Bank has primarily sold residential mortgage loans in the secondary market. The sale agreements for these residential mortgage loans with investors include various representations and warranties regarding the origination and characteristics of the residential mortgage loans. Although the representations and warranties vary among investors, they typically cover ownership of the loan, validity of the lien securing the loan, the absence of delinquent taxes or liens against the property securing the loan, compliance with loan criteria set forth in the applicable agreement, compliance with applicable federal, state, and local laws, among other matters.

As of June 30, 2019, the unpaid principal balance of residential mortgage loans, which First Florida Bank has originated and sold, was $31.7 million. Although these loans are generally sold on a non-recourse basis, except for breaches of customary seller representations and warranties, First Florida Bank may have to repurchase residential mortgage loans in cases where it breaches such representations or warranties or the other terms of the sale, such as where First Florida Bank fails to deliver required documents or the documents First Florida Bank delivers are defective. Investors also may require the repurchase of a mortgage loan when an early payment default underwriting review reveals significant underwriting deficiencies, even if the mortgage loan has subsequently been brought current. Repurchase demands are typically reviewed on an individual loan by loan basis to validate the claims made by the investor and to determine if a contractually required repurchase event has occurred. First Florida Bank seeks to reduce and manage the risks of potential repurchases or other claims by mortgage loan investors through its underwriting, quality assurance and servicing practices, including good communications with its residential mortgage investors.
Although to date repurchase requests related to representation and warranty provisions, and servicing activities have been limited, it is possible that requests to repurchase mortgage loans may increase in frequency if investors more aggressively pursue all means of recovering losses on their purchased loans. As of June 30, 2019, management believes that this exposure is not material. Management maintains ongoing communications with investors and will continue to evaluate this exposure by monitoring the level and number of repurchase requests as well as the delinquency rates in First Florida Bank’s investor portfolios.
Effects of Inflation and Changing Prices
The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with GAAP and practices within the banking industry, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.
CURRENT ACCOUNTING DEVELOPMENTS
The following ASUs have been issued by the FASB but are not yet effective.
•
ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments;

•
ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement;

•
ASU 2018-15, Intangibles — Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract; and

•
ASU 2016-02, Leases (Topic 842), Amendments to Accounting Standards Codification.

Information about these pronouncements is described in more detail below.
ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): — Measurement of Credit Losses on Financial Instruments, amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, the new standard eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses using a broader range of information regarding past events, current conditions and forecasts assessing the collectability of cash flows. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however the new standard will require that credit losses be presented as an allowance rather than as a write-down. The new guidance affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities that are SEC filers, the new guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2019, and early adoption is permitted beginning in 2019. FFB is currently evaluating the impact this ASU will have on its consolidated financial statements.
ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, improves the disclosure requirements on fair value measurements by eliminating the requirements to disclose (i) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; (ii) the policy for timing of transfers between levels; and (iii) the valuation processes for Level 3 fair value measurements. This ASU also added specific disclosure requirements for fair value measurements for public entities including the requirement to disclose the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2019, and all interim periods within those fiscal years. Early adoption is permitted upon issuance of the ASU. Entities are permitted to early adopt amendments that remove or modify disclosures and delay the adoption of the additional disclosures until their effective date. FFB is currently evaluating the impact this ASU will have on its consolidated financial statements.
ASU 2018-15, Intangibles — Goodwill and Other — Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include internal-use software license). This ASU requires entities to use the guidance in FASB ASC 350-40, Intangibles — Goodwill and Other — Internal Use Software, to determine whether to capitalize or expense implementation costs related to the service contract. This ASU also requires entities to (i) expense capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement; (ii) present the expense related to the capitalized implementation costs in the same line item on the income statement as fees associated with the hosting element of the arrangement; (iii) classify payments for capitalized implementation costs in the statement of cash flows in the same manner as payments made for fees associated with the hosting element; and (iv) present the capitalized implementation costs in the same balance sheet line item that a prepayment for the fees associated with the hosting arrangement would be presented. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted. FFB is currently evaluating the impact this ASU will have on its consolidated financial statements.
ASU 2016-02, Leases (Topic 842): The guidance in this topic supersedes the requirements in ASC Topic 840, Leases. The update will require business entities to recognize lease assets and liabilities on the balance sheet and to disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For nonpublic business entities, this update will be effective for interim and annual periods beginning after December 15, 2019, and is to be applied on a modified retrospective basis. Adoption of this guidance is expected to increase the assets and liabilities of the FFB.

Table 1 — Average Balance and Net Interest Income Analysis
	Year Ended December 31,
	2018			2017
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Loans and loans held for sale(1)	$221,390	$14,537	6.57%	$196,069	$12,056	6.15%
Securities – taxable	69,261	1,639	2.37	61,434	1,410	2.30
Securities – tax-exempt(2)	52,460	1,259	2.40	55,277	1,310	2.37
Total securities	121,721	2,898	2.38	116,711	2,720	2.33
Federal funds sold	3,000	52	1.73	2,951	28	0.95
Interest bearing bank deposits	61,759	1,143	1.85	60,489	637	1.05
Total interest-earning assets	407,870	18,630	4.57	376,220	15,441	4.10
Interest-bearing liabilities:
Deposits:
NOW	$12,311	$24	0.19%	$10,525	$18	0.17%
Savings and money market	113,627	1,050	0.92	121,952	771	0.63
Certificates of deposits	140,755	2,474	1.76	106,944	1,342	1.25
Total interest-bearing deposits	266,693	3,548	1.33	239,421	2,131	0.89
Short-term borrowings	2,959	68	2.30	—	—	—
Long-term debt	6,281	254	4.04	6,343	230	3.63
Total interest-bearing liabilities	275,933	3,870	1.40	245,764	2,361	0.96
Net interest income and margin		$14,760	3.62%		$13,080	3.48%

(1)
Average loan balances are shown net of unearned income and loans on nonaccrual status have been included in the computation of average balances.

(2)
Yields on tax-exempt securities have been computed on a basis using an .income tax rate of 21% for 2018 and 34% for prior years.

	Six Months Ended June 30,
	2019			2018
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Loans and loans held for sale(1)	$239,162	$7,852	6.57%	$218,374	$6,824	6.25%
Securities – taxable	72,015	854	2.37	70,879	835	2.36
Securities – tax-exempt(2)	51,072	618	2.42	52,082	637	2.40
Total securities	123,087	1,472	2.39	123,961	1,472	2.37
Federal funds sold	3,000	36	2.40	3,000	22	1.47
Interest bearing bank deposits	52,180	614	2.35	53,367	413	1.58
Total interest-earning assets	417,429	9,974	4.78	397,702	8,731	4.39
Interest-bearing liabilities:
Deposits:
NOW	$12,864	$12	0.19%	$11,615	$11	0.19%
Savings and money market	105,162	594	1.13	115,467	462	0.80
Certificates of deposits	151,817	1,652	2.18	135,647	1,005	1.48
Total interest-bearing deposits	269,843	2,258	1.67	262,729	1,478	1.13
Short-term borrowings	7,680	101	2.63	884	8	1.81
Long-term debt	5,783	116	4.01	6,445	130	4.03
Total interest-bearing liabilities	283,306	2,475	1.75	270,058	1,616	1.20
Net interest income and margin		$7,499	1.80%		$7,115	1.79%

(1)
Average loan balances are shown net of unearned income and loans on nonaccrual status have been included in the computation of average balances.

(2)
Yields on tax-exempt securities have been computed on a basis using an .income tax rate of 21% for 2018 and 34% for prior years.

Table 2 — Volume and Rate Variance Analysis
	Years Ended December 31, 2018 vs. 2017
	Net Change	Due to Change in
(Dollars in thousands)		Rate(2)	Volume(2)
Interest income:
Loans and loans held for sale	$2,479	$816	$1,663
Securities – taxable	230	44	186
Securities – tax-exempt(1)	(51)	17	(68)
Total securities	179	61	118
Federal funds sold	23	23	—
Interest bearing bank deposits	505	482	23
Total interest income	$3,186	$1,382	$1,804
Interest expense:
Deposits:
NOW	$7	$3	$4
Savings and money market	279	356	(77)
Certificates of deposits	1,132	538	594
Total interest-bearing deposits	1,418	897	521
Short-term borrowings	67	—	67
Long-term debt	25	27	(2)
Total interest expense	$1,510	$924	$586
Net interest income	$1,676	$458	$1,218

(1)
Yields on tax-exempt securities have been computed on a basis using an income tax rate of 21% for 2018 and 34% for prior years.

(2)
Changes that are not solely a result of volume or rate have been allocated to volume.

	Six Months Ended June 30, 2019 vs. 2018
	Net Change	Due to Change in
(Dollars in thousands)		Rate(2)	Volume(2)
Interest income:
Loans and loans held for sale	$1,013	$340	$673
Securities – taxable	18	5	13
Securities – tax-exempt(1)	(19)	5	(24)
Total securities	(1)	(10)	(11)
Federal funds sold	14	14	—
Interest bearing bank deposits	198	200	(2)
Total interest income	$1,224	$564	$660
Interest expense:
Deposits:
NOW	$2	$0	$2
Savings and money market	130	188	(58)
Certificates of deposits	638	465	173
Total interest-bearing deposits	770	653	117
Short-term borrowings	97	4	87
Long-term debt	(14)	(1)	(13)
Total interest expense	$847	$656	$191
Net interest income	$337	$(92)	$469

(1)
Yields on tax-exempt securities have been computed on a basis using an incometax rate of 21% for 2018 and 34% for prior years.

(2)
Changes that are not solely a result of volume or rate have been allocated to volume.

Table 3 — Loan Portfolio Composition
	December 31,
(In thousands)	2018	2017
Commercial and industrial	$10,993	$14,190
Construction and land development	55,213	59,550
Commercial real estate	61,929	54,950
Residential real estate	95,412	76,139
Consumer installment	2,108	3,412
Total loans	225,655	208,241
Less: allowance for loan losses	3,535	3,030
Loans, net	$222,120	$205,211

	2019		2018
(In thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Commercial and industrial	$10,483	$10,901	$10,993	$13,550	$14,599
Construction and land development	63,933	63,833	55,213	56,081	56,439
Commercial real estate	66,843	63,083	61,929	61,716	62,062
Residential real estate	111,205	97,931	95,412	90,621	94,698
Consumer installment	1,940	2,151	2,108	1,962	2,026
Total loans	254,404	237,899	225,655	223,930	229,824
Less: allowance for loan losses	3,455	3,450	3,535	3,525	3,214
Loans, net	$250,949	$234,449	$222,120	$220,405	$226,610

Table 4 — Loan Maturities and Sensitivities to Changes in Interest Rates
	December 31, 2018
(Dollars in thousands)	1 year or Less	1 to 5 Years	After 5 Years	Total	Adjustable Rate	Fixed Rate	Total
Commercial and industrial	$4,686	$3,366	$2,941	$10,993	$3,268	$7,725	$10,993
Construction and land development	48,367	6,846	—	55,213	30,968	24,245	55,213
Commercial real estate	40,699	19,542	1,688	61,929	33,808	28,121	61,929
Residential real estate	23,270	5,301	66,841	95,412	20,588	74,824	95,412
Consumer installment	1,120	936	52	2,108	—	2,108	2,108
Total loans	$118,142	$35,991	$71,522	$225,655	$88,632	$137,023	$225,655

Table 5 — Allowance for Loan Losses and Nonperforming Assets
	Year Ended December 31,
(Dollars in thousands)	2018	2017
Allowance for loan losses:
Balance at beginning of period	$3,030	$3,035
Charge-offs:
Construction and land development	—	(34)
Commercial and industrial	(3)	(397)
Commercial real estate	—	(27)
Residential real estate	(43)	(1)
Consumer installment	(25)	(36)
Total charge-offs	(71)	(495)
Recoveries:
Residential real estate	—	50
Commercial and industrial	58	13
Construction and land development	14	15
Commercial real estate	345	7
Consumer installment	9	5
Total recoveries	426	90
Net recoveries (charge-offs)	355	(405)
Provision for loan losses	150	400
Ending balance	$3,535	$3,030
as a % of loans	1.57%	1.46%
Net (recoveries) charge-offs as % of average loans	0.16%	0.21%
Nonperforming assets:
Nonaccrual/nonperforming loans	$560	$419
Total nonperforming assets	$560	$419
as a % of loans and other real estate owned	0.25%	0.20%
as a % total assets	0.14%	0.11%
Nonperforming loans as a % of total loans	0.25%	0.20%

	2019		2018
(Dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Allowance for loan losses:
Balance at beginning of period	$3,450	$3,535	$3,525	$3,214	$3,030
Charge-offs:
Commercial and industrial	—	(93)	—	(3)	—
Residential real estate	—	—	—	(43)	—
Consumer installment	—	(4)	(5)	(11)	(9)
Total charge-offs	—	(97)	(5)	(57)	(9)
Allowance for loan loss	—	—	—	—	150
Recoveries	5	12	15	368	43
Net (charge-offs) recoveries	5	(85)	10	311	34
Ending balance	$3,455	$3,450	$3,535	$3,525	$3,214
as a % of loans	1.36%	1.45%	1.57%	1.57%	1.40%
as a % of nonperforming loans	638.63%	625.18%	631.25%	605.67%	538.36%
Net charge-offs (recoveries) as % of avg. loans(a)	—%	(0.04)%	—%	0.14%	0.02%
Nonperforming assets:
Nonaccrual loans	$541	$552	$560	$582	$597
Total nonperforming assets	$541	$552	$560	$582	$597
as a % of loans and other real estate owned	0.21%	0.23%	0.25%	0.26%	0.26%
as a % of total assets	0.12%	0.13%	0.13%	0.13%	0.14%
Nonperforming loans as a % of total loans	0.21%	0.23%	0.25%	0.26%	0.26%

(a)
Net charge-offs (recoveries) are annualized.

Table 6 — Allocation of Allowance for Loan Losses
	December 31,
	2018		2017
(Dollars in thousands)	Amount	%*	Amount	%*
Commercial and industrial	$372	0.16%	$406	0.19%
Construction and land development	1,016	0.45	887	0.43
Commercial real estate	937	0.42	913	0.44
Residential real estate	1,168	0.52	787	0.38
Consumer installment	42	0.02	37	0.02
Total allowance for loan losses	$3,535	1.57%	$3,030	1.46%

*
Loan balance in each category expressed as a percentage of total loans.

	2019					2018
	Second Quarter		First Quarter		Fourth Quarter		Third Quarter		Second Quarter
(Dollars in thousands)	Amount	%*	Amount	%*	Amount	%*	Amount	%*	Amount	%*
Commercial and industrial	$364	0.14%	$462	0.19%	$372	0.16%	$472	0.21%	$431	0.19%
Construction and land development	993	0.39	1,010	0.42	1,016	0.45	1,032	0.46	941	0.41
Commercial real estate	916	0.36	1,040	0.44	937	0.42	1,062	0.47	968	0.42
Residential real estate	1,141	0.45	896	0.38	1,168	0.52	916	0.41	835	0.36
Consumer installment	41	0.02	42	0.02	42	0.02	43	0.02	39	0.02
Total allowance for loan losses	$3,455	1.36%	$3,450	1.45%	$3,535	1.57%	$3,525	1.57%	$3,214	1.40%

*
Loan balance in each category expressed as a percentage of total loans.

Table 7 — CDs and Other Time Deposits of  $100,000 or More
(Dollars in thousands)	June 30, 2019	December 31, 2018
Maturity of:
3 months or less	$58,563	$15,940
Over 3 months through 6 months	19,193	11,001
Over 6 months through 12 months	28,788	79,873
Over 12 months	13,629	3,866
Total CDs and other time deposits of $100,000 or more	$120,173	$110,680

Table 8 — Performance Ratio
	2019		2018
(Dollars in thousands, except per share amounts)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Performance ratios:
Return on average equity	1.38%	1.29%	1.21%	1.35%	1.34%
Return on average assets	12.26%	11.11%	11.19%	12.51%	12.16%

DESCRIPTION OF CAPITAL STOCK
As a result of the merger, FFB shareholders who receive shares of First Bancshares common stock in the merger will become shareholders of First Bancshares. Your rights as shareholders of First Bancshares will be governed by Mississippi law and the First Bancshares Articles and the First Bancshares Bylaws. The following briefly summarizes the material terms of First Bancshares common stock. We urge you to read the applicable provisions of the Mississippi Business Corporation Act, or the MBCA, the First Bancshares Articles and First Bancshares Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of First Bancshares’ governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.”
Common Stock
Authorized.   First Bancshares has 40,000,000 shares of authorized common stock, $1.00 par value. As of September 11, 2019, there were 17,123,625 shares of common stock issued and outstanding.
Voting Rights; Cumulative Voting.   Pursuant to the MBCA and the First Bancshares Bylaws, each outstanding share of the First Bancshares common stock is entitled to one vote on each matter submitted to a vote. Holders of the First Bancshares common stock do not have cumulative voting rights. Article 2.6 of the First Bancshares Bylaws provides that unless otherwise required by the MBCA or the articles of incorporation, all classes or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.
Classified Board of Directors.   Under Article 10 of the First Bancshares Articles, the board of directors of First Bancshares is divided into three classes — Class I, Class II, and Class III as nearly equal in numbers of directors as possible. Article 3.2 of the bylaws establishes a minimum of nine directors, and a maximum of 25 directors. At present there are a total of ten directors divided as follows: three Class I directors, four Class II directors, and three Class III directors. The terms of the Class I directors will expire at the 2020 Annual Shareholders’ Meeting. The terms of the Class II directors will expire at the 2021 Annual Shareholders’ Meeting. The terms of the Class III directors will expire at the 2022 Annual Shareholders’ Meeting.
Dividends.   First Bancshares is a legal entity separate and distinct from The First. There are various restrictions that limit the ability of The First to finance, pay dividends or otherwise supply funds to First Bancshares or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.
The principal source of funds from which First Bancshares pay cash dividends are the dividends received from its bank subsidiary, The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, and regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceeds the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to First Bancshares by The First are subject to approval by the OCC. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act, banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.

Preemptive Rights; Liquidation.   First Bancshares common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of First Bancshares common stock. In the event of liquidation, holders of First Bancshares common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of First Bancshares preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to First Bancshares common stock.
Preferred Stock
Under the terms of the First Bancshares Articles, First Bancshares has authorized the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share, any part or all of which shares may be established and designated from time to time by the First Bancshares board of directors by filing an amendment to the articles of incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the MBCA. First Bancshares Articles authorize First Bancshares’ board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of First Bancshares common stock.
Anti-Takeover Provisions
Supermajority Voting Requirements; Business Combinations or Control Share Acquisition.   The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, of a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. The First Bancshares Articles do not provide for a greater than majority vote on such a transaction.
The First Bancshares Articles include a “control share acquisition” provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors (excluding any director who is proposing or who is a member of a group proposing a control share acquisition) in order to vote the control shares. If a control share acquisition is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.
Removal of Directors.   Article 11 of the First Bancshares Articles provide that no director of First Bancshares may be removed except by the shareholders for cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause. Article 3.3 of the First Bancshares Bylaws provide further that removal action may only be taken at a shareholders’ meeting for which notice of the removal action has been given. A removed director’s successor may be elected at the same meeting to serve the unexpired term.
Vacancies in the Board of Directors.   Under the First Bancshares Bylaws, any vacancy may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors, provided that, if the vacant office was held by a director elected by a particular voting group, only the shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy; provided further, that if the vacant office was held by a director elected by a particular voting group, the other remaining directors or director (elected by another voting group or groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s voting group act to fill the vacancy.
Amendment of the Articles of Incorporation or Bylaws.   Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes eligible to be cast on the alteration, amendment, or repeal.
Under the MBCA, amendments to the articles of incorporation that result in dissenters’ rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the articles of incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.
Special Meetings of Shareholders.   Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the chairman of the board of directors, the chief executive officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.
Shareholder Proposals and Nominations.   The First Bancshares Bylaws provide procedures that must be followed to properly nominate candidates for election as directors. Director nominations, other than those made by or at the direction of the board of directors, may be made by any shareholder by delivering written notice to the corporate secretary of First Bancshares not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that First Bancshares has mailed the first notice of the meeting at least 60 days prior to the meeting date. If First Bancshares has not given such notice, shareholder nominations must be submitted within ten days following the earlier of (i) the date that notice of the date of the meeting was first mailed to the shareholders or (ii) the day on which public disclosure of such date was made. The bylaws also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.
Limitations on Directors’ and Officers’ Liability.   Article 7 of the First Bancshares Articles provide that no director of First Bancshares shall be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any appropriation in violation of fiduciary duties of any business opportunity; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; under Section 79-4-8.33 of the MBCA; or for any transaction from which the director derived an improper personal benefit. Article 8 of the First Bancshares Bylaws also provide for indemnification of directors and officers.

COMPARISON OF RIGHTS OF
FIRST BANCSHARES SHAREHOLDERS AND FFB SHAREHOLDERS
If the merger is completed, shareholders of FFB will become shareholders of First Bancshares. The rights of FFB shareholders are currently governed by and subject to the provisions of the Florida Business Corporation Act, as amended, or the FBCA, and the FFB Articles and FFB Bylaws. Upon completion of the merger, the rights of the former FFB shareholders who receive shares of First Bancshares common stock will be governed by the MBCA and the First Bancshares Articles and First Bancshares Bylaws, rather than the FFB Articles and FFB Bylaws.
The following is a summary of the material differences between the rights of holders of First Bancshares common stock and holders of FFB common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the First Bancshares common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Mississippi and Florida law; (2) the First Bancshares Articles; (3) the FFB Articles; (4) the First Bancshares Bylaws; and (5) the FFB Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Mississippi and Florida law, as well as the governing corporate instruments of each of First Bancshares and FFB, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
Corporate Governance	First Bancshares is a Mississippi corporation.	FFB is a Florida corporation.
	The rights of First Bancshares shareholders are governed by the MBCA, the First Bancshares Articles and the First Bancshares Bylaws.	The rights of FFB shareholders are governed by the FBCA, FFB Articles and FFB Bylaws.
Authorized Capital Stock	First Bancshares’ authorized capital stock consists of 40,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.	FFB is authorized to issue up to 40,000,000 shares of common stock, par value $0.10 per share, and 5,000,000 shares of serial preferred stock, par value $0.10 per share.
	The First Bancshares Articles authorize First Bancshares’ board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of First Bancshares preferred stock in each series.	The FFB Articles authorize FFB’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, voting powers, preferences, rights, qualifications, limitations or restrictions of the shares of FFB preferred stock in each series.
	As of September 10, 2019, there were 17,123,625 shares of First Bancshares common stock outstanding and no shares of First Bancshares preferred stock	As of September 9, 2019, there were 6,428,312 shares of FFB common stock issued and outstanding and no shares of preferred stock issued and outstanding.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
outstanding.
Preemptive Rights	The First Bancshares Articles provide that shareholders shall not have preemptive rights.	The FFB Articles provide that shareholders shall not have preemptive rights.
Voting Rights
Each holder of shares of First Bancshares common stock is entitled to one vote for each share held on all questions submitted to holders of shares of First Bancshares common stock.
Election of First Bancshares directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Mississippi law or the First Bancshares Articles) require the votes cast within a voting group (defined as all classes or series of the First Bancshares’ shares entitled to vote generally on a matter shall for that purpose be considered a single voting group) in favor of the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.

Each share of FFB common stock has one vote for each matter properly brought before the shareholders. FFB directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the FBCA or FFB Articles) are determined by a majority of the votes cast on the matter, provided that a quorum exists.
Under FFB Articles, any action to be taken at a meeting of the shareholders may be taken by unanimous written consent of each shareholder entitled to vote on the matter.

Cumulative Voting	Holders of shares of First Bancshares common stock do not have cumulative voting rights at elections of directors. Article 2.6 of the First Bancshares Bylaws provides that unless otherwise required by the MBCA or the articles, all classes or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.	Holders of shares of FFB common stock do not have cumulative voting rights at elections of directors.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
Size of the Board of Directors	The First Bancshares Bylaws provide for a board of directors consisting of between nine and 25 directors as fixed from time to time by First Bancshares’ board. Currently, there are ten directors on First Bancshares’ board of directors	The FFB Articles and Bylaws provide that the number of directors may be determined by FFB board from time to time, but no decrease in the number of directors will have the effect of shortening the term of any incumbent director, and the number of directors shall not be less than five nor more than fifteen. This range can be amended by FFB shareholder upon approval of no fewer than two-thirds of all votes entitled to be cast. Currently, there are eight directors on FFB’s board of directors.
Independent Directors	A majority of the First Bancshares board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.	FFB is not subject to any requirement with respect to independent directors.
Term of Directors and Classified Board	First Bancshares Articles provide for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in the First Bancshares Bylaws.	The FFB Articles and Bylaws provide that the directors will serve one year terms until the expiration of their term and until their successors have been elected and qualified. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been elected and qualified.
Election of Directors	First Bancshares directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.	FFB directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
Removal of Directors	The First Bancshares Bylaws provide that a director may only be removed for cause at a meeting of the shareholders for which notice of the removal action has been given.	The FFB Articles and Bylaws provide that, subject to the rights of the holder of any class or series of stock having preference over the common stock, any director may be removed by shareholders for any reason by the affirmative vote of a majority of the shares eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.
Filling Vacancies of Directors	Under First Bancshares Bylaws, if during the year a vacancy in the board of directors should occur, the remaining directors on First Bancshares’ board may appoint a First Bancshares shareholder to serve until the next annual meeting of shareholders; provided however, that if the vacant director was elected by a particular voting group, then only the remaining directors elected by the voting group, or if none, the voting group, may elect the new director.	The FFB Articles provide that any vacancies occurring in the board of directors may be filled by a majority vote of the board of directors or an affirmative vote of not less than a majority of the shares entitled to vote in the election of directors generally.
Amendments to Articles	The MBCA provides that a corporation’s articles of incorporation may be amended by the board of directors without shareholder approval: (1) if the corporation has only one class of shares outstanding, (a) to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or (b) increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.	The FBCA provides that a corporation’s board of directors may amend the articles of incorporation of the corporation without shareholder action if the amendment is (1) to extend the duration of the corporation if the corporation was formed at a time when limited duration was required under applicable law, (2) to delete the names and addresses of the initial directors, (3) to delete the name and address of the initial registered agent, if a statement of change has been filed with the Florida Department of State, (4) to delete any other information contained in the articles that is solely of historical interest, (5) to delete the authorization of a class or series of shares if no shares of such class or series are issued, (6) to change the corporate name by substituting the word “corporation,” “incorporated,” or “company,” or the abbreviation “corp.,” “inc,” or “Co.,” for a similar

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
word or abbreviation or by adding, deleting, or changing a geographical attribution for the name, (7) to change the par value for a class or series of shares, (8) to provide that if the corporation acquires its own shares, such shares belong to the corporation and constitute treasury shares until disposed of or cancelled by the corporation, or (9) to make any other changes as may be permitted under the FBCA without shareholder action.
The FBCA requires that all other amendments to a corporation’s article of incorporation be made by the board of directors and shareholders. The board of directors must propose the amendment and submit the amendment for approval by a majority of the shareholders eligible to vote on the amendment to the corporation’s articles of incorporation.
Bylaw Amendments	Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes entitled to be cast on the alteration, amendment, or repeal.	The FBCA and the FFB Bylaws allows the board of directors or the corporation’s shareholders to amend or repeal the FFB Bylaws.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions	Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the shareholders of the corporation where a quorum is present and acting throughout, except approval of a merger by shareholders of the surviving corporation is not required in the instances specified in the MBCA.	Under the FBCA, a merger, share exchange, sale, lease, exchange, or other disposal of all or substantially all of a corporation’s assets, or its dissolution, is approved if it is submitted to the shareholders by the board of directors and approved by each class of shareholders entitled to vote on the transaction by a majority of all the votes entitled to be cast on the plan by that class.
	The First Bancshares Articles do include a control share acquisition provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.	The FFB Articles expressly elects that control-chare acquisition provisions of the FBCA do not apply.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.
Annual Meetings of the Shareholders	First Bancshares holds an annual meeting of shareholders, at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined with any other meeting of shareholders, whether annual or special.	The FFB Bylaws provide that the annual meeting of shareholders for the election of FFB directors and such other business as may properly be brought before the meeting shall be held at such time as determined by FFB board.
Special Meetings of the Shareholders	Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.	The FFB Bylaws provide that special meetings of shareholders can be called by the Chairman, the Chief Executive Officer, the President or by the Board of Directors or by shareholders who beneficially own at least 10% of the shares entitled to vote. Special meetings called by shareholders must be requested through a signed and dated demand for a meeting describing the purposes for which the special meeting is to be held.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to First Bancshares. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior	Rule 14a-8 of the Exchange Act does not apply to FFB. The FFB Articles provide that only such business as shall have been properly brought before a meeting of shareholders shall be conducted at the meeting. To be properly brought before an annual meeting, business must be specified (a) pursuant to FFB’s notice of meeting, (b) by or at the direction of the Board of Directors, or (c) by a shareholder entitled to vote. Shareholder proposals are subject to advance notice delivered to FFB’s secretary. Advance notice of such proposal shall be received by the

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders

year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.
The First Bancshares Bylaws set forth advance notice procedures for the nomination, other than by First Bancshares’ board of directors or one of its committees, of candidates for election as directors and for other shareholder proposals. The bylaws provide that, for any shareholder proposal to be presented in connection with an annual meeting, the shareholder must give timely written notice thereof to First Bancshares’ Secretary in compliance with the advance notice and eligibility requirements contained in First Bancshares Bylaws. To be timely, a shareholder’s notice must be delivered to or mailed to and received by the Secretary at First Bancshares’ corporate headquarters on or before the later to occur of (i) 60 days prior to the annual meeting or (ii) ten days after notice of the meeting is provided to the shareholders pursuant to the First Bancshares Bylaws.
The notice must contain the detailed information specified in the First Bancshares Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

Secretary of FFB (i) with respect to an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary of the last annual meeting of FFB shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that FFB mails or otherwise gives notice of the date of such meeting) and (ii) with respect to a special meeting, not later than the close of the tenth day following the date on which notice of the meeting was first mailed to shareholders. The FFB Articles also require that the notice must contain certain information in order to be considered. Any shareholder proposal not made in accordance with the FFB Articles may not be presented at the meeting. The Chairman shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the FFB Articles and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. The FFB Articles also provide that all shareholder nominations for election to the board of directors shall be made by a shareholder who has complied with the notice provisions. Written notice of a shareholder nomination must include certain specified information and must be communicated to the attention of the secretary (i) with respect to an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary of the last annual meeting of FFB shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that FFB mails or otherwise gives notice of the date of such meeting) and (ii) with respect to a special meeting, not later than the close of the tenth day following the date on which notice of the meeting was first mailed to shareholders.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
Notice of Shareholder Meetings	First Bancshares must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.	FFB must give written notice of the place, day and hour of the meeting, and the purpose or purposes of each annual and special shareholders’ meeting no fewer than 10 days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. Any notice to shareholders may also be given by a form of electronic transmission consented to by the shareholder in the manner and extent permitted by Florida law and applicable Federal law.
Liability and Indemnification of Directors and Officers	The First Bancshares Bylaws require First Bancshares to indemnify its directors (referred to in this subsection as the indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding an indemnitee is made a party to if he or she met the required standard of conduct. To meet the standard of conduct, the indemnitee must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct was in First Bancshares’ best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Unless otherwise ordered by a court, First Bancshares is not obligated to indemnify an indemnitee in connection with (1) any appropriation, in violation of his duties, of any business opportunity of First Bancshares, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 79-4-8.33 of the MBCA, or (d) any transaction from which the director derived an improper personal benefit.	The FFB Articles provide that FFB shall indemnify any director or executive officer (and may indemnify any other officer, employee or agent) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of FFB, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent, or is or was serving at FFB’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, FFB’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit FFB to pay to directors and executive officers

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders

First Bancshares is allowed to extend its indemnification rights to any other officer, employee, or agent of the company upon a resolution of the board of directors to that effect.
An indemnitee may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order indemnification if the court determines that the indemnitee is entitled to mandatory indemnification under applicable provisions of the MBCA or (2) order indemnification or advance for expenses if the court determines that (a) the indemnitee is entitled to indemnification or advance for expenses under the First Bancshares Bylaws or (b) in view of all relevant circumstances it is fair and reasonable to indemnify or advance expenses to such indemnitee even if he or she has not met the standard of conduct described above. First Bancshares must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding. First Bancshares generally must advance funds to pay for or reimburse the reasonable expenses incurred by an indemnitee who is a party to a proceeding.
reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by FFB’s board of directors, provided that the indemnified person undertakes to repay FFB if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in FFB Articles are not exclusive of any other rights which may be available under FFB’s bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize FFB to maintain insurance on behalf of any person who is or was a director, officer, employee or agent, whether or not FFB would have the power to provide indemnification to such person.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
Limitation of Director Liability
The First Bancshares Articles provide that no director of First Bancshares will be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, unless he or she has (i) appropriated any business opportunity that rightly belonged to First Bancshares, (ii) acted or omitted to act not in good faith or which involves the intentional misconduct or a knowing violation of law, (iii) provided under Section 79-4-8.33 of the MBCA, or (iv) derived an improper personal benefit for any transaction.
Under Miss. Code Ann. § 81-5-105(1), the duties of a director or officer of a bank or bank holding company to the bank or bank holding company and its shareholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under Miss. Code Ann. § 81-5-105(2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence. In addition, Miss. Code Ann. § 81-5-105(4) provides that the provisions of Miss. Code Ann. § 81-5-105 are the sole and exclusive law governing the relation and liability of directors and officers to their bank or bank holding company, or their successor, or to the shareholders thereof, or to any other person or entity.

Under the FFB Bylaws, a director shall not be held personally liable to the FFB, its shareholders or any other persons for monetary damages for breach of his or her fiduciary duty as a director, including any statement, vote, decision or failure to act, regarding corporate management or policy to the fullest extent permitted under the FBCA. If the FBCA hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the FFB, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended FBCA.
Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his or her duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes: (1) a violation of criminal law, (2) a transaction from which the director delivered improper benefit (3) an unlawful distribution, (4) circumstances in which a derivative suit may be filed by shareholders on behalf of FFB for conscious disregard for the best interest of FFB or (5) circumstances in which a suit may be filed by any other party for recklessness, bad faith, or willful disregard for human safety.

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
If the MBCA were applicable in defining the fiduciary duties of officers and directors, Miss. Code Ann. § 79-4-8.31 provides that a director is not liable to a corporation or its shareholders for any decision to take or not take action, or any failure to take any action, as a director, unless the party asserting liability proves certain matters. The party must show that (1) the director was a party to or had a direct or indirect financial interest in a transaction, which transaction was not otherwise approved in accordance with the MBCA, and (2) the challenged conduct consisted or was a result of (a) action not in good faith; (b) a decision which the director did not reasonably believe to be in the best interests of the corporation or as to which the director was not appropriately informed; (c) a lack of objectivity, due to familial, financial or business relationships, or a lack of independence, due to the director’s domination or control by another interested person, where such relationship, domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director cannot demonstrate that he reasonably believed the challenged conduct to be in the best interests of the corporation; (d) the director’s sustained failure to stay informed about the corporation’s business and affairs or otherwise discharge his oversight functions; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duty to deal fairly with the corporation and its shareholders that is actionable under law.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of FFB Shareholders
Dividends	The MBCA prohibits a Mississippi corporation from making any distributions to its shareholders, including the payment of cash dividends that would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.	Dividends upon all classes and series of FFB stock shall be payable only when, as and if declared by the FFB board of directors from funds lawfully available therefor, which funds shall include. without limitation, FFB’s capital surplus. Dividends upon any class or series of FFB stock may be paid in cash, property, or FFB stock of any class or series or other securities or evidences of indebtedness of FFB or any other issuer, as may be determined by resolution or resolutions of the FFB board or directors.
Appraisal/Dissenters’ Rights	Under Section 79-4-13.02 of the MBCA, appraisal rights are available only in connection with specific transactions. However, appraisal rights are not available for shareholders if the shares are (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) not so listed or designated, but has at least two thousand (2,000) shareholders and the outstanding shares of such class or series has a market value of at least Twenty Million Dollars ($20,000,000.00) (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent (10%) of such shares).	Under the FBCA, shareholders of a Florida corporation generally have appraisal rights in any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets.

LEGAL MATTERS
The validity of the First Bancshares common stock to be issued in connection with the merger will be passed upon for First Bancshares by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Bancshares and FFB by Alston & Bird LLP (Atlanta, Georgia) and Jones Day, respectively.
EXPERTS
First Bancshares
The consolidated financial statements of First Bancshares and its subsidiary as of December 31, 2018, and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of First Bancshares and its subsidiary as of December 31, 2017, and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of T.E. Lott & Company, PA, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
FFB
The consolidated audited financial statements of FFB and First Florida Bank of and for the years ended December 31, 2018 and 2017 and have been included herein in reliance upon the reports of Saltmarsh, Cleaveland & Gund, P.A., an independent public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
First Bancshares has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the First Bancshares common stock to be issued to shareholders of FFB in the merger. This proxy statement/prospectus constitutes the prospectus of First Bancshares filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.
In addition, First Bancshares (File No. 000-22507) files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. First Bancshares files reports and other business and financial information with the SEC electronically, and the SEC maintains a website that contains First Bancshares’ SEC filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, from First Bancshares’ website at www.thefirstbank.com under the “Investor Relations” link and then under the “SEC Filings” heading. The website addresses for the SEC and First Bancshares are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
The SEC allows First Bancshares to “incorporate by reference” information in this proxy statement/prospectus. This means that First Bancshares can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that First Bancshares incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that First Bancshares files with the SEC will automatically update and supersede the information First Bancshares included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that First Bancshares has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
•
Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 18, 2019;

•
Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting, filed on April 3, 2019;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed on May 10, 2019 and August 9, 2019, respectively;

•
Current Reports on Form 8-K, filed on March 4, 2019, March 29, 2019 (Item 8.01), May 6, 2019, May 21, 2019 and July 23, 2019 (Item 1.01); and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report filed for purposes of updating such description.

First Bancshares also incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and the date of the FFB special meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Documents incorporated by reference are available from First Bancshares without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Bancshares at the following address:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402
Attention: Secretary
Telephone: (601) 268-8998
To obtain timely delivery, you must make a written or oral request for a copy of such information by October 11, 2019. You will not be charged for any of these documents that you request. If you request any incorporated documents from First Bancshares, First Bancshares will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
You should rely only on the information contained in this proxy statement/prospectus. Neither First Bancshares nor FFB has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. FFB has supplied all of the information about FFB and its subsidiaries contained in this proxy statement/prospectus and First Bancshares has supplied all of the information contained in this proxy statement/prospectus about First Bancshares and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INDEX TO FINANCIAL STATEMENTS
Audited Consolidated Financial Statements of First Florida Bancorp, Inc. and Subsidiary as of and for the Years Ended December 31, 2018 and 2017
Independent Auditor’s Report	F-3
Consolidated Statements of Financial Condition	F-4
Consolidated Statements of Income	F-5
Consolidated Statements of Comprehensive Income	F-6
Consolidated Statements of Changes in Stockholders’ Equity	F-7
Consolidated Statements of Cash Flows	F-8
Notes to Consolidated Financial Statements	F-9
Supplementary Information	F-30
Unaudited Consolidated Financial Statements of First Florida Bancorp, Inc. and Subsidiary as of and for the Six Months Ended June 30, 2019 and June 30, 2018
Unaudited Consolidated Balance Sheet	F-33
Unaudited Consolidated Income Statement	F-34
Unaudited Consolidated Statement of Comprehensive Income	F-35
Unaudited Consolidated Statement of Changes in Stockholders’ Equity	F-36
Unaudited Condensed Statement of Cash Flows	F-37

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
DESTIN, FLORIDA

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors
First Florida Bancorp, Inc.
   and Subsidiary
Destin, Florida
We have audited the accompanying consolidated financial statements of First Florida Bancorp, Inc. and Subsidiary, which comprise the consolidated statements of financial condition as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’ s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’ s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Florida Bancorp, Inc. and Subsidiary as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Correction of Error
The disclosures in Note 9 related to stock awards and stock options has been updated to properly reflect the number of options outstanding. As a result, the number of options shown as outstanding were reduced by 12,000 as of December 31, 2018 and 2017. The correction of the error did not have any effect on earnings or retained earnings reported. Our opinion is not modified with respect to this matter.
/s/ Saltmarsh, Cleaveland & Gund, P.A.
Pensacola, Florida
March 7, 2019

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2018 AND 2017
	2018	2017
ASSETS
Cash and due from banks	$2,229,504	$2,364,239
Federal funds sold	3,000,000	3,000,000
Interest-bearing deposits in banks	57,879,217	44,613,942
Cash and cash equivalents	63,108,721	49,978,181
Securities available for sale	62,458,177	70,741,644
Securities held to maturity	51,256,793	53,695,041
Restricted equity securities	1,826,150	1,587,850
Loans receivable, net of allowance for loan losses of $3,535,411 in 2018 and $3,029,743 in 2017	217,479,227	200,849,837
Mortgage loans held for sale	4,640,495	4,361,142
Accrued interest receivable	1,617,668	1,487,445
Premises and equipment, net	5,825,732	5,904,669
Deferred income taxes	2,064,263	1,704,564
Other assets	327,689	339,536
Total Assets	$410,604,915	$390,649,909
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing demand deposits	$88,877,803	$93,870,085
Interest-bearing demand deposits	93,833,887	104,926,177
Savings deposits	21,862,928	25,802,099
Time deposits	151,037,735	119,874,831
Total deposits	355,612,353	344,473,192
Federal Home Loan Bank advance	5,000,000	-0-
Notes payable	6,034,432	6,712,406
Accrued interest payable	476,204	261,874
Other liabilities	331,351	203,816
Total liabilities	367,454,340	351,651,288
Commitments and Contingencies	-0-	-0-
Stockholders’ Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 6,395,812 and 6,388,312 shares issued and outstanding in 2018 and 2017, respectively	639,581	638,831
Additional paid-in capital	31,635,463	31,582,312
Retained earnings	13,462,247	8,603,888
Accumulated other comprehensive loss	(2,586,716)	(1,826,410)
Total stockholders’ equity	43,150,575	38,998,621
Total Liabilities and Stockholders’ Equity	$410,604,915	$390,649,909

The accompanying notes are an integral part of these consolidated financial statements.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2018 AND 2017
	2018	2017
Interest Income:
Loans receivable and fees on loans	$14,537,426	$12,055,898
Investment securities	2,897,528	2,720,549
Deposits in bank and other	1,195,603	664,829
Total interest income	18,630,557	15,441,276
Interest Expense:
Deposits	3,548,868	2,131,339
Other	321,406	230,081
Total interest expense	3,870,274	2,361,420
Net interest income	14,760,283	13,079,856
Provision for Loan Losses	150,000	400,000
Net interest income after provision for loan losses	14,610,283	12,679,856
Noninterest Income:
Service charges on deposit accounts	224,293	209,862
Other service charges and fees	752,248	707,908
Mortgage banking income	2,193,207	1,889,712
(Loss) gain on sales of securities	(19,031)	27,152
Other income	369,400	410,471
Total noninterest income	3,520,117	3,245,105
Noninterest Expense:
Salaries and employee benefits	6,939,566	6,144,016
Occupancy and equipment expense	1,768,384	1,756,766
Regulatory assessments	193,756	191,275
Data processing	1,031,449	733,394
Professional fees	159,170	271,281
Other expenses	1,699,019	1,387,678
Total noninterest expense	11,791,344	10,484,410
Income Before Income Taxes	6,339,056	5,440,551
Income Taxes	1,480,697	2,028,170
Net Income	$4,858,359	$3,412,381
The accompanying notes are an integral part of these consolidated financial statements.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2018 AND 2017
	2018	2017
Net Income	$4,858,359	$3,412,381
Other Comprehensive Loss:
Unrealized losses arising during the period on securities available for sale, net of tax of $280,360 in 2018 and $16,671 in 2017	(825,597)	(30,960)
Change in unrealized gains (losses) resulting from change in tax rates	-0-	(240,566)
Reclassification adjustment for losses (gains) included in net income, net tax of $4,824 in 2018 and $9,503 in 2017	14,207	(17,649)
Accretion of unrealized loss related to transferred securities, net tax of $17,347 in 2018 and $29,711 in 2017	51,084	51,954
Other comprehensive loss	(760,306)	(237,221)
Total Comprehensive Income	$4,098,053	$3,175,160
The accompanying notes are an integral part of these consolidated financial statements.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2018 AND 2017
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2017	$638,356	$31,554,312	$5,191,507	$(1,589,189)	$35,794,986
Net income	-0-	-0-	3,412,381	-0-	3,412,381
Other comprehensive loss	-0-	-0-	-0-	(237,221)	(237,221)
Stock-based compensation	-0-	3,480	-0-	-0-	3,480
Stock awards	475	24,520	-0-	-0-	24,995
Balance, December 31, 2017	638,831	31,582,312	8,603,888	(1,826,410)	38,998,621
Net income	-0-	-0-	4,858,359	-0-	4,858,359
Other comprehensive loss	-0-	-0-	-0-	(760,306)	(760,306)
Stock-based compensation	-0-	4,176	-0-	-0-	4,176
Issuance of common stock	750	48,975	-0-	-0-	49,725
Balance, December 31, 2018	$639,581	$31,635,463	$13,462,247	$(2,586,716)	$43,150,575
The accompanying notes are an integral part of these consolidated financial statements.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2018 AND 2017
	2018	2017
Cash Flows From Operating Activities:
Net income	$4,858,359	$3,412,381
Adjustments to reconcile net income to net cash provided by operating activities –
Depreciation and amortization	554,053	562,615
Provision for loan losses	150,000	400,000
Loss (gain) on sales of securities	19,031	(27,152)
Net amortization on securities	860,602	869,654
Stock awards	-0-	24,995
Stock-based compensation	4,176	3,480
Deferred income taxes	(101,510)	635,845
Net change in –
Mortgage loans held for sale	(279,353)	(1,161,782)
Accrued interest receivable	(130,223)	(149,664)
Other assets	11,847	(29,272)
Accrued interest payable and other liabilities	341,865	(87,096)
Net cash provided by operating activities	6,288,847	4,454,004
Cash Flows From Investing Activities:
Purchases of securities available for sale	-0-	(32,769,094)
Proceeds from sales and maturities of securities available for sale	1,509,690	5,015,625
Proceeds from maturities of securities held to maturity	2,080,000	2,954,150
Principal paydowns received on securities available for sale	5,233,897	3,862,168
Increase in restricted equity securities	(238,300)	(199,250)
Net increase in loans	(16,779,390)	(21,261,641)
Net purchases of premises and equipment	(475,116)	(1,673,462)
Net cash used in investing activities	(8,669,219)	(44,071,504)
Cash Flows From Financing Activities:
Net decrease in demand and savings deposits	(20,023,743)	(1,008,672)
Net increase in time deposits	31,162,904	24,651,889
Net increase in FHLB advance	5,000,000	-0-
Net (decrease) increase in notes payable	(677,974)	1,922,174
Issuance of common stock	49,725	-0-
Net cash provided by financing activities	15,510,912	25,565,391
Net Change in Cash and Cash Equivalents	13,130,540	(14,052,109)
Cash and Cash Equivalents at Beginning of Year	49,978,181	64,030,290
Cash and Cash Equivalents at End of Year	$63,108,721	$49,978,181
Supplemental Disclosures of Cash Flow Information:
Interest paid	$3,655,944	$2,293,368
Income taxes paid	$1,505,000	$1,492,000
Noncash Transactions:
Accretion of unrealized loss on transferred securities	$68,431	$81,665
The accompanying notes are an integral part of these consolidated financial statements.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization:
First Florida Bancorp, Inc. (the “Corporation”) is a one bank holding company which provides a full range of banking services to individuals and businesses through its wholly-owned subsidiary, First Florida Bank, (the “Bank”). The Bank is a state-chartered bank organized in 2006 under the laws of the State of Florida, with its principal banking office located in Destin, Florida. The Corporation and the Bank are regulated by various Federal and State agencies and are subject to periodic examinations by those regulatory authorities.
Principles of Consolidation:
The consolidated financial statements include the accounts of the Corporation and the Bank. All material intercompany balances and transactions have been eliminated in consolidation.
Accounting Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair value of investment securities, and current and deferred taxes. Actual results could differ from these estimates.
While management uses available information to recognize losses on loans further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change. However, the amount of the changes that are reasonably possible cannot be estimated.
Cash Equivalents:
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, and interest-bearing deposits in banks, all of which mature within 90 days.
Securities:
Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and are recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.
Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Restricted Equity Securities:
Restricted equity securities consist of stock in the Federal Home Loan Bank of Atlanta, Federal Reserve Bank and First National Bankers Bank, which are held in accordance with certain lender and/or member requirements and are stated at cost, which approximates fair value.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Loans Receivable:
The Bank grants real estate, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout Northwest Florida. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance.
The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Other personal loans are typically charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses:
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for real estate and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual smaller balance consumer loans for impairment disclosures.
Mortgage Loans Held For Sale:
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Premises and Equipment:
Land is carried at cost. Buildings, furniture and equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the estimated useful lives of the assets.
Foreclosed Real Estate:
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its costs or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.
Advertising:
Advertising costs are expensed as incurred.
Stock-Based Compensation:
The Corporation records stock-based compensation at fair value and expenses the fair value of stock options granted. The Corporation recognizes stock-based compensation in salaries and employee benefits in the accompanying consolidated statements of income on a straight-line basis over the vesting period. The Corporation accounts for forfeitures of stock options as they occur.
Income Taxes:
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various assets and liabilities included in the consolidated statements of financial condition and gives current recognition to changes in tax rates and laws.
The Corporation and the Bank file consolidated income tax returns, with income tax expense or benefit computed and allocated on a separate return basis.
Credit Related Financial Instruments:
In the ordinary course of business, the Bank has entered into commitments to extend credit and letters of credit. Such financial instruments are recorded when funded.
Comprehensive Income:
Annual comprehensive income reflects the change in the Corporation’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. The only components of other comprehensive income consist of realized and unrealized gains and losses related to investment securities.
Subsequent Events:
Management has evaluated subsequent events through March 7, 2019, the date which the consolidated financial statements were available for issue.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Recent Accounting Pronouncements:
In February 2016, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02 — Leases (Topic 842). The guidance in this topic supersedes the requirements in ASC Topic 840, Leases. The update will require business entities to recognize lease assets and liabilities on the balance sheet and to disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For nonpublic business entities, this update will be effective for interim and annual periods beginning after December 15, 2019, and is to be applied on a modified retrospective basis. Adoption of this guidance is expected to increase the assets and liabilities of the Corporation.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This update will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now include forward-looking information in the determination of their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, this update amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses. This update clarified the effective date of ASC 2016-13 for nonpublic business entities to fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early application of ASU 2016-13 will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Corporation is currently evaluating the impact that the standard will have on its consolidated financial statements.
In March 2017, the FASB issued ASU No. 2017-08, Premium Amortization on Purchased Callable Debt Securities. This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. The new guidance does not change the accounting for purchased callable debt securities held at a discount; the discount continues to be amortized to maturity. For nonpublic business entities, this update will be effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The guidance calls for a modified retrospective transition approach under which a cumulative-effect adjustment will be made to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Management does not expect adoption of this ASU to have a significant impact on the Corporation’s consolidated financial statements.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 2 — INVESTMENT SECURITIES
Investment securities have been classified in the consolidated statements of financial condition according to management’s intent. The amortized cost of securities and their approximate fair values were as follows:
	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Losses	Fair Value
Available-for-Sale:
December 31, 2018 –
U.S. Treasury securities	$4,806,757	$-0-	$(233,108)	$4,573,649
U.S. government agency securities	19,062,203	-0-	(1,128,483)	17,933,720
Mortgage-backed securities	26,902,863	-0-	(1,004,197)	25,898,666
Corporate bonds	14,922,159	-0-	(870,017)	14,052,142
	$65,693,982	$-0-	$(3,235,805)	$62,458,177
December 31, 2017 –
U.S. Treasury securities	$5,784,566	$-0-	$(169,375)	$5,615,191
U.S. government agency securities	19,074,403	-0-	(874,583)	18,199,820
Mortgage-backed securities	32,448,419	-0-	(587,308)	31,861,111
Corporate bonds	15,583,135	-0-	(517,613)	15,065,522
	$72,890,523	$-0-	$(2,148,879)	$70,741,644
Held-to-Maturity:
December 31, 2018 –
Municipal securities	$51,256,793	$271,685	$(1,072,786)	$50,455,692
December 31, 2017 –
Municipal securities	$53,695,041	$589,100	$(625,659)	$53,658,482
Investment securities with a fair value of approximately $21,546,000 and $22,833,000 at December 31, 2018 and 2017, respectively, were pledged to secure public funds and for other purposes required or permitted by law.
Gross realized gains and losses on the sale of securities available for sale amounted to $-0- and $19,031, respectively, in 2018 and $27,152 and $-0-, respectively, in 2017. Proceeds from the sale of securities available for sale amounted to approximately $510,000 in 2018 and $5,016,000 in 2017.
During 2013, the Bank transferred approximately $28 million of securities classified as available for sale to securities classified as held to maturity. The securities were transferred at fair value, which became the cost basis for the securities held to maturity. At the date of transfer, the net unrealized holding loss on the securities available for sale amounted to approximately $755,400. The net unrealized holding loss is being amortized over the remaining life of the securities in a manner consistent with the amortization or accretion of the original purchase premium or discount on the associated security. There were no gains or losses recognized as a result of the transfer. At December 31, the net unamortized unrealized loss on the transferred securities included in accumulated other comprehensive income in the accompanying consolidated statements of financial condition amounted to approximately $171,000, net of tax of approximately $58,000 in 2018, and approximately $222,000, net of tax of approximately $75,000 in 2017.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 2 — INVESTMENT SECURITIES  (Continued)

The scheduled maturities of securities based on the weighted average lives of the securities at December 31, 2018, were as follows:
	Available-For-Sale		Held-To-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$-0-	$-0-	$1,600,144	$1,606,170
Due from one to five years	8,436,459	8,146,047	500,906	501,565
Due from five to ten years	34,936,547	32,997,901	7,720,159	7,654,082
Due after ten years	22,320,976	21,314,229	41,435,584	40,693,875
	$65,693,982	$62,458,177	$51,256,793	$50,455,692
For purposes of the maturity table above, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the estimated weighted-average lives of the underlying collateral. The mortgage-backed securities may mature earlier than their estimated weighted-average lives because of principal prepayments.
Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available-for-Sale:
December 31, 2018 –
U.S. Treasury securities	$-0-	$-0-	$(233,108)	$4,573,649
U.S. government agency securities	-0-	-0-	(1,128,483)	17,933,720
Mortgage-backed securities	-0-	-0-	(1,004,197)	25,898,666
Corporate bonds	-0-	-0-	(870,017)	14,052,142
	$-0-	$-0-	$(3,235,805)	$62,458,177
December 31, 2017 –
U.S. Treasury securities	$(6,500)	$994,490	$(162,875)	$4,620,701
U.S. government agency securities	(180,241)	5,895,065	(694,342)	12,304,755
Mortgage-backed securities	(330,001)	19,754,224	(257,307)	12,106,887
Corporate bonds	(15,726)	1,541,850	(501,887)	13,523,672
	$(532,468)	$28,185,629	$(1,616,411)	$42,556,015
Held-to-Maturity:
December 31, 2018 –
Municipal securities	$(45,515)	$9,889,441	$(1,027,271)	$16,063,844
December 31, 2017 –
Municipal securities	$(11,326)	$3,101,330	$(614,333)	$13,505,624
Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 2 — INVESTMENT SECURITIES  (Continued)

(1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2018 and 2017, unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities for the foreseeable future, no declines are deemed to be other-than- temporary.
NOTE 3 — LOANS AND THE ALLOWANCE FOR LOAN LOSSES
The components of loans in the consolidated statements of financial condition were as follows:
	2018	2017
Real estate –
Commercial	$62,596,650	$55,454,275
Construction, land development, and other land	55,212,862	59,549,738
Residential	90,772,024	71,778,231
Commercial	10,999,496	14,196,911
Consumer	2,108,251	3,412,346
	221,689,283	204,391,501
Deferred loan fees	(674,645)	(511,921)
Allowance for loan losses	(3,535,411)	(3,029,743)
	$217,479,227	$200,849,837
The Bank primarily grants real estate, commercial, and consumer loans in the State of Florida with primary concentration being in Northwest Florida. Although the Bank’s loan portfolio is diversified, a significant portion of its loans are secured by real estate. The Bank has divided the loan portfolio into five portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Bank are real estate — commercial, real estate — construction, land development and other land, real estate-residential, commercial and consumer.
Real Estate — Commercial:   Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans may be secured by first liens on office buildings, apartments, retail and mixed-use properties, churches, warehouses and restaurants located primarily within the Bank’s market area. The Bank’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.
Real Estate — Construction, land development, and other land:   Construction, land development, and other land loans consist of loans to companies and individuals for vacant residential lots, commercial lots, raw land, farmland, and the construction of both residential and commercial properties. To the extent construction, land development, and other land loans are made on raw land, vacant residential lots, and residential speculative construction, the more vulnerable they are to changes in economic conditions.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3 — LOANS AND THE ALLOWANCE FOR LOAN LOSSES  (Continued)

Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction, land development, and other land loans is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project.
Real Estate — Residential:   The Bank originates residential real estate loans for the purchase or refinancing of a mortgage or to provide home equity lines of credit for homeowners. These loans are collateralized by owner-occupied properties primarily located in the Bank’s market area.
Commercial:   Commercial business loans are made to small and medium sized companies located primarily in the Bank’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Most of the Bank’s commercial loans are secured loans, along with a small amount of unsecured loans. The Bank’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory and equipment. Commercial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business. The Bank seeks to minimize these risks through its underwriting standards.
Consumer:   Consumer loans mainly consist of loans for home improvements, automobiles, boats, motorcycles, overdraft protection lines of credit, and other consumer goods. The Bank’s consumer loans may be uncollateralized and rely on the borrower’s income for repayment.
Allowance for Loan Losses:
The following schedule presents a rollforward of the allowance for loan losses as of December 31:
	2018	2017
Balance, beginning of year	$3,029,743	$3,034,810
Charge-offs:
Real estate – commercial	-0-	(27,229)
Real estate – construction, land development, and other land	-0-	(33,636)
Real estate – residential	(42,607)	(714)
Commercial	(2,819)	(397,095)
Consumer	(25,113)	(36,550)
Total charge-offs	(70,539)	(495,224)
Recoveries:
Real estate – commercial	345,219	7,019
Real estate – construction, land development, and other land	13,800	15,300
Real estate – residential	-0-	50,000
Commercial	57,845	12,993
Consumer	9,343	4,845
Total recoveries	426,207	90,157
Net recoveries (charge-offs)	355,668	(405,067)
Provision charged to operations	150,000	400,000
Balance, end of year	$3,535,411	$3,029,743

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3 — LOANS AND THE ALLOWANCE FOR LOAN LOSSES  (Continued)

The following tables present the allocation of loan loss reserves and the recorded investment in loans based on impairment method:
	Real Estate- Commercial	Real Estate – Construction, Land Development, and Other Land	Real Estate- Residential	Commercial	Consumer	Total
December 31, 2018 –
Reserves allocated for loans:
Individually evaluated for impairment	$59,875	$-0-	$-0-	$120,148	$-0-	$180,023
Collectively evaluated for impairment	876,795	1,016,164	1,168,345	251,915	42,169	3,355,388
	$936,670	$1,016,164	$1,168,345	$372,063	$42,169	$3,535,411
December 31, 2018 – Loans:
Individually evaluated for impairment	$1,119,803	$-0-	$-0-	$120,148	$-0-	$1,239,951
Collectively evaluated for impairment	61,476,847	55,212,862	90,772,024	10,879,348	2,108,251	220,449,332
	$62,596,650	$55,212,862	$90,772,024	$10,999,496	$2,108,251	$221,689,283

	Real Estate – Commercial	Real Estate – Construction, Land Development, and Other Land	Real Estate – Residential	Commercial	Consumer	Total
December 31, 2017 –
Reserves allocated for loans:
Individually evaluated for impairment	$135,350	$-0-	$-0-	$161,558	$-0-	$296,908
Collectively evaluated for impairment	778,067	886,940	786,584	244,668	36,576	2,732,835
	$913,417	$886,940	$786,584	$406,226	$36,576	$3,029,743
December 31, 2017 – Loans:
Individually evaluated for impairment	$1,362,563	$257,008	$-0-	$161,558	$-0-	$1,781,129
Collectively evaluated for impairment	54,091,712	59,292,730	71,778,231	14,035,353	3,412,346	202,610,372
	$55,454,275	$59,549,738	$71,778,231	$14,196,911	$3,412,346	$204,391,501

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3 — LOANS AND THE ALLOWANCE FOR LOAN LOSSES  (Continued)

Impaired Loans:
The following tables present information on impaired loans disaggregated by class as of December 31, 2018 and 2017:
	With no Related Allowance Recorded		With an Allowance Recorded Unpaid
	Recorded Investment	Unpaid Principal Balance	Recorded Investment	Unpaid Principal Balance	Related Allowance
December 31, 2018 –
Real estate – commercial	$585,628	$585,628	$534,175	$534,175	$59,875
Real estate – construction, land development, and other land	-0-	-0-	-0-	-0-	-0-
Real estate – residential	-0-	-0-	-0-	-0-	-0-
Commercial	-0-	-0-	120,148	470,148	120,148
Consumer	-0-	-0-	-0-	-0-	-0-
	$585,628	$585,628	$654,323	$1,004,323	$180,023
December 31, 2017 –
Real estate – commercial	$649,979	$649,979	$712,584	$712,584	$135,350
Real estate – construction, land development, and other land	257,008	257,008	-0-	-0-	-0-
Real estate – residential	-0-	-0-	-0-	-0-	-0-
Commercial	92,025	372,025	69,533	139,533	161,558
Consumer	-0-	-0-	-0-	-0-	-0-
	$999,012	$1,279,012	$782,117	$852,117	$296,908
The following table presents the average recorded investment and interest income recognized on impaired loans disaggregated by class for the years ended December 31, 2018 and 2017:
	2018		2017
	Average Recorded Investment	Interest Recognized	Average Recorded Investment	Interest Recognized
Real estate – commercial	$1,231,569	$58,651	$1,705,227	$117,304
Real estate – construction, land development, and other land	-0-	33,487	257,008	-0-
Real estate – residential	-0-	-0-	351,520	33,405
Commercial	134,079	-0-	827,094	13,153
Consumer	-0-	-0-	9,586	827
	$1,365,648	$92,138	$3,150,435	$164,689
The allocated allowance for loan losses attributable to restructured loans included in the table above was $120,148 at December 31, 2018 and $161,558 at December 31, 2017. There were no troubled debt restructurings that occurred during 2018 or 2017.
There was no foreclosed residential real estate held by the Bank at December 31, 2018 or 2017, and no residential real estate properties were in process of foreclosure.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3 — LOANS AND THE ALLOWANCE FOR LOAN LOSSES  (Continued)

Credit Quality:
Internal risk-rating grades are assigned to loans by lending, credit administration or loan review personnel, based on an analysis of the financial and collateral strength and other credit attributes underlying each loan. Management analyzes the resulting ratings, as well as other external statistics and factors such as delinquency, to track the migration performance of the portfolio balances. This analysis is performed at least annually. The Bank uses the following definitions for its risk ratings:
Pass.   Loans properly approved, documented, collateralized, and performing which do not reflect an abnormal credit risk. The borrower exhibits the ability to service the debt based on prior history and an ability to service debt through the conversion of liquid assets, cash flow, or perhaps, letters of credit from quality financial institutions.
Watch.   Assets in this category are currently protected but are potentially weak. These assets constitute an undue and unwarranted credit risk but not to the point of justifying a classification of substandard. The credit risk may be relatively minor yet constitute an unwarranted risk in light of the circumstances surrounding a specific asset. A watch category has potential weaknesses which may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date.
Substandard.   A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
Doubtful.   An asset classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors which may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include: proposed merger, acquisition or liquidation procedures, capital injection, perfection liens on additional collateral, and refinancing plans.
The tables below set forth credit exposure for the loan portfolio disaggregated by class based on internally assigned risk ratings:
Credit Exposure Based on Risk Ratings:
	Pass	Watch	Substandard	Doubtful
December 31, 2018 –
Loan Category
Real estate – commercial	$61,017,216	$459,631	$1,119,803	$-0-
Real estate – construction, land development and other land	55,212,862	-0-	-0-	-0-
Real estate – residential	89,140,089	1,631,935	-0-	-0-
Commercial	10,438,838	440,510	120,148	-0-
Consumer	2,028,651	8,800	70,800	-0-
	$217,837,656	$2,540,876	$1,310,751	$-0-

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3 — LOANS AND THE ALLOWANCE FOR LOAN LOSSES  (Continued)

	Pass	Watch	Substandard	Doubtful
December 31, 2017 –
Loan Category
Real estate – commercial	$53,889,699	$680,575	$884,001	$-0-
Real estate – construction, land development and other land	59,292,730	-0-	257,008	-0-
Real estate – residential	71,090,105	688,126	-0-	-0-
Commercial	13,544,720	490,633	161,558	-0-
Consumer	2,849,113	13,870	549,363	-0-
	$200,666,367	$1,873,204	$1,851,930	$-0-

Past Due and Nonaccrual Loans:
The following tables present an aging of past due loans disaggregated by class:
	30-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current Loans	Total Loans	Loans > 90 Days and Accruing
December 31, 2018 –
Real estate – commercial	$625,000	$440,043	$1,065,043	$61,531,607	$62,596,650	$-0-
Real estate – construction, land development and other land	-0-	-0-	-0-	55,212,862	55,212,862	-0-
Real estate – residential	-0-	-0-	-0-	90,772,024	90,772,024	-0-
Commercial	220,274	-0-	220,274	10,779,222	10,999,496	-0-
Consumer	6,923	-0-	6,923	2,101,328	2,108,251	-0-
	$852,197	$440,043	$1,292,240	$220,397,043	$221,689,283	$-0-
December 31, 2017 –
Real estate – commercial	$-0-	$478,563	$478,563	$54,975,712	$55,454,275	$478,563
Real estate – construction, land development and other land	178,778	257,008	435,786	59,113,952	59,549,738	-0-
Real estate – residential	218,668	-0-	218,668	71,559,563	71,778,231	-0-
Commercial	35,326	-0-	35,326	14,161,585	14,196,911	-0-
Consumer	545	2,393	2,938	3,409,408	3,412,346	2,392
	$433,317	$737,964	$1,171,281	$203,220,220	$204,391,501	$480,955
Included in the balance of current loans above are approximately $120,000 and $162,000 of loans classified as non-accrual as of December 31, 2018 and 2017, respectively. These loans primarily consist of restructured loans that are current per the new contract or modified terms as of December 31, 2018 and 2017, where the source of repayment is not assured. Management maintains these loans on non-accrual status until either the primary or secondary source of repayment assures full repayment of the loan.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3 — LOANS AND THE ALLOWANCE FOR LOAN LOSSES  (Continued)

The following table presents the composition of nonaccrual loans disaggregated by class at December 31, 2018 and 2017:
	2018	2017
Real estate – commercial	$440,043	$-0-
Real estate – construction, land development and other land	-0-	257,008
Real estate – residential	-0-	-0-
Commercial	120,148	161,558
Consumer	-0-	-0-
	$560,191	$418,566
NOTE 4 — PREMISES AND EQUIPMENT
Components of premises and equipment included in the consolidated statements of financial condition were as follows:
	2018	2017
Land	$1,048,155	$1,048,155
Buildings	3,240,210	2,441,412
Leasehold improvements	1,850,457	1,850,457
Furniture and equipment	2,816,696	2,341,581
	8,955,518	7,681,605
Less: Accumulated depreciation and amortization	(3,129,786)	(2,575,734)
	5,825,732	5,105,871
Construction in process	-0-	798,798
	$5,825,732	$5,904,669
Depreciation and amortization expense charged to operations amounted to $554,053 in 2018 and $562,615 in 2017.
Leases:
The Bank leases certain branch facilities under operating leases expiring at various dates through 2026. These leases require payment of taxes, insurance and maintenance costs in addition to rental payments. In addition, the Bank leases certain office equipment.
Future minimum lease payments under these agreements are summarized as follows:
2019	$710,400
2020	688,400
2021	684,100
2022	505,400
2023	94,700
Thereafter	276,100
Total future minimum lease payments	$2,959,100
Rental expense relating to operating leases amounted to approximately $816,000 in 2018 and $789,000 in 2017.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 5 — TIME DEPOSITS
The aggregate amount of time deposits at December 31, each with a minimum denomination of $250,000, was approximately $48,541,000 in 2018 and $42,845,000 in 2017.
At December 31, 2018, the scheduled maturities of time deposits were as follows:
2019	$145,260,660
2020	5,581,448
2021	65,966
2022	-0-
2023	129,661
$151,037,735
NOTE 6 — FEDERAL HOME LOAN BANK ADVANCE
At December 31, 2018, the Bank had an advance from the Federal Home Loan Bank (“FHLB”) amounting to $5,000,000 with a fixed interest rate of 2.67% and final maturity in May 2019. There were no FHLB advances in 2017. The advance is secured by a blanket floating lien on 1 – 4 family residential mortgage and commercial real estate loans. As of December 31, 2018, the Bank had a remaining available line with the FHLB of approximately $49.6 million based on the availability of qualifying collateral.
NOTE 7 — NOTE PAYABLE
In June 2016, the Corporation obtained a $5,000,000 term loan and in June 2017, the Corporation obtained a $2,500,000 term loan. At December 31, 2018 and 2017, the outstanding balances of the notes payable amounted to $6,034,432 and $6,712,406, respectively. Under the agreements, quarterly principal and interest payments of  $150,836 and $76,501 are required. The notes payable mature in June 2021 and June 2022, and accrue interest at 3.80% and 4.10% per annum, and are secured by the stock of the Bank.
NOTE 8 — STOCKHOLDERS’ EQUITY
The Corporation and the Bank are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.
NOTE 9 — STOCK AWARDS AND STOCK OPTIONS
During 2017, the Corporation awarded 4,750 shares of common stock to certain officers with a value of approximately $25,000. The Corporation did not have any stock awards in 2018. The value of the awards is included in salaries and employee benefits in the consolidated statements of income.
The Corporation’s Board of Directors approved the adoption of the First Florida Bank Equity Incentive Plan (“the Plan”). The Plan provides for both “incentive stock options” and “nonqualified stock options”. The incentive stock options are intended to qualify under Section 422 of the Internal Revenue Code for favorable tax treatment. The Plan authorized the issuance of up to 300,000 shares of common stock with an initial term of ten years with shares vesting over five years. The Bank estimates the compensation cost by determining the grant date fair value using the Black-Scholes option pricing model and expenses the cost straight-line over the requisite service period. On October 1, 2017, 5,000 options granted in 2007 pursuant to the Plan expired. As of December 31, 2018, there were 110,731 shares available for grant under the Plan.
Stock-based compensation related to the Plan in 2018 and 2017 was $4,176 and $3,480, respectively, and is included in salaries and employee benefits in the consolidated statements of income.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 9 — STOCK AWARDS AND STOCK OPTIONS  (Continued)

A summary of the status of the Corporation’s outstanding stock options is presented below:
	2018			2017
	Number	Weighted Average Exercise Price		Number	Weighted Average Exercise Price
Outstanding at beginning of period	152,500		$3.09	177,500		$3.08
Granted	-0-		-0-	-0-		-0-
Forfeited	-0-		-0-	(20,000)		3.00
Expired	-0-		-0-	(5,000)		3.00
Exercised	-0-		-0-	-0-		-0-
Outstanding at end of year	152,500		$3.09	152,500		$3.09
Weighted average fair value per option of options granted during the year		$	N/A		$	N/A

Grant Date by Year	Number of Remaining Shares Outstanding	Remaining Weighted Average Contractual Life in Years	Weighted Average Exercise Price	Number of Shares Exercisable
2010	142,500	2.00	$3.00	142,500
2014	10,000	6.00	4.40	10,000
	152,500	2.26	$3.09	152,500
The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. There is no remaining stock-based compensation to be recognized as of December 31, 2018.
NOTE 10 — INCOME TAXES
The provision for income taxes consists of the following:
	2018	2017
Current tax provision:
Federal	$1,188,308	$1,129,592
State	393,899	262,733
	1,582,207	1,392,325
Deferred (benefit) expense:
Federal	(79,637)	618,875
State	(21,873)	16,970
	(101,510)	635,845
	$1,480,697	$2,028,170

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 10 — INCOME TAXES  (Continued)

The difference between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes is as follows:
	2018	2017
Tax expense based on statutory rate	$1,331,202	$1,849,788
State taxes, net of federal benefit	293,901	184,604
Tax-exempt income	(264,394)	(446,817)
Change in federal tax rate	-0-	519,707
Other, net	119,988	(79,112)
	$1,480,697	$2,028,170
In December 2017, the Congress passed the Tax Cuts and Jobs Act that resulted in a decrease in the federal corporate income tax rate from 34% to 21%. This resulted in a reduction in the Bank’s deferred tax assets of  $519,707.
The tax effects of each type of significant item that gave rise to deferred income taxes were as follows:
	2018	2017
Deferred tax assets:
Allowance for loan losses	$895,188	$768,187
Accumulated depreciation	6,670	66,351
Deferred compensation	33,613	33,613
Organizational costs	52,069	69,922
Net unrealized losses on securities	878,410	620,221
Deferred loan fees	177,456	121,968
Other, net	20,857	24,302
Net deferred tax asset	$2,064,263	$1,704,564
NOTE 11 — COMMITMENTS AND CONTINGENCIES
Unused Lines of Credit:
The Bank has unsecured federal funds lines of credit with other financial institutions enabling the Bank to borrow up to $10,000,000 with interest determined at the time of any advance. The arrangements are reviewed annually for renewal of the credit lines.
Financial Instruments:
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition.
The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 11 — COMMITMENTS AND CONTINGENCIES  (Continued)

At December 31, the following financial instruments were outstanding whose contract amounts represent credit risk:
	2018	2017
Commitments to extend credit	$6,199,000	$9,990,000
Unfunded commitments	$56,616,000	$42,020,000
Letters of credit	$532,000	$745,000
Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitment amounts for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer.
Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit may be uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.
Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral for those commitments for which collateral is deemed necessary.
The Bank has not incurred any losses on its commitments in 2018 or 2017.
Other:
Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation’s consolidated financial statements.
NOTE 12 — RELATED PARTY TRANSACTIONS
The Bank has entered into various credit arrangements with its directors, significant stockholders, and their affiliates (related parties). Loans to related parties as of December 31, 2018 and 2017, along with a summary of the activity in loans to related parties for the year ended December 31, 2018 is as follows:
Loans outstanding, December 31, 2017	$596,576
New loans during the year	928,921
Repayments during the year	(53,541)
Loans outstanding, December 31, 2018	$1,471,956
Also, certain related parties and their related interest maintain deposit balances with the Bank in the aggregate amount of approximately $44,332,000 and $44,875,000 at December 31, 2018 and 2017, respectively. Of this amount approximately $28,971,000 and $31,914,000 at December 31, 2018 and 2017, respectively, was to one related party.
The Bank sub-leased a building, where the main branch is located, from a third party through September 2017. However, the building is owned by certain stockholders and members of the Board of

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 12 — RELATED PARTY TRANSACTIONS  (Continued)

Directors of the Bank and the Corporation. In October 2017, the Bank signed a new lease directly with the aforementioned related party. Payments under these building leases amounted to approximately $457,000 in 2018 and $434,000 in 2017.
NOTE 13 — CONCENTRATIONS
At various times throughout the year, the Bank maintained cash balances with financial institutions that exceeded federally insured limits. The Bank monitors the capital adequacy of these financial institutions on a quarterly basis.
One related party maintained deposit balances amounting to approximately 8.1% and 9.3% of the Bank’s total deposits at December 31, 2018 and 2017, respectively.
NOTE 14 — REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total Capital, Tier I capital, and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2018, that the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2018, the Bank has met the applicable regulatory guidelines to be considered well capitalized. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the following table. There are no conditions or events that management believes have changed the Bank’s category.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 14 — REGULATORY MATTERS  (Continued)

The Bank’s actual capital amounts and ratios as of December 31, 2018 and 2017, are presented in the following table:
	Actual		Minimum Capital Requirement:		Minimum To Be Well Capitalized:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2018:
Total Capital (to Risk Weighted Assets)	$53,865,000	24.38%	≥ $17,675,000	≥ 8.00%	≥ $22,094,000	≥ 10.00%
Tier I Capital (to Risk Weighted Assets)	$51,094,000	23.13%	≥ $13,256,000	≥ 6.00%	≥ $17,675,000	≥ 8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$51,094,000	23.13%	≥ $9,942,000	≥ 4.50%	≥ $14,361,000	≥ 6.50%
Tier I Capital (to Average Assets)	$51,094,000	12.07%	≥ $16,938,000	≥ 4.00%	≥ $21,172,000	≥ 5.00%
As of December 31, 2017:
Total Capital (to Risk Weighted Assets)	$49,668,000	23.08%	≥ $17,216,000	≥ 8.00%	≥ $21,520,000	≥ 10.00%
Tier I Capital (to Risk Weighted Assets)	$46,974,000	21.83%	≥ $12,912,000	≥ 6.00%	≥ $17,216,000	≥ 8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$46,974,000	21.83%	≥ $9,684,000	≥ 4.50%	≥ $13,988,000	≥ 6.50%
Tier I Capital (to Average Assets)	$46,974,000	11.93%	≥ $15,754,000	≥ 4.00%	≥ $19,693,000	≥ 5.00%
NOTE 15 — FAIR VALUE MEASUREMENT
Accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The statement describes three levels of inputs that may be used to measure fair value:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect a bank’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Securities.   Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other products. All of the Bank’s securities available for sale fall into Level 2 of the fair value hierarchy.

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 15 — FAIR VALUE MEASUREMENT  (Continued)

These securities are generally priced via independent service providers. In obtaining such valuation information, the Bank has evaluated the valuation methodologies used to develop the fair values. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.
Impaired Loans.   A loan is considered to be impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. In most cases, the Bank measures fair value based on the value of the collateral securing the loan. Collateral may be in the form of real estate and/or business or personal assets, including but not limited to equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The fair value of real estate collateral is determined based on third party appraisals by qualified licensed appraisers as well as internal estimates. The fair value of other business or personal assets is generally based on amounts reported on the financial statements of the customer or customer’s business. Appraised and reported values may be adjusted based on management’s historical knowledge, changes in market conditions from the time of valuation and management’s knowledge of the customer and the customer’s business. Since not all valuation inputs are observable, these nonrecurring fair value determinations are classified as Level 3. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors previously identified.
The following table presents the financial instruments carried at fair value as of December 31, 2018 and 2017, by caption on the consolidated statements of financial condition and by valuation hierarchy (as described above):
Assets and liabilities measured at fair value on a recurring basis are as follows:
	Total carrying value in the consolidated statements of financial condition	Quoted market prices in an active market (Level 1)	Internal models with significant observable market parameters (Level 2)	Internal models with significant unobservable market parameters (Level 3)
December 31, 2018 –
Securities available for sale	$62,458,000	$-0-	$62,458,000	$-0-
December 31, 2017 –
Securities available for sale	$70,742,000	$-0-	$70,742,000	$-0-
Assets and liabilities measured at fair value on a nonrecurring basis are as follows:
	Total carrying value in the consolidated statements of financial condition	Quoted market prices in an active market (Level 1)	Internal models with significant observable market parameters (Level 2)	Internal models with significant unobservable market parameters (Level 3)
December 31, 2018 –
Impaired loans, net of specific reserves	$1,060,000	$-0-	$-0-	$1,060,000
December 31, 2017 –
Impaired loans, net of specific reserves	$1,484,000	$-0-	$-0-	$1,484,000
There were no transfers between levels of the fair value hierarchy for the years ended December 31, 2018 and 2017.

SUPPLEMENTARY INFORMATION

INDEPENDENT AUDITOR’S REPORT
ON SUPPLEMENTARY INFORMATION
To the Board of Directors
First Florida Bancorp, Inc. and Subsidiary Destin, Florida
We have audited the consolidated financial statements of First Florida Bancorp, Inc. and Subsidiary as of December 31, 2018, and our report appears on page 1. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 40 and 41 is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.
Pensacola, Florida
March 7, 2019

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2018
	Bank	Holding Company	Eliminating Entries	Consolidated
ASSETS
Cash and due from banks	$2,229,504	$188,371	$(188,371)	$2,229,504
Federal funds sold	3,000,000	-0-	-0-	3,000,000
Interest-bearing deposits in banks	57,379,217	500,000	-0-	57,879,217
Cash and cash equivalents	62,608,721	688,371	(188,371)	63,108,721
Securities available for sale	62,458,177	-0-	-0-	62,458,177
Securities held to maturity	51,256,793	-0-	-0-	51,256,793
Restricted equity securities	1,826,150	-0-	-0-	1,826,150
Loans receivable, net of allowance for loan losses	217,479,227	-0-	-0-	217,479,227
Mortgage loans held for sale	4,640,495	-0-	-0-	4,640,495
Accrued interest receivable	1,617,668	-0-	-0-	1,617,668
Premises and equipment, net	5,825,732	-0-	-0-	5,825,732
Deferred income taxes	2,056,817	7,446	-0-	2,064,263
Investment in Subsidiary	-0-	48,509,482	(48,509,482)	-0-
Other assets	327,689			327,689
Total Assets	$410,097,469	$49,205,299	$(48,697,853)	$410,604,915
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing demand deposits	$89,066,174	$-0-	$(188,371)	$88,877,803
Interest-bearing demand deposits	93,833,887	-0-	-0-	93,833,887
Savings deposits	21,862,928	-0-	-0-	21,862,928
Time deposits	151,037,735	-0-	-0-	151,037,735
Total deposits	355,800,724	-0-	(188,371)	355,612,353
Federal Home Loan Bank advance	5,000,000	-0-	-0-	5,000,000
Notes payable	-0-	6,034,432	-0-	6,034,432
Accrued interest payable	455,912	20,292	-0-	476,204
Other liabilities	331,351	-0-	-0-	331,351
Total liabilities	361,587,987	6,054,724	(188,371)	367,454,340
Commitments and Contingencies	-0-	-0-	-0-	-0-
Stockholders’ Equity:
Common stock	6,346,791	639,581	(6,346,791)	639,581
Additional paid-in capital	33,068,221	31,635,463	(33,068,221)	31,635,463
Retained earnings	11,681,186	13,462,247	(11,681,186)	13,462,247
Accumulated other comprehensive loss	(2,586,716)	(2,586,716)	2,586,716	(2,586,716)
Total stockholders’ equity	48,509,482	43,150,575	(48,509,482)	43,150,575
Total Liabilities and Stockholders’ Equity	$410,097,469	$49,205,299	$(48,697,853)	$410,604,915

FIRST FLORIDA BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME YEAR ENDED
DECEMBER 31, 2018
	Bank	Holding Company	Eliminating Entries	Consolidated
Interest Income:
Loans receivable and fees on loans	$14,537,426	$-0-	$-0-	$14,537,426
Investment securities	2,897,528	-0-	-0-	2,897,528
Deposits in bank and other	1,195,603	-0-	-0-	1,195,603
Total interest income	18,630,557	-0-	-0-	18,630,557
Interest Expense:
Deposits	3,548,868	-0-	-0-	3,548,868
Other	68,237	253,169	-0-	321,406
Total interest expense	3,617,105	253,169	-0-	3,870,274
Net interest income	15,013,452	(253,169)	-0-	14,760,283
Provision for Loan Losses	150,000	-0-	-0-	150,000
Net interest income after provision for loan losses	14,863,452	(253,169)	-0-	14,610,283
Noninterest Income:
Equity in earnings of subsidiary	-0-	5,050,920	(5,050,920)	-0-
Service charges on deposit accounts	224,293	-0-	-0-	224,293
Other service charges and fees	752,248	-0-	-0-	752,248
Mortgage banking income	2,193,207	-0-	-0-	2,193,207
Loss on sales of securities	(19,031)	-0-	-0-	(19,031)
Other income	369,400	-0-	-0-	369,400
Total noninterest income	3,520,117	5,050,920	(5,050,920)	3,520,117
Noninterest Expense:
Salaries and employee benefits	6,939,566	-0-	-0-	6,939,566
Occupancy and equipment expense	1,768,384	-0-	-0-	1,768,384
Regulatory assessments	193,756	-0-	-0-	193,756
Data processing	1,031,449	-0-	-0-	1,031,449
Professional fees	159,170	-0-	-0-	159,170
Other expenses	1,699,019	-0-	-0-	1,699,019
Total noninterest expense	11,791,344	-0-	-0-	11,791,344
Income Before Income Taxes	6,592,225	4,797,751	(5,050,920)	6,339,056
Income Taxes	1,541,305	(60,608)	-0-	1,480,697
Net Income	$5,050,920	$4,858,359	$(5,050,920)	$4,858,359

FIRST FLORIDA BANCORP
UNAUDITED CONSOLIDATED BALANCE SHEET
June 30, 2019 and 2018
	June 30
	2019	2018
ASSETS
Cash and due froms	$1,213,655	$2,694,476
Fed funds sold	3,000,000	3,000,000
Interest-bearing deposits	52,543,852	67,313,636
Cash & Cash Equivalents	56,757,507	73,008,112
Securities available-for-sale	81,342,904	66,303,014
Securities held-to-maturity	50,783,282	52,385,210
Loans receivable	254,403,640	229,824,262
Allowance for loan losses	(3,454,720)	(3,213,879)
Accrued interest receivable	1,702,643	1,506,263
Premises and equipment, net	5,828,979	5,759,116
Other	4,062,363	4,461,449
Total Assets	$451,426,598	$430,033,547
LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Noninterest bearing deposits	$104,913,887	$102,754,229
Interest bearing deposits	282,118,303	274,770,358
Total deposits	387,032,190	377,524,587
Short-term borrowings	10,000,000	5,000,000
Long-term borrowings	5,697,409	6,364,347
Other liabilities	973,490	613,984
Total Liabilities	403,703,089	389,502,918
Stockholders’ Equity:
Common stock	639,581	638,831
Additional paid-in capital	31,635,463	31,584,402
Retained earnings	16,115,355	11,252,554
Other comprehensive loss	(666,890)	(2,945,158)
Total Equity	47,723,509	40,530,629
Total Liabilities and Stockholders’ Equity	$451,426,598	$430,033,547

FIRST FLORIDA BANCORP
UNAUDITED CONSOLIDATED INCOME STATEMENT
For the Six Months Ended June 30, 2019 and 2018
	Six months ended June 30
	2019	2018
ASSETS
Interest and fees on loans	$7,848,046	$6,824,538
Interest and dividend on securities	1,472,100	1,471,891
Other interest income	654,104	435,024
Total interest income	9,974,250	8,731,453
Interest on deposits	2,258,731	1,477,596
Other interest expense	216,825	138,775
Total interest expense	2,475,556	1,616,371
Net interest expense	7,498,694	7,115,082
Provision for loan losses	—	150,000
Net interest expense	7,498,694	6,965,082
Total noninterest income	1,932,498	2,000,902
Total noninterest expense	5,934,084	5,484,845
Net income before taxes	3,497,108	3,481,139
Provision for income taxes	844,000	832,473
Net income	$2,653,108	$2,648,666

FIRST FLORIDA BANCORP
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Six Months Ended June 30, 2019 and 2018
	Six months ended June 30
	2019	2018
Net income	$2,653,108	$2,648,666
Unrealized gains (losses) on securities available-for-sale	1,882,535	(1,153,068)
Accretion of unrealized loss related to transferred securities	37,291	34,320
Other comprehensive income (loss)	1,919,826	(1,118,748)
Total Comprehensive Income	$4,572,934	$1,529,918

FIRST FLORIDA BANCORP
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2019 and 2018
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, 12/31/17	$638,831	$31,582,312	$8,603,888	$(1,826,410)	$38,998,621
Net income	—	—	2,648,666	—	2,648,666
Other comprehensive loss	—	—	—	(1,118,748)	(1,118,748)
Stock-based compensation	—	2,090	—	—	2,090
Balance, June 30, 2018	$638,831	$31,584,402	$11,252,554	$(2,945,158)	$40,530,629
Balance, 12/31/18	$639,581	$31,635,463	$13,462,247	$(2,586,716)	$43,150,575
Net income	—	—	2,653,108	—	2,653,108
Other comprehensive income	—	—	—	1,919,826	1,919,826
Balance, June 30, 2019	$639,581	$31,635,463	$16,115,355	$(666,890)	$47,723,509

First Florida Bancorp, Inc.
Unaudited Condensed Statement of Cash Flows
For the Six Months Ended June 30, 2019 and 2018
	Six months ended June 30
	2019	2018
Cash Flows From Operating Activities:
Net income	$2,653,108	$2,648,666
Adjustments to reconcile net income to net cash provided by operating activities –
Depreciation	310,305	284,770
Stock-based compensation	—	2,090
Provision for loan losses	—	150,000
Net amortization of securities	498,446	437,801
Net changes in –
Accrued interest receivable	(84,975)	(18,818)
Other assets	(496,206)	(449,590)
Accrued interest payable and other liabilities	165,936	148,295
Net cash provided by operating activities	3,046,614	3,203,214
Cash Flows From Investing Activities:
Purchases of securities	(19,500,303)	—
Proceeds from sales and maturities of securities	3,162,411	3,812,002
Net increase in loans	(28,829,198)	(21,549,404)
Purchase of premises and equipment	(313,552)	(139,217)
Net cash used in investing activities	(45,480,642)	(17,876,619)
Cash Flows From Financing Activities:
Net increase in noninterest bearing deposits	16,026,084	8,884,144
Net increase in interest bearing deposits	15,393,753	24,167,251
Net change in short-term debt	5,000,000	5,000,000
Repayments on long-term debt	(337,023)	(348,059)
Net cash provided by (used in) financing activities	36,082,814	37,703,336
Net Change in Cash and Cash Equivalents	(6,351,214)	23,029,931
Cash and Cash Equivalents at Beginning of Period	63,108,721	49,978,181
Cash and Cash Equivalents at End of Period	$56,757,507	$73,008,112

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and between
THE FIRST BANCSHARES, INC.
and
FIRST FLORIDA BANCORP, INC.
Dated as of July 22, 2019

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of July 22, 2019, by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and First Florida Bancorp, Inc., a Florida corporation (“FFB” and, together with FBMS, the “Parties” and each a “Party”).
WITNESSETH
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which FFB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FBMS (the “Merger”), with FBMS as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of FBMS to enter into this Agreement, certain directors of FFB have entered into voting agreements (each a “FFB Voting Agreement” and collectively, the “FFB Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FBMS, pursuant to which each such director has agreed, among other things, to vote certain of the FFB Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the FFB Voting Agreements;
WHEREAS, as a further condition to the willingness of FBMS to enter into this Agreement, certain employees of FFB have entered into termination agreements, employment agreements, or retention agreements, as further described on Exhibit E, each dated as of the date hereof, pursuant to which each such employee has agreed, among other things, to certain employment arrangements with FFB or FBMS (or their respective Affiliates);
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time, FFB shall merge with and into FBMS pursuant to the terms of this Agreement. FBMS shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the Effective Time, the separate corporate existence of FFB shall cease.
Section 1.02   Articles of Incorporation and Bylaws.   At the Effective Time, the articles of incorporation of FBMS in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of FBMS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
Section 1.03   Bank Merger.   Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, First Florida Bank, a Florida state-chartered bank and a direct wholly owned subsidiary of FFB (“First Florida Bank”), shall be merged (the “Bank Merger”) with and into The First, A National Banking Association, a national banking association and a direct wholly owned subsidiary of FBMS (“The First”), in accordance with the provisions of applicable federal banking laws and regulations, and The First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and FBMS and FFB, as the sole shareholders of The First and First Florida Bank, respectively, have approved a separate merger agreement (the “Bank Plan of Merger”) in the form attached hereto as Exhibit B, and have caused the Bank Plan of Merger to be executed and delivered by The First and First Florida Bank simultaneously with the execution and delivery of this Agreement. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, First Florida Bank shall continue to operate under its name; provided that prior to any such election, FBMS shall (a) reasonably consult with FFB and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Florida, as provided in the MBCA and FBCA, on the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Florida, or at such later time as is agreed between the Parties and specified in the Articles of Merger in accordance with the relevant provisions of the MBCA and FBCA (such date and time is hereinafter referred to as the “Effective Time”).
(b)   The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place on a date determined by FBMS and reasonably acceptable to FFB (the “Closing Date”), which shall be within thirty (30) days after all of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with the terms hereof, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place, date and time as the Parties may mutually agree. At the Closing, there shall be delivered to FBMS and FFB the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.05   Existing FFB Debt.   On or prior to the Closing, FFB shall deliver to FBMS a payoff letter (which shall include commitments from the lender to fully discharge and release all Liens affecting property or assets of FFB, including the release of all pledged First Florida Bank common stock) with respect to the indebtedness described in FFB Disclosure Schedule 1.05 (such indebtedness, the “FFB Debt” and the payoff amount with respect to the FFB Debt, the “Payoff Amount”). At the Closing, FBMS shall deliver to the lender, by wire transfer of immediately available funds, the Payoff Amount or, if permitted by the lender, assume all FFB Debt on terms mutually satisfactory to FBMS, FFB, and the lender.
Section 1.06   Additional Actions.   If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.07   Reservation of Right to Revise Structure.   FBMS may at any time, subject to consent of FFB (not to be unreasonably withheld, delayed, or conditioned), change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount, form, or timing of the consideration to be issued to Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, or require additional or different regulatory approval, (iii) adversely affect the Tax treatment of the Holders in connection with the Merger, or (iv) require submission to or approval of FFB’s shareholders after the Plan of Merger has been approved by FFB’s shareholders. In the event that FBMS elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of FFB:
(a)   Each share of FBMS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of FFB Common Stock owned directly by FBMS, FFB or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “FFB Cancelled Shares”).
(c)   Notwithstanding anything in this Agreement to the contrary, all shares of FFB Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote to approve the Merger Agreement (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 607.1301 et seq. of the FBCA (such shares, “Dissenting Shares” and such shareholders “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the Dissenting Shareholder shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the FBCA and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such Holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of FFB Common Stock under the applicable provisions of the FBCA. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the FBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. FFB shall give FBMS (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of FFB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by FFB relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. FFB shall not, except with the prior written consent of FBMS, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of FFB Common Stock for which dissenters’ rights have been perfected shall be returned to FBMS upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other Holders.

(d)   Each share of FFB Common Stock (excluding Dissenting Shares and FFB Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive (i) $5.20 in cash, (the “Per Share Cash Consideration”) and (ii) 0.2570 of a share of FBMS Common Stock (the “Per Share Stock Consideration”).
Section 2.02   FFB Stock-Based Awards.
(a)   Immediately prior to the Effective Time, each share of FFB Common Stock subject to vesting restrictions granted under the FFB Stock Plans (a “FFB Restricted Share”) that is outstanding immediately prior to the Effective Time shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less the amount of any required withholding Tax, pursuant to Section 2.01(d).
(b)   At the Effective Time, pursuant to their terms, each option to purchase FFB Common Stock granted under any FFB Stock Plan (each, an “FFB Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and be of no further force and effect, and the holder thereof shall not be entitled to any compensation therefor, including pursuant to the Merger.
Section 2.03   Rights as Shareholders; Stock Transfers.   At the Effective Time, all shares of FFB Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of FFB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of FBMS Common Stock in accordance with this Article II. At the Effective Time, holders of FFB Common Stock shall cease to be, and shall have no rights as, shareholders of FFB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of FFB shall be closed, and there shall be no registration of transfers on the stock transfer books of FFB of shares of FFB Common Stock.
Section 2.04   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of FBMS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, FBMS shall pay or cause to be paid to each Holder of a fractional share of FBMS Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in FBMS Common Stock to which such Holder would otherwise be entitled by the FBMS Average Stock Price.
Section 2.05   Plan of Reorganization.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Section 2.06   Exchange Procedures.   FBMS shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise cause to be delivered to each Holder, appropriate and customary transmittal materials in form and substance mutually agreed upon by the Parties, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.07   Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, FBMS shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of FBMS Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger

Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and FBMS, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of FFB Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by FBMS or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of FFB for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBMS. Any shareholders of FFB who have not theretofore complied with this Section 2.07 shall thereafter look only to FBMS for the Merger Consideration, any cash in lieu of fractional shares of FFB Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of FFB Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of FFB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FBMS Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of FBMS (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. FBMS and the Exchange Agent shall be entitled to rely upon the stock transfer books of FFB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of FFB Common Stock represented by any Certificate or Book-Entry Share, FBMS and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)   FBMS or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as FBMS is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by FBMS or the Exchange Agent, as applicable.
Section 2.08   Rights of Certificate Holders after the Effective Time.
(a)   All shares of FBMS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by FBMS in respect of the FBMS Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of FBMS Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the FBMS Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of FBMS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of FBMS Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of FBMS Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(b)   In the event of a transfer of ownership of a Certificate representing FFB Common Stock that is not registered in the stock transfer records of FFB, the proper amount of cash and/or shares of FBMS Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such FFB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of FBMS or the Exchange Agent that the Tax has been paid or is not applicable.
Section 2.09   Anti-Dilution Provisions.   If the number of shares of FBMS Common Stock or FFB Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of FFB Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FFB
Except as set forth in the disclosure schedule delivered by FFB to FBMS prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “FFB Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the FFB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FFB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FFB and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, FFB hereby represents and warrants to FBMS as follows:
Section 3.01   Organization and Standing.   Each of FFB and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to FFB. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in FFB Disclosure Schedule 3.01.
Section 3.02   Capital Stock.
(a)   The authorized capital stock of FFB consists of 40,000,000 shares of FFB Common Stock and 5,000,000 shares of FFB Preferred Stock. As of the date hereof, there are 6,395,812 shares of FFB Common Stock issued and outstanding and no shares of FFB Preferred Stock issued and outstanding. As of the date hereof, there were FFB Options to acquire 152,500 shares of FFB Common Stock outstanding. There are no shares of FFB Common Stock held by any of FFB’s Subsidiaries. FFB Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of FFB, of each Holder, and the number of shares of FFB Common Stock held by each such Holder. The issued and outstanding shares of FFB Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FFB shareholder. All shares of FFB’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)   FFB Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of FFB Restricted Shares, outstanding FFB Options or other outstanding Rights of FFB the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of FFB Common Stock, or any other security of FFB, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the FFB Stock Plan under which such award was granted, if applicable. Each FFB Restricted Share and all other outstanding FFB Rights comply with or are exempt from Section 409A of the Code and qualify for the tax treatment afforded thereto in FFB’s Tax Returns. Each grant of FFB Restricted Shares, outstanding FFB Options or other outstanding FFB Rights was appropriately authorized by the board of directors of FFB or the compensation committee thereof, was made in accordance with the terms of the FFB Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of FFB or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which FFB or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of FFB or any of FFB’s Subsidiaries or obligating FFB or any of FFB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, FFB or any of FFB’s Subsidiaries other than those listed in FFB Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of FFB or any of FFB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of FFB Common Stock or capital stock of any of FFB’s Subsidiaries or any other securities of FFB or any of FFB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the FFB Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of FFB’s capital stock and there are no agreements or arrangements under which FFB is obligated to register the sale of any of its securities under the Securities Act.
Section 3.03   Subsidiaries.
(a)   FFB Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of FFB, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by FFB. Except with respect to the pledge of all issued and outstanding First Florida Bank common stock to secure FFB’s outstanding loan from First Tennessee Bank, N.A., or except as set forth in FFB Disclosure Schedule 3.03(a), (i) FFB owns, directly or indirectly, all of the issued and outstanding equity securities of each FFB Subsidiary, (ii) no equity securities of any of FFB’s Subsidiaries are or may become required to be issued (other than to FFB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to FFB or a wholly-owned Subsidiary of FFB), (iv) there are no contracts, commitments, understandings or arrangements relating to FFB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by FFB, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by FFB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither FFB nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)   Neither FFB nor any of FFB’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than First Florida Bank. Except as set forth in FFB Disclosure Schedule 3.03(b), neither FFB nor any of FFB’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.04   Corporate Power; Minute Books.
(a)   FFB and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FFB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite FFB Shareholder Approval.
(b)   FFB has made available to FBMS a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of FFB and each of its Subsidiaries, the minute books of FFB and each of its Subsidiaries (with confidential supervisory information redacted), and the stock ledgers and stock transfer books of FFB and each of its Subsidiaries. Neither FFB nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of FFB and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of FFB and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of FFB and each of its Subsidiaries.
Section 3.05   Corporate Authority.   Subject only to the receipt of the Requisite FFB Shareholder Approval at the FFB Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FFB and the board of directors of FFB on or prior to the date hereof. The board of directors of FFB has directed that this Agreement be submitted to FFB’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite FFB Shareholder Approval in accordance with the FBCA and FFB’s articles of incorporation and bylaws, no other vote or action of the shareholders of FFB is required by Law, the articles of incorporation or bylaws of FFB or otherwise to approve this Agreement and the transactions contemplated hereby. FFB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FBMS, this Agreement is a valid and legally binding obligation of FFB, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception’’).
Section 3.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FFB or any of its Subsidiaries in connection with the execution, delivery or performance by FFB of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the Office of the Comptroller of the Currency (the “OCC”), the Florida Office of Financial Regulation (the “FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FRB, FDIC, the OCC or other applicable Governmental Authorities, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite FFB Shareholder Approval and as set forth on FFB Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FFB do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of FFB or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FFB or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on FFB or could reasonably be expected to result in a financial obligation or penalty in excess of  $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of FFB or any of its Subsidiaries or to which FFB or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except as would not reasonably be expected to have a material adverse impact on FFB or result in a material financial penalty.
(b)   As of the date hereof, FFB has no Knowledge of any reason, with respect to FFB, (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   Financial Statements; Internal Controls.
(a)   FFB has previously delivered or made available to FBMS copies of FFB’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2018, 2017 and 2016, accompanied by the unqualified audit reports of Saltmarsh, Cleaveland & Gund, P.A., independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the three months ended March 31, 2019 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition, income, comprehensive income, changes in stockholders’ equity, and cash flows of FFB and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to FFB) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than FFB’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of FFB. The audits of FFB have been conducted in accordance with GAAP. Since December 31, 2018, neither FFB nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements, current liabilities incurred in the Ordinary Course of Business since December 31, 2018, or liabilities incurred in connection with the transactions contemplated by this Agreement.
(b)   The records, systems, controls, data and information of FFB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FFB or its Subsidiaries or accountants (including all means of access thereto and therefrom). FFB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP for a non-public company that does not file reports under the Exchange Act and that has assets less than $500 million.
(c)   Except as set forth in FFB Disclosure Schedule 3.07(c), since January 1, 2016, neither FFB nor any of its Subsidiaries nor, to FFB’s Knowledge, any director, officer, employee, auditor, accountant or representative of FFB or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of FFB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FFB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08   Regulatory Reports.   Since January 1, 2016, FFB and its Subsidiaries have timely filed with the FRB, the FDIC, the FOFR, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified FFB or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of FFB, threatened an investigation into the business or operations of FFB or any of its Subsidiaries since January 1, 2016 . There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of FFB or any of its Subsidiaries.
Section 3.09   Absence of Certain Changes or Events.   Except as set forth in FFB Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2018, (a) FFB and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to FFB, and (c) neither FFB nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section 5.01(y).
Section 3.10   Legal Proceedings.
(a)   There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of FFB, threatened against FFB or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which FFB or any of its Subsidiaries or any of their current or former director or executive officer, in their capacities as such, is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature, that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment or decree or regulatory restriction imposed upon FFB or any of its Subsidiaries, or the assets of FFB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither FFB nor any of its Subsidiaries has any Knowledge of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of FFB or any of FFB’s Subsidiaries.

Section 3.11   Compliance With Laws.
(a)   FFB and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.
(b)   FFB and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FFB’s Knowledge, no suspension or cancellation of any of them is threatened.
Section 3.12   FFB Material Contracts; Defaults.
(a)   Other than the FFB Benefit Plans, neither FFB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of FFB or any of its Subsidiaries to indemnification from FFB or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of FFB or its respective Subsidiaries; (iii) related to the borrowing by FFB or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by FFB or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $75,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of  $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by FFB or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of FFB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which FFB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed in FFB Disclosure Schedule 3.12(a), and is referred to herein as a “FFB Material Contract.” FFB has previously made available to FBMS true, complete and correct copies of each such FFB Material Contract, including any and all amendments and modifications thereto.
(b)   Each FFB Material Contract is valid and binding on FFB and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that FFB hereby represents and warrants that, to its Knowledge, each FFB Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to FFB; and, to neither FFB nor any of its Subsidiaries is in material default under any FFB Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by FFB or any of its Subsidiaries is currently outstanding.
(c)   FFB Disclosure Schedule 3.12(c) sets forth a true and complete list of all FFB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by FFB of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13   Agreements with Regulatory Agencies.   Neither FFB nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “FFB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, in any material respect, the conduct of FFB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has FFB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any FFB Regulatory Agreement. To FFB’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to FFB or any of its Subsidiaries.
Section 3.14   Brokers; Fairness Opinion.   Neither FFB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FFB has engaged, and will pay a fee to The Hovde Group LLC (“FFB Financial Advisor”), in accordance with the terms of a letter agreement between FFB Financial Advisor and FFB, a true, complete and correct copy of which has been previously delivered by FFB to FBMS. FFB has received the opinion of the FFB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FBMS) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of FFB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15   Employee Benefit Plans.
(a)   FFB Disclosure Schedule 3.15(a) sets forth a true and complete list of each FFB Benefit Plan. For purposes of this Agreement, “FFB Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or their beneficiaries and dependents of FFB or any of its Subsidiaries (such current employees collectively, the “FFB Employees”), (ii) covering current or former directors or their beneficiaries and dependents of FFB or any of its Subsidiaries, or (iii) with respect to which FFB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)   With respect to each FFB Benefit Plan, FFB has provided to FBMS true and complete copies of current plan documents for such FFB Benefit Plan, any trust instruments, insurance contracts or other funding arrangements forming a part of any FFB Benefit Plan and all amendments thereto, all current summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification or advisory letters, if applicable, with respect thereto and any material correspondence from any regulatory agency. In addition, with respect to the FFB Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to FBMS.
(c)   All FFB Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each FFB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (an “FFB 401(a) Plan”) has received a favorable opinion, determination or advisory letter from the IRS, and, to FFB’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such FFB 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in an FFB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All FFB Benefit Plans have been administered in material compliance with their terms. There is no pending or, to FFB’s Knowledge, threatened litigation or regulatory action relating to the FFB Benefit Plans. Neither FFB nor any of its Subsidiaries has engaged in a transaction with respect to any FFB Benefit Plan, including an FFB 401(a) Plan, that could subject FFB or any of its Subsidiaries to a material tax or penalty under any Law including Section 4975 of the Code or Section 502(i) of ERISA. No FFB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to FFB’s Knowledge, threatened by the IRS or the Department of Labor with respect to any FFB Benefit Plan.
(d)   No liability under Title IV of ERISA has been or is expected to be incurred by FFB, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by FFB, any of its Subsidiaries or any of FFB’s related organizations described in Code Sections 414(b), (c) (m), or (o), or any entity which is considered one employer with FFB, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”). Neither FFB nor any ERISA Affiliate has ever maintained, sponsored, or contributed to, or been obligated to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code. None of FFB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time. Except as set forth in FFB Disclosure Schedule 3.15(d), neither FFB nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither FFB nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40). To FFB’s Knowledge, no notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any FFB Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)   All contributions required to be made with respect to all FFB Benefit Plans have been timely made. No FFB Benefit Plan or single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
(f)   Except as set forth in FFB Disclosure Schedule 3.15(f), no FFB Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any FFB Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)   All FFB Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code

Section 4980H have occurred. FFB may amend or terminate any such FFB Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(h)   Except as otherwise provided for in this Agreement or as set forth in FFB Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former FFB Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former FFB Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the FFB Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the FFB Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of FFB or, after the consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries, to merge, amend or terminate any of the FFB Benefit Plans.
(i)   Except as set forth in FFB Disclosure Schedule 3.15(i), (i) each FFB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a FFB Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither FFB nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a FFB Benefit Plan for any interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth in FFB Disclosure Schedule 3.15(i), has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)   No FFB Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither FFB nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   FFB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for FFB or any of its Subsidiaries for purposes of each FFB Benefit Plan, ERISA and the Code.
Section 3.16   Labor Matters.   Neither FFB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to FFB’s Knowledge threatened, asserting that FFB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FFB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against FFB pending or, to FFB’s Knowledge, threatened, nor to FFB’s Knowledge is there any activity involving FFB Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, FFB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for FFB or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To FFB’s Knowledge, no officer of FFB or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.
Section 3.17   Environmental Matters.   (a) To its Knowledge, FFB and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of FFB, threatened against

FFB or any of its Subsidiaries or any real property or facility presently owned, operated or leased by FFB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither FFB nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of FFB, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by FFB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to FFB or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of FFB, there are no underground storage tanks on, in or under any property currently owned, operated or leased by FFB or any of its Subsidiaries.
Section 3.18   Tax Matters.
(a)   Each of FFB and its Subsidiaries has timely filed (taking into account all applicable extensions) all income and other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by FFB or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Since January 1, 2016, neither FFB nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where FFB or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of FFB or any of its Subsidiaries.
(b)   FFB and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.
(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of FFB or any of its Subsidiaries. Neither FFB nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where FFB or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against FFB or any of its Subsidiaries which has not been fully paid or settled.
(d)   FFB has delivered or made available to FBMS true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to FFB or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by FFB, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2015.
(e)   With respect to tax years open for audit as of the date hereof, neither FFB nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)   Neither FFB nor any of its Subsidiaries has been an United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither FFB nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among FFB and its Subsidiaries or (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). FFB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FFB), and (ii) has no liability for the Taxes of any Person (other than FFB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.

(g)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by FFB and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2017, neither FFB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)   Neither FFB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law) effected or created, as the case may be, on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i)   Since January 1, 2016, neither FFB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   Neither FFB nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.
(k)   Neither FFB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States of America.
(l)   Neither FFB nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of FFB there is no fact or circumstance, that would be reasonably likely to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.19   Investment Securities.   FFB Disclosure Schedule 3.19 sets forth as of March 31, 2019, the FFB Investment Securities, as well as any purchases or sales of FFB Investment Securities between March 31, 2019 to and including May 31, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any FFB Investment Securities sold during such time period between March 31, 2019 to and including May 31, 2019. Neither FFB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than First Florida Bank.
Section 3.20   Derivative Transactions.
(a)   To FFB’s Knowledge, all Derivative Transactions entered into by FFB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and published regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by FFB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. FFB and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)   Each Derivative Transaction is listed in FFB Disclosure Schedule 3.20(b), and the financial position of FFB or its Subsidiaries under or with respect to each has been reflected in the books and records of FFB or its Subsidiaries in accordance with GAAP, and no material open exposure of FFB or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in FFB Disclosure Schedule 3.20(b).
(c)   No Derivative Transaction, were it to be a Loan held by FFB or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21   Regulatory Capitalization.   FFB and First Florida Bank are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations.
Section 3.22   Loans; Nonperforming and Classified Assets.
(a)   FFB Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which FFB or any of its Subsidiaries is a creditor which, as of May 31, 2019, were over thirty (30) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of FFB or any of its Subsidiaries, or to the Knowledge of FFB, any affiliate of any of the foregoing. Set forth in FFB Disclosure Schedule 3.22(a) is a true, correct and complete list of  (A) all of the Loans of FFB and its Subsidiaries that, as of May 31, 2019, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by First Florida Bank, FFB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by First Florida Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)   FFB Disclosure Schedule 3.22(b) identifies each asset of FFB or any of its Subsidiaries that as of May 31, 2019 was classified as other real estate owned (“OREO”) and the book value thereof as of May 31, 2019 as well as any assets classified as OREO between December 31, 2018 and May 31, 2019 and any sales of OREO between December 31, 2018 and May 31, 2019, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in FFB’s or any of its Subsidiaries’ loan portfolio (each a “FFB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of FFB and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)   All currently outstanding FFB Loans were solicited and originated, and have been administered, in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding FFB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the FFB Loans that are not reflected in the written records of FFB or its Subsidiary, as applicable. All such FFB Loans are owned by FFB or its Subsidiary free and clear of any Liens other than Liens on loans or commitments provided to the Subsidiary by the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any FFB Loan have been asserted in writing against FFB or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and FFB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by FFB from third parties that are described on FFB Disclosure Schedule 3.22(d), no FFB Loans are presently serviced by third parties and there is no obligation which could result in any FFB Loan becoming subject to any third party servicing.

(e)   Neither FFB nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates FFB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of FFB or any of its Subsidiaries, unless there is a material breach of a representation or covenant by FFB or any of its Subsidiaries, and none of the agreements pursuant to which FFB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither FFB nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23   Allowance for Loan and Lease Losses.   FFB’s allowance for loan and lease losses as reflected in each of  (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2018 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with FFB’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24   Trust Business; Administration of Fiduciary Accounts.   Neither FFB nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25   Investment Management and Related Activities.   Except as set forth in FFB Disclosure Schedule 3.25, none of FFB, any FFB Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26   Repurchase Agreements.   With respect to all agreements pursuant to which FFB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, FFB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27   Deposit Insurance.   The deposits of First Florida Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and First Florida Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to FFB’s Knowledge, threatened.
Section 3.28   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.   Neither FFB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither FFB nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause FFB or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of FFB and its Subsidiaries has implemented an anti-money laundering program that (x) contains adequate and appropriate customer identification and verification procedures and (y) meets the material requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29   Transactions with Affiliates.   Except as set forth in FFB Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by FFB or any of its Subsidiaries to, and neither FFB nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of FFB or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with FFB or any of its Subsidiaries and other than deposits held by First Florida Bank in the Ordinary Course of Business, or (b) any other Affiliate of FFB or any of its Subsidiaries. Except as set forth in FFB Disclosure Schedule 3.29, neither FFB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between First Florida Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30   Tangible Properties and Assets.
(a)   FFB Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by FFB and each of its Subsidiaries. Except as set forth in FFB Disclosure Schedule 3.30(a), FFB or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), material to its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar Liens arising in the Ordinary Course of Business, (iii) any Liens imposed by applicable Law, and (iv) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to FFB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that FFB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in FFB Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to FBMS.
(b)   FFB Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which FFB or any of its Subsidiaries uses or occupies or has the right to use or occupy, nor or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither FFB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To FFB’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a material breach by FFB or any of its Subsidiaries of, or default by FFB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To FFB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. FFB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in FFB Disclosure Schedule 3.30(b), have been furnished or made available to FBMS.
(c)   To FFB’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of FFB and its Subsidiaries.
Section 3.31   Intellectual Property.   FFB Disclosure Schedule 3.31 sets forth a true, complete and correct list of all FFB Intellectual Property. FFB or its Subsidiaries owns or has a valid license to use all FFB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The FFB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of FFB and its Subsidiaries as currently conducted. The FFB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither FFB nor any of its Subsidiaries has received notice challenging the validity or enforceability of FFB Intellectual Property. None of FFB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by FFB of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which FFB or any of its Subsidiaries is a party and pursuant to which FFB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither FFB nor any of its Subsidiaries has received notice challenging FFB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of FFB or any of its Subsidiaries to own or use any of FFB Intellectual Property.
Section 3.32   Insurance.
(a)   FFB Disclosure Schedule 3.32(a) identifies all of the material insurance policies, binders or bonds currently maintained by FFB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. FFB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of FFB reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither FFB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither FFB nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)   FFB Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by FFB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by FFB or its Subsidiaries, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under FFB’s BOLI. Neither FFB nor any of FFB’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33   Antitakeover Provisions.   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34   FFB Information.   The information relating to FFB and its Subsidiaries that is provided by or on behalf of FFB for inclusion in the Proxy Statement — Prospectus and the Registration Statement will comply in as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement — Prospectus, as of the date the Proxy Statement — Prospectus is first mailed to FFB’s shareholders and as of the date of the FFB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any answer or subsequent filing as of a later date shall be deemed to modify information as of an earlier date.

Section 3.35   Transaction Costs.   FFB Disclosure Schedule 3.35 sets forth estimates as of the date of this Agreement of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of FFB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
Section 3.36   Bank Holding Company.   FFB is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.37   No Other Representations or Warranties.   Except for the representations and warranties made by FFB in this Article III and for the disclosures contained in the FFB Disclosure Schedule, neither FFB nor any other person makes any express or implied representation or warranty with respect to FFB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FFB hereby disclaims any such other representations or warranties. FFB acknowledges and agrees that neither FBMS nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the FBMS Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FBMS
Except as set forth in the FBMS Reports or in the disclosure schedule delivered by FBMS to FFB prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “FBMS Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the FBMS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FBMS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FBMS, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, FBMS hereby represents and warrants to FFB as follows:
Section 4.01   Organization and Standing.   Each of FBMS and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.02   Capital Stock.   The authorized capital stock of FBMS consists of 40,000,000 shares of FBMS Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 17,138,248 shares of FBMS Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding, and there are no outstanding Rights of FBMS. The outstanding shares of FBMS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FBMS shareholder. The shares of FBMS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of FBMS’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03   Corporate Power.
(a)   FBMS and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FBMS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
(b)   FBMS has made available to FFB a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of FBMS and each of its Subsidiaries. Neither FBMS nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.04   Corporate Authority.   This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FBMS on or prior to the date hereof. FBMS has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FFB, this Agreement is a valid and legally binding obligation of FBMS, enforceable in accordance with its terms, subject to the Enforceability Exception. No approval of this Agreement or the transactions contemplated hereby by FBMS’s shareholders is required by its articles of corporation, it bylaws, or applicable Law or NASDAQ.
Section 4.05   SEC Documents; Financial Statements.
(a)   FBMS has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file or furnish since January 1, 2016 (the “FBMS Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the FBMS Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FBMS Reports, and none of the FBMS Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of FBMS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FBMS Reports. FBMS is eligible to use SEC Form S-3.
(b)   The consolidated financial statements of FBMS (or incorporated by reference) included (or incorporated by reference) in the FBMS Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated balance sheets of FBMS and its Subsidiaries and the consolidated statements of income, other comprehensive income, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of FBMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)   FBMS (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of FBMS’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FBMS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FBMS’s internal control over financial reporting. These disclosures were made in writing by management to FBMS’s auditors and audit committee. There is no reason to believe that FBMS’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2016, neither FBMS nor any of its Subsidiaries nor, to FBMS’s Knowledge, any director, officer, employee, auditor, accountant or representative of FBMS or any of its

Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of FBMS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FBMS or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06   Regulatory Reports.   Except as set forth on FBMS Disclosure Schedule 4.06, since January 1, 2016, FBMS and each of its Subsidiaries has timely filed with the SEC, OCC, FRB, FDIC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to FBMS. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of FBMS and its Subsidiaries, no Governmental Authority has notified FBMS that it has initiated or has pending any proceeding or, to the Knowledge of FBMS threatened an investigation into the business or operations of FBMS or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of FBMS or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS
Section 4.07   Regulatory Approvals; No Defaults.   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FBMS or any of its Subsidiaries in connection with the execution, delivery or performance by FBMS of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement — Prospectus and the Registration Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FRB, the OCC, applicable state banking agencies, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FBMS do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of FBMS or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBMS or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBMS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FBMS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order permit, license, credit agreements, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation except with regard to clauses (2) – (4), as would not reasonably be expected to have a Material Adverse Effect on FBMS. As of the date hereof, FBMS has no Knowledge of any reason, with respect to FBMS, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08   FBMS Information.   The information relating to FBMS and its Subsidiaries that is supplied by or on behalf of FBMS for inclusion or incorporation by reference in the Proxy Statement — Prospectus and the Registration Statement will not (with respect to the Proxy Statement — Prospectus, as of the date the Proxy Statement — Prospectus is first mailed to FFB shareholders and as of the date of the FFB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any FBMS Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement — Prospectus not provided by or on behalf of FFB for inclusion in the Proxy Statement — Prospectus will comply as to form in all material respects with the requirements of Form S-4.
Section 4.09   Absence of Certain Changes or Events.   Except as reflected or disclosed in FBMS’s Annual Report on Form 10-K for the year ended December 31, 2018 or in the FBMS Reports since December 31, 2018, as filed with the SEC, since December 31, 2018, (i) there has been no change or development with respect to FBMS and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to FBMS; and (ii) neither FBMS nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.02(b).
Section 4.10   Compliance with Laws.
(a)   FBMS and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.
(b)   FBMS and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FBMS’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither FBMS nor any of its Subsidiaries has received, since January 1, 2016, written or, to FBMS’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.11   FBMS Regulatory Matters.
(a)   FBMS is regulated as a financial holding company under the Bank Holding Company Act of 1956, as amended.

(b)   The deposit accounts of The First are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FBMS’s Knowledge, threatened. The First received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c)   Since January 1, 2016, neither FBMS nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither FBMS nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither FBMS nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
(d)   Except for examinations of FBMS and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of FBMS, any inquiry or investigation into the business or operations of FBMS or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or to prevent the receipt of the Regulatory Approvals.
(e)   There is no unresolved SEC comment, or unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Governmental Authority in any report of examination, report of inspection, supervisory letter or other communication with FBMS or any of its Subsidiaries that (i) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or (ii) would reasonably be likely to prevent the receipt of the Regulatory Approvals or result in a Burdensome Condition.
Section 4.12   Brokers.   Neither FBMS nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FBMS has engaged, and will pay a fee to Janney Montgomery Scott LLC.
Section 4.13   Legal Proceedings.
(a)   Neither FBMS nor any of its Subsidiaries is a party to any, and there are no pending or, to FBMS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBMS or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on FBMS, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FBMS, any of its Subsidiaries or the assets of FBMS or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.14   Tax Matters.
(a)   Each of FBMS and its Subsidiaries has filed all income and other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax

Returns were true, correct and complete in all material respects. All Taxes due and owing by FBMS or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Since January 1, 2016, neither FBMS nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where FBMS or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of FBMS or any of its Subsidiaries.
(b)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of FBMS or any of its Subsidiaries. Neither FBMS nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where FBMS or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any taxing authority against FBMS or any of its Subsidiaries that has not been fully paid or settled.
(c)   Neither FBMS nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.
(d)   Neither FBMS nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15   Regulatory Capitalization.   FBMS and each of its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations.
Section 4.16   No Financing.   FBMS has and will have as of the Effective Time, without having to resort to external sources, sufficient capital and liquidity to effect the transactions contemplated by this Agreement.
Section 4.17   No Other Representations or Warranties.   Except for the representations and warranties made by FBMS in this Article IV and for the disclosures contained in the FBMS Disclosure Schedule, neither FBMS nor any other person makes any express or implied representation or warranty with respect to FBMS, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FBMS hereby disclaims any such other representations or warranties. FBMS acknowledges and agrees that neither FFB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the FFB Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01   Covenants of FFB.   During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the FFB Disclosure Schedule), required by Law or with the prior written consent of FBMS (which consent shall not be unreasonably withheld, conditioned or delayed), FFB shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, FFB will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and FBMS the present services of the current officers and employees of FFB and its Subsidiaries, (iii) preserve for itself and FBMS the goodwill of its customers, employees, lessors and others with whom business relationships exist and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in FFB Disclosure Schedule 5.01, (y) as otherwise expressly permitted or required by this Agreement, or (z) consented to in writing by FBMS (which consent shall not be unreasonably withheld, conditioned or delayed, and FBMS shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of FFB and First Florida Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of FFB and its Subsidiaries), FFB shall not and shall not permit its Subsidiaries to:
(a)   Stock.   (i) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the FFB Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, other than in connection with the maintenance of the pledge of all issued and outstanding First Florida Bank common stock to secure FFB’s outstanding loan from First Tennessee Bank, N.A., (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(b)   Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to FFB.
(c)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of FFB or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of FFB or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in FFB Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, or (iv) as otherwise set forth in FFB Disclosure Schedule 5.01(c).
(d)   Hiring.   Hire any person as an employee or officer of FFB or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $80,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(e)   Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with FBMS, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in FFB Disclosure Schedule 5.01(e), (iii) as previously disclosed to FBMS and set forth in FFB Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any FFB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of FFB or any of its Subsidiaries.
(f)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in FFB Disclosure Schedule 5.01(f), or making or renewing loans to officers directors, or any of their respective immediate family members or any Affiliates or Associates that are otherwise permitted by Section 5.1(s) and compliant with FFB Regulation O, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(g)   Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to FFB or any of its Subsidiaries.
(h)   Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any substantial portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by FBMS pursuant to any other applicable paragraph of this Section 5.01.
(i)   Capital Expenditures.   Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that FBMS shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from FFB.
(j)   Governing Documents.   Amend FFB’s articles of incorporation or bylaws or any equivalent documents of FFB’s Subsidiaries.
(k)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l)   Contracts.   Except as set forth in FFB Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend or waive any material provision of, any FFB Material Contract (or any contract that would be an FFB Material Contract if it were in effect on the date of this Agreement), material Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than amendments, modifications, terminations, extensions, waivers, or changes not materially adverse to FFB or any of its Subsidiaries, except, in all such cases, as reasonably requested by FBMS.
(m)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which FFB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves the payment by FFB or any of its Subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of FFB or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations.
(n)   Banking Operations.   (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o)   Derivative Transactions.   Enter into any Derivative Transaction.

(p)   Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
(q)   Investment Securities.   (i) Other than in accordance with FFB’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the FFB Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(r)   Deposits.   Other than in the Ordinary Course of Business, make any material changes to deposit pricing.
(s)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in FFB Disclosure Schedule 5.01(s) (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by FFB or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of  $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of  $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with FFB’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of FFB or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $1,000,000, (ii) sell any loan or loan pools in excess of  $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where FFB or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First, which approval or rejection shall be given in writing within one (1) Business Day after the loan package is delivered to such individual.
(t)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by FFB or its Subsidiaries.
(u)   Taxes.   Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(v)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or material default by FFB or any of its Subsidiaries under any agreement with any Governmental Authority or under any FFB Material Contract, material Lease or material license to which FFB or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(w)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”)

E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(x)   Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair FFB’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(y)   Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(z)   Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by FBMS.
(aa)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(bb)   Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
Section 5.02   Covenants of FBMS.
(a)   Affirmative Covenants.   From the date hereof until the Effective Time, FBMS will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b)   Negative Covenants.   From the date hereof until the Effective Time, FBMS shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair FBMS’s ability to consummate the Merger or the transactions contemplated by this Agreement without a Burdensome Condition or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of FFB during the period from the date of this Agreement to the Effective Time, FBMS shall not, and shall not permit any of its Subsidiaries to:
(i)   Take any action that is intended or is reasonably likely to result in the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(ii)   Take any action that is likely to materially impair FBMS’s ability to perform any of its obligations under this Agreement or The First to perform any of its obligations under the Bank Plan of Merger; or
(iii)   Agree or commit to do any of the foregoing.
Section 5.03   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   FFB Shareholder Approval.
(a)   Following the execution of this Agreement, FFB shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of FFB, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and any other matters required to be approved by FFB’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “FFB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. FFB shall use its reasonable best efforts to obtain the Requisite FFB Shareholder Approval, and shall ensure that the FFB Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by FFB in connection with the FFB Meeting are solicited in compliance in all material respects with the FBCA, the articles of incorporation and bylaws of FFB, and all other applicable legal requirements. Except with the prior approval of FBMS, no other matters shall be submitted for the approval of FFB shareholders at the FFB Meeting.
(b)   Except to the extent FFB has made an FFB Subsequent Determination in accordance with Section 5.09, (i) the board of directors of FFB shall at all times prior to and during the FFB Meeting recommend approval of this Agreement by the shareholders of FFB and any other matters required to be approved by FFB’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “FFB Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of FBMS or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the FFB Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite FFB Shareholder Approval, FFB will not adjourn or postpone the FFB Meeting unless FFB is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of FFB. FFB shall keep FBMS updated with respect to the proxy solicitation results in connection with the FFB Meeting as reasonably requested by FBMS.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)   FBMS and FFB agree to cooperate in the preparation of the Registration Statement to be filed by FBMS with the SEC in connection with the issuance of FBMS Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). FFB shall use its reasonable best efforts to deliver to FBMS such financial statements and related analysis of FFB, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of FFB, as may be required in order to file the Registration Statement, and any other report required to be filed by FBMS with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to FBMS to review. Within 45 days of the date of this Agreement, FBMS shall file with the SEC the Registration Statement. Each of FBMS and FFB agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. FBMS also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. FFB agrees to cooperate with FBMS and FBMS’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from FFB’s independent auditors in connection with the Registration Statement and the Proxy Statement — Prospectus. After the Registration Statement is declared effective under the Securities Act, FFB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)   FBMS will advise FFB, promptly after FBMS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FBMS Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. FBMS will provide FFB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement — Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and FBMS will provide FFB and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement — Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, FBMS shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with FFB to mail such amendment or supplement to FFB shareholders (if required under applicable Law).
(c)   FBMS will use its commercially reasonable efforts to cause the shares of FBMS Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of FBMS and FFB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require FBMS or any of its Subsidiaries or FFB or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to the affected Party) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of FBMS, FFB, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). FBMS and FFB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of FBMS or FFB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, FBMS and FFB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)   FFB will use its commercially reasonable efforts, and FBMS shall reasonably cooperate with FFB at FFB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on FFB Disclosure Schedule 3.12(c), including filing all applications seeking the necessary Regulatory Approvals within 20 days after the date of this Agreement. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). The Parties and their representatives will consult as often as practicable under the circumstances so as to permit FFB and FBMS and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.   FBMS and FFB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that FBMS shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, FFB agrees to afford FBMS and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to FFB’s and its Subsidiaries’ books, records (including Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as FBMS may reasonably request and FFB shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and FFB’s privacy policy and, during such period, FFB shall furnish to FBMS, upon FBMS’s reasonable request, all such other information concerning the business, properties and personnel of FFB and its Subsidiaries that is substantially similar in scope to the information provided to FBMS in connection with its diligence review prior to the date of this Agreement.
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, FBMS agrees to furnish to FFB and its authorized representatives such information as FFB may reasonably request concerning the business of FBMS and its Subsidiaries that is substantially similar in scope to the information provided to FFB in connection with its diligence review prior to the date of this Agreement.
(c)   As promptly as reasonably practicable after they become available, FFB will furnish to FBMS copies of the board packages distributed to the board of directors of FFB or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of FFB or any committee thereof relating to the financial performance and risk management of FFB.
(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, FFB agrees to provide to FBMS (i) a copy of each report filed by FFB or any of its Subsidiaries with a Governmental Authority, (ii) a copy of FFB’s monthly loan trial balance, and (iii) a copy of FFB’s monthly statement of condition and profit and loss statement and, if requested by FBMS, a copy of FFB’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. FFB further agrees to provide FBMS, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to FFB Disclosure Schedule 3.19, FFB Disclosure Schedule 3.22(a), and FFB Disclosure Schedule 3.22(b) that would be required if the references to May 31, 2019 in each corresponding representation and warranty of FFB were changed to the date of the most recently ended calendar month.
(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of FBMS and FFB to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, FFB shall not be required to copy FBMS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary or confidential information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that FFB’s board of directors has been advised by counsel that such distribution to FBMS may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of FFB’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, FFB shall use its commercially reasonable efforts to provide summary disclosure of such matters or other appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by FFB; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), FFB shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of FFB or any of FFB’s Subsidiaries (collectively, the “FFB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FBMS) any information or data with respect to FFB or any of its Subsidiaries in connection with a potential Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which FFB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the FFB Representatives, whether or not such FFB Representative is so authorized and whether or not such FFB Representative is purporting to act on behalf of FFB or otherwise, shall be deemed to be a breach of this Agreement by FFB. FFB and its Subsidiaries shall, and shall cause each of the FFB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FBMS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving FFB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of FFB or any of its Subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of FFB; (C) any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of FFB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of FFB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and FFB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding FFB Common Stock or more than 50% of the assets of FFB and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of FFB), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of FFB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by FBMS in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of FFB from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the FFB Meeting, FFB may take any of the actions described in Section 5.09(a) if, but only if, (i) FFB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of FFB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable Law; (iii) FFB has provided FBMS with at least three (3) Business Days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to FFB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, FFB receives from such Person a confidentiality agreement with terms no less favorable to FFB than those contained in the confidentiality agreement with FBMS.FFB shall promptly provide to FBMS any non-public information regarding FFB or its Subsidiaries provided to any other Person which was not previously provided to FBMS, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   FFB shall promptly (and in any event within twenty-four (24) hours) notify FBMS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, FFB or the FFB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). FFB agrees that it shall keep FBMS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)   Neither the board of directors of FFB nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to FBMS in connection with the transactions contemplated by this Agreement (including the Merger), the FFB Recommendation fail to reaffirm the FFB Recommendation within three (3) Business days following a request by FBMS, or make any statement, filing or release, in connection with the FFB Meeting or otherwise (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the FFB Recommendation), inconsistent with the FFB Recommendation; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause FFB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring FFB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)   Notwithstanding Section 5.09(d), prior to the date of the FFB Meeting, the board of directors of FFB may withdraw, qualify, amend or modify the FFB Recommendation (a “FFB Subsequent Determination”) after the fourth (4th) Business Day following FBMS’s receipt of a notice (the “Notice of Superior Proposal”) from FFB advising FBMS that the board of directors of FFB has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of FFB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable Law, (ii) during the four (4) Business Day period after receipt of the Notice of Superior Proposal by FBMS (the “Notice Period”), FFB and the board of directors of FFB shall have cooperated and negotiated in good faith with FBMS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable FFB to proceed with the FFB Recommendation without a FFB Subsequent Determination; provided, however, that FBMS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by FBMS since its receipt of such Notice of Superior Proposal, the board of directors of FFB has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, FFB shall be required to deliver a new Notice of Superior Proposal to FBMS and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days).
(f)   Notwithstanding any FFB Subsequent Determination, this Agreement shall be submitted to FFB’s shareholders at the FFB Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve FFB of such obligation; provided, however, that if the board of directors of FFB shall have made a FFB Subsequent Determination with respect to a Superior Proposal, then the board of directors of FFB may recommend approval of such Superior Proposal by the shareholders of FFB and may submit this Agreement to FFB’s shareholders without recommendation, in which event the board of directors of FFB shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to FFB’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.
(g)   Nothing contained in this Section 5.09 shall prohibit FFB or the board of directors of FFB from complying with FFB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act (as if such rule was applicable to FFB); provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the FFB Recommendation unless the board of directors of FFB reaffirms the FFB Recommendation in such disclosure.
Section 5.10   Indemnification.
(a)   For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), FBMS shall indemnify and hold harmless the present and former directors and officers of FFB and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of FBMS, which consent shall not be unreasonably withheld, delayed, or conditioned) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for FFB or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent required or permitted under the organizational documents of FFB and its Subsidiaries in effect on the date of this Agreement, in each case to the extent permitted by applicable Law.
(b)   In connection with the indemnification provided pursuant to Section 5.10, FBMS and/or an FBMS Subsidiary will advance expenses, promptly after statements therefor are received, to each FFB Indemnified Party, to the same extent permitted under the organizational documents of FFB and its Subsidiaries in effect on the date of this Agreement, in each case to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such FFB Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel).
(c)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify FBMS upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of FBMS under this Section 5.10, unless, and only to the extent that, FBMS is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) FBMS shall have the right to assume the defense thereof and FBMS shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) FBMS shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld, delayed, or conditioned) and (iv) FBMS shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(d)   For a period of six (6) years following the Effective Time, FBMS will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of FFB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by FFB; provided that, if FBMS is unable to maintain or obtain the insurance called for by this Section 5.10, FBMS will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of FFB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall FBMS be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by FFB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FBMS shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(e)   This Section 5.10 shall survive the Effective Time, is intended to benefit each FFB Indemnified Party (each of whom shall be entitled to enforce this Section against FBMS), and shall be binding on all successors and assigns of FBMS.

(f)   If FBMS or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of FBMS and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, FBMS shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of FFB on the Closing Date and who become employees of FBMS as of the Effective Time (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities, including participation in employee stock ownership plans and retirement plans, that are made available on a uniform and non-discriminatory basis to similarly situated employees of FBMS; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of FBMS. FBMS shall give the Covered Employees credit for their prior service with FFB (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by FBMS and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans (although FBMS may consider current vacation benefits provided to such employees by FFB), severance plans and similar arrangements maintained by FBMS.
(b)   With respect to any employee benefit plan of FBMS that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, FBMS shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such FBMS plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the FFB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)   Following the Effective Time, The First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at First Florida Bank of the Effective Time (“Carryover PTO”), provided that The First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion.
(d)   FFB shall cause First Florida Bank to take all necessary actions to terminate its participation in the Pentegra Defined Contribution Plan for Financial Institutions, effective as the date immediately preceding the Effective Time of the Merger, subject to the occurrence of the Effective Time. FFB shall provide FBMS with evidence that the such participation has been terminated and provide copies of the appropriate resolutions terminating participation (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the First Florida Bank 401(k) Plan shall become fully vested upon termination of participation in such plan.
(e)   Prior to the Effective Time, FFB shall take, and shall cause its Subsidiaries to take, all actions requested by FBMS that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more FFB Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any FFB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any FFB Benefit Plan for such period as may be requested by FBMS, or (iv) facilitate the merger of any FFB Benefit Plan into any employee benefit plan maintained by FBMS. Additionally, FFB and First Florida Bank will take any and all actions reasonably requested by FBMS related to ensuring the compliance of all FFB Benefit Plans with applicable law, including filing any necessary “top hat” filings or corrections. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to FBMS’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)   Any employee of FFB or First Florida Bank that becomes an employee of FBMS or The First at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on FBMS Disclosure Schedule 5.11(f).
(g)   If FBMS and FFB reasonably determine that the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) would entitle any “disqualified individual” with respect to FFB (within the meaning of Section 280G(c) of the Code) to a “parachute payment” (within the meaning of Section 280G) absent approval by FFB’s shareholders, then, at least five (5) Business Days prior to the Closing Date, FFB shall submit to a shareholder vote (which may be at the FFB Meeting) a proposal to establish the right of any such “disqualified individual” to receive or retain, as applicable, any payment or benefit that could otherwise constitute a “parachute payment” as to which such disqualified individual has waived, in writing (a “280G Waiver”), his or her rights to receive any payments or benefits that could constitute “excess parachute payments” (within the meaning of Section 280G). Such shareholder solicitation and vote shall be conducted in a manner that satisfies the disclosure and shareholder approval requirements of Section 280G(b)(5) of the Code and any regulations thereunder to the extent necessary to cause any such payment to not constitute an “excess parachute payment.” To the extent that any “disqualified individual” has the right to receive or retain payments or benefits that could constitute “excess parachute payments” and elects to waive such rights, FFB shall obtain the 280G Waivers from any “disqualified individual” prior to soliciting the shareholders’ vote. FFB shall provide to FBMS copies of the 280G Waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 5.11(g) within a reasonable period of time before disseminating such materials to the disqualified individuals and FFB’s shareholders, and shall work with FBMS in good faith regarding any reasonable comments provided by FBMS thereto.
(h)   Nothing in this Section 5.11 shall be construed to limit the right of FBMS (including, following the Closing Date, FFB) to amend or terminate any FFB Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require FBMS (including, following the Closing Date, FFB) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by FBMS of any Covered Employee subsequent to the Effective Time shall be subject in all events to FBMS’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(i)   For purposes of this Section 5.11, (i) “employees of FFB” shall include employees of FFB or any of its Subsidiaries, (ii) “employees of FBMS” shall include employees of FBMS or any of its Subsidiaries, (iii) all references to FFB shall include each of the Subsidiaries of FFB, and (iv) all references to FBMS shall include each of the Subsidiaries of FBMS.
Section 5.12   Notification of Certain Changes.   FBMS and FFB shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and FFB shall provide on a periodic basis written notice to FBMS of any matters that FFB becomes aware of that should be disclosed on a supplement or amendment to the FFB Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.

Section 5.13   Transition; Informational Systems Conversion.   From and after the date hereof, FBMS and FFB will use their commercially reasonable efforts to facilitate the integration of FFB with the business of FBMS following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of FFB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by FBMS, which planning shall include (a) discussion of third-party service provider arrangements of FFB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and Software licenses used by FFB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. FBMS shall promptly reimburse FFB on request for any reasonable and documented out-of-pocket fees, expenses or charges that FFB may incur as a result of taking, at the request of FBMS, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give FBMS, directly or indirectly, the right to control or direct the operations of FFB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FFB, directly or indirectly, the right to control or direct the operations of FBMS or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of FFB and FBMS shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.15   Certain Litigation.   Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of FFB or the board of directors of FBMS related to this Agreement or the Merger and the other transactions contemplated by this Agreement. FFB shall: (i) permit FBMS to review and discuss in advance, and consider in good faith the views of FBMS in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish FBMS’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with FBMS regarding the defense or settlement of any such shareholder litigation, shall give due consideration to FBMS’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that FFB shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of FBMS (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by FFB is reasonably expected by FFB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by FFB) under FFB’s existing director and officer insurance policies, including any tail policy.
Section 5.16   Director Resignations.   FFB will cause to be delivered to FBMS resignations of all the directors of FFB and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.17   Non-Competition and Non-Disclosure Agreement.   Concurrently with the execution and delivery of this Agreement and effective upon Closing, FFB has caused each director of FFB and First Florida Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).
Section 5.18   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, FFB has caused each director of FFB and First Florida Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.
Section 5.19   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, FFB and its Subsidiaries shall take any actions FBMS may reasonably request from time to time to better prepare the parties for integration of the operations of FFB and its Subsidiaries with FBMS and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of FFB and FBMS shall meet from time to time as FBMS may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of FFB and its Subsidiaries, and FFB shall give due consideration to

FBMS’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FBMS nor The First shall under any circumstance be permitted to exercise control of FFB or any of its Subsidiaries prior to the Effective Time. FFB shall permit representatives of The First to be onsite at FFB to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to First Florida Bank’s business, during normal business hours and at the expense of FBMS or The First (not to include First Florida Bank’s regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable Laws, FFB and its Subsidiaries shall take any actions FBMS may reasonably request (at its sole cost) in connection with negotiating any amendments, modifications or terminations of any material Leases or FFB Material Contracts that FBMS may request, including actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with FBMS and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by FBMS in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to FFB’s or First Florida Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and FFB shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to suppliers of FFB and its Subsidiaries for the purpose of facilitating the integration of FFB and its business into that of FBMS. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, FFB shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to customers of FFB and its Subsidiaries for the purpose of facilitating the integration of FFB and its business into that of FBMS. Any interaction between FBMS and FFB’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by FFB. FFB shall have the right to participate in any discussions between FBMS and FFB’s customers and suppliers.
(d)   FBMS and FFB agree to take all action necessary and appropriate to cause First Florida Bank to merge with The First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.20   Transactional Expenses.   FFB has provided in FFB Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that FFB and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by FFB as a result of any developments, including litigation which may arise in connection with this Agreement (collectively, “FFB Expenses”). FFB shall use its commercially reasonable efforts to cause the aggregate amount of all FFB Expenses to not exceed the total expenses disclosed in FFB Disclosure Schedule 3.35. FFB shall promptly notify FBMS if or when it determines that it expects to materially exceed its total budget for FFB Expenses. Notwithstanding anything to the contrary in this Section 5.20, FFB shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in FFB Disclosure Schedule 3.35.
Section 5.21   Confidentiality.   Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of FBMS and FFB, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure letter agreement, dated as of May 6, 2019 between FBMS and FFB.
Section 5.22   Tax Matters.   The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization”

within the meaning of Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of FBMS and FFB shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties shall report the Merger for all Tax purposes in a manner consistent with such qualification.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.   The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)   Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite FFB Shareholder Approval at the FFB Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement; NASDAQ Listing.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority. The shares of FBMS Common Shares Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on NASDAQ, subject only to official notice of issuance.
(e)   Tax Opinions Relating to the Merger.   FBMS and FFB, respectively, shall have received written opinions from Alston & Bird LLP and Jones Day, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FBMS and FFB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Jones Day may require and rely upon customary representations contained in certificates of officers of each of FBMS and FFB or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.
Section 6.02   Conditions to Obligations of FFB.   The obligations of FFB to consummate the Merger also are subject to the fulfillment or written waiver by FFB prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of FBMS (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.08, and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FBMS. FFB shall have received a certificate signed on behalf of FBMS by the Chief Executive Officer or the Chief Financial Officer of FBMS to the foregoing effect.
(b)   Performance of Obligations of FBMS.   FBMS shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and FFB shall have received a certificate, dated the Closing Date, signed on behalf of FBMS by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in FBMS or The First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of FBMS.   The obligations of FBMS to consummate the Merger also are subject to the fulfillment or written waiver by FBMS prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of FFB (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14, and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FFB. FBMS shall have received a certificate signed on behalf of FFB by the Chief Executive Officer or the Chief Financial Officer of FFB to the foregoing effect.
(b)   Performance of Obligations of FFB.   FFB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and FBMS shall have received a certificate, dated the Closing Date, signed on behalf of FFB by FFB’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in FFB or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Plan of Bank Merger.   Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of FFB Common Stock.

(f)   Consents and Approvals.   FFB has received, in form and substance satisfactory to FFB and FBMS, all consents, approvals, waivers and other assurances described on FFB Disclosure Schedule 3.12(c).
(g)   Certification of Non-Foreign Status.   FBMS shall have received from FFB, under penalties of perjury, (i) a notice to the IRS described in Regulations Section 1.897-2(h) executed by an officer of FFB and (ii) a certificate stating that FFB is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3), dated as of the Closing Date, and as reasonably acceptable to FBMS.
Section 6.04   Frustration of Closing Conditions.   Neither FBMS nor FFB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of FBMS and FFB if the board of directors of FBMS and the board of directors of FFB each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By FBMS or FFB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)   No Shareholder Approval.   By either FBMS or FFB (provided, in the case of FFB, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite FFB Shareholder Approval at the FFB Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations and Warranties.   By either FBMS or FFB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(e)   Breach of Covenants.   By either FBMS or FFB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of  (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)   Delay.   By either FBMS or FFB if the Merger shall not have been consummated on or before December 31, 2019, provided, however, that such date will be automatically extended to March 31, 2020, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(g)   Failure to Recommend; Etc.   In addition to and not in limitation of FBMS’s termination rights under Section 7.01(e), by FBMS if  (i) there shall have been a material breach of Section 5.09 by FFB, or (ii) the board of directors of FFB (A) withdraws, qualifies, amends, modifies or withholds the FFB Recommendation, or makes any statement, filing or release, in connection with the FFB Meeting or otherwise, inconsistent with the FFB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the FFB Recommendation), (B) materially breaches its obligation to call, give notice of and commence the FFB Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by FBMS, (E) fails to publicly reconfirm the FFB Recommendation within three (3) Business Days of being requested to do so by FBMS, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(h)   Acceptance of Superior Proposal.   By FFB in connection with entering into a definitive agreement to effect a Superior Proposal after making an FFB Subsequent Determination in accordance with Section 5.09(e).
(i)   Decline in FBMS Common Stock Price.   By FFB, if the board of directors of FFB so determines at any time during the five (5) day period commencing prior to the Determination Date, if, and only if, both of the following conditions are satisfied:
(i)   The number obtained by dividing the FBMS Average Stock Price by the Initial FBMS Market Price (the “FBMS Ratio”) is less than 0.85; and
(ii)   the FBMS Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.15 from such quotient, subject, however, to the following:
If FFB elects to exercise its termination right under this Section 7.01(i), it shall give prompt written notice thereof to FBMS. Within five (5) Business Days following its receipt of such notice, FBMS shall have the option to adjust the Per Share Cash Consideration and/or the Per Share Stock Consideration such that the per share value of the Merger Consideration (calculated using the FBMS Average Stock Price) is equal to or greater than the lesser of the following:
(x)   an amount equal to the Per Share Cash Consideration (prior to any adjustment pursuant to this Section 7.01(i)) plus the product of the Initial FBMS Market Price, the Per Share Stock Consideration (prior to any adjustment pursuant to this Section 7.01(i)), and 0.85; or
(y)   an amount equal to the Per Share Cash Consideration (prior to any adjustment pursuant to this Section 7.01(i)) plus an amount equal to (A) the product of the Index Ratio, 0.85, the Per Share Stock Consideration (prior to any adjustment pursuant to this Section 7.01(i)), and the FBMS Average Stock Price, divided by (B) the FBMS Ratio.
If FBMS so elects, it shall give written notice to FFB of such election and the amount of increase in the per share Merger Consideration within the five (5) Business Day period following its receipt of notice of termination from FFB, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified). Notwithstanding anything to the contrary in this Section 7.01(i), the Per Share Cash Consideration and the Per Share Stock Consideration shall not be adjusted or otherwise fixed in any manner that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, unless FFB and FBMS so agree in writing.

Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by FBMS while structuring and pursuing the Merger, FFB shall pay to FBMS a termination fee equal to $3,392,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by FBMS in the event of any of the following: (i) in the event FBMS terminates this Agreement pursuant to Section 7.01(g), FFB shall pay FBMS the Termination Fee within two (2) Business Days after receipt of FBMS’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of FFB or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to FFB and (A) thereafter this Agreement is terminated (x) by either FBMS or FFB pursuant to Section 7.01(c) because the Requisite FFB Shareholder Approval shall not have been obtained or (y) by FBMS pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, FFB enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FFB shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay FBMS the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event FFB terminates this Agreement pursuant to Section 7.01(h), FFB shall pay FBMS the Termination Fee within one (1) Business Day after FFB’s notification of such termination.
(b)   FFB and FBMS each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FBMS would not enter into this Agreement; accordingly, if FFB fails promptly to pay any amounts due under this Section 7.02, FFB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of  (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due plus (ii) 200 basis points, together with the costs and expenses of FBMS (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if FFB pays or causes to be paid to FBMS the Termination Fee in accordance with Section 7.02(a), FFB (or any successor in interest of FFB) will not have any further obligations or liabilities to FBMS with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.   Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.   The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than FFB or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in FFB’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of FFB Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Mississippi are authorized or obligated to close.
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of FFB Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
“Code” has the meaning set forth in the Recitals.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“D&O Insurance” has the meaning set forth in Section 5.10(d).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” means the date that is five (5) days prior to the Closing Date.
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.04(a).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the FFB or (ii) which together with FFB is treated as a single employer under Section 414(t) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by FBMS (which shall be FBMS’s transfer agent for the FBMS Common Stock), and reasonably acceptable to FFB, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FBCA” has the meaning set forth in Section 1.01.
“FBMS” has the meaning set forth in the preamble to this Agreement.
“FBMS Average Stock Price” means the average closing price of the FBMS Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“FBMS Common Stock” means the common stock, $1.00 par value per share, of FBMS.
“FBMS Disclosure Schedule” has the meaning set forth in Article IV.
“FBMS Ratio” shall have the meaning as set forth in Section 7.01(i)(i).
“FBMS Reports” has the meaning set forth in Section 4.05(a).
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFB” has the meaning set forth in the preamble to this Agreement.
“FFB 401(a) Plan” has the meaning set forth in Section 3.15(c).
“FFB Benefit Plans” has the meaning set forth in Section 3.15(a).
“FFB Cancelled Shares” has the meaning set forth in Section 2.01(b).
“FFB Common Stock” means the common stock, $0.10 par value per share, of FFB.
“FFB Disclosure Schedule” has the meaning set forth in Article III.
“FFB Employees” has the meaning set forth in Section 3.15(a).
“FFB Expenses” has the meaning set forth in Section 5.20.
“FFB Financial Advisor” has the meaning set forth in Section 3.14.
“FFB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of FFB and its Subsidiaries.
“FFB Investment Securities” means the investment securities of FFB and its Subsidiaries.
“FFB Loan” has the meaning set forth in Section 3.22(c).
“FFB Material Contracts” has the meaning set forth in Section 3.12(a).
“FFB Meeting” has the meaning set forth in Section 5.04(a).
“FFB Options” shall have the meaning set forth in Section 2.02(b).
“FFB Preferred Stock” means the serial preferred stock, par value $0.10 per share, of FFB.
“FFB Recommendation” has the meaning set forth in Section 5.04(b).
“FFB Regulatory Agreement” has the meaning set forth in Section 3.13.
“FFB Representatives” has the meaning set forth in Section 5.09(a).
“FFB Restricted Share” has the meaning set forth in Section 2.02(a).
“FFB Stock Plans” means all equity plans of FFB or any Subsidiary, each as amended to date.
“FFB Subsequent Determination” has the meaning set forth in Section 5.09(e).
“FFB Voting Agreement” or “FFB Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Index Price” shall mean the average of the Index Price for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“First Florida Bank” has the meaning set forth in Section 1.03.
“FOFR” has the meaning set forth in Section 3.06(a).
“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present Environmental Law that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of FFB Common Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).
“Index Price” shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).
“Index Ratio” has the meaning set forth in Section 7.01(i)(ii).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Initial FBMS Market Price” means $30.30.
“Initial Index Price” shall mean the Index Price on the date of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to FFB, the actual knowledge, of the Persons set forth in FFB Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to FBMS, the actual knowledge of the Persons set forth in FBMS Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Material Adverse Effect” with respect to any Party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of such Party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of  (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects FFB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which FFB and FBMS operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects FFB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which FFB and FBMS operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects FFB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which FFB and FBMS operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by FFB or FBMS to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of FBMS Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Per Share Stock Consideration together with the Per Share Cash Consideration.
“NASDAQ” means The NASDAQ Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“OCC” has the meaning set forth in Section 3.06(a).
“Ordinary Course of Business” means the ordinary, usual and customary course of business of FFB and FFB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(b).

“Party” or “Parties” have the meaning set forth in the preamble.
“Per Share Cash Consideration” has the meaning set forth in Section 2.01(d).
“Per Share Stock Consideration” has the meaning set forth in Section 2.01(d).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Plan of Merger” has the meaning set forth in Section 1.03.
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of FBMS and FFB relating to the FFB Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by FBMS in connection with the issuance of shares of FBMS Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” has the meaning set forth in Section 3.06(a).
“Requisite FFB Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of FFB Common Stock entitled to vote thereon at the FFB Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of FFB means, unless the context otherwise requires, any current or former Subsidiary of FFB.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, escheat, unclaimed property or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Taxes.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“The First” has the meaning set forth in Section 1.03.
“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“280G Waiver” has the meaning set forth in Section 5.11(g).
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.   No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Section 5.10.
Section 9.02   Waiver; Amendment.   Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the FFB Meeting no amendment shall be made which by Law requires further approval by the shareholders of FBMS or FFB without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the “Mississippi Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Mississippi Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi Courts, (iii) waives any objection that the Mississippi Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.   Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.   All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)
if to FBMS, to:

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn:   M. Ray Cole, Jr., President & CEO
E-mail:   hcole@thefirstbank.com
with a copy (which shall not constitute notice to FBMS) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn:   Mark Kanaly
E-mail:   mark.kanaly@alston.com
(b)
if to FFB, to:

First Florida Bancorp, Inc.
2000 98 Palms Boulevard
Destin, FL 32541
Attn:   Frank B. Burge, Chairman of the Board and CEO
E-mail:
with a copy (which shall not constitute notice to FFB) to:
Jones Day
1420 Peachtree Street, N.E. Suite 800
Atlanta, GA 30309
Attn.   Chip MacDonald
E-mail:   cmacdonald@jonesday.com
Section 9.06   Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, FBMS and FFB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The FFB Disclosure Schedule and the FBMS Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10   Assignment.   No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
THE FIRST BANCSHARES, INC.
By:
/s/ M. Ray Cole, Jr.

Name:
M. Ray Cole, Jr.

Title:
Vice Chairman, President and Chief Executive Officer

FIRST FLORIDA BANCORP, INC.
By:
/s/ Frank B. Burge

Name:
Frank B. Burge

Title:
Chairman of the Board and CEO

Exhibit A
Form of FFB Voting Agreement

FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of  [•], 2019, by and between the undersigned holder (“Shareholder”) of common stock of First Florida Bancorp, Inc., a Florida corporation (“FFB”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and FFB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) FFB will merge with and into FBMS, with FBMS as the surviving entity, and (ii) First Florida Bank, a Florida state-chartered bank and wholly-owned subsidiary of FFB, will merge with and into The First, A National Banking Association, a national banking association and direct wholly-owned subsidiary of FBMS (“The First Bank”), with The First Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of FFB, $0.10 par value per share (“FFB Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of  (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of FFB Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of FFB Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of FFB Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, FBMS entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FBMS in connection therewith, Shareholder and FBMS agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder, solely in his, her or its capacity as a shareholder of FFB, agrees that, while this Agreement is in effect, at any meeting of shareholders of FFB, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval in his, her or its capacity as a shareholder of FFB, except as otherwise agreed to in writing in advance by FBMS, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of FFB and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of FFB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FFB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Transfers.   Until the earlier of  (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite FFB Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of any withholding taxes owed by the holder of an FFB Restricted Share upon the vesting of an FFB Restricted Share, and (e) such transfers as FBMS may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with FBMS as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by FBMS, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of FFB other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any FFB Restricted Shares.
Section 4.   No Solicitation.   From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, solely in his, her or its capacity as a shareholder of FFB, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to

Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) except in his capacity as a director or officer of FFB and under circumstances for which such actions are permitted for FFB under the Merger Agreement, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than FBMS) any information or data with respect to FFB or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of FFB’s shareholders with respect to an Acquisition Proposal.
Section 5.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FBMS if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FBMS will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FBMS has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FBMS’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, FBMS shall have the right to inform any third party that FBMS reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FBMS hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with FBMS set forth in this Agreement may give rise to claims by FBMS against such third party.
Section 6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of  (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of FFB, and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of FFB, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of FFB, if applicable.
Section 11.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
Section 12.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 13.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at FBMS’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FBMS, The First Bank, FFB, First Florida Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.   Disclosure.   Shareholder hereby authorizes FFB and FBMS to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that FBMS shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16.   Ownership.   Nothing in this Voting Agreement shall be construed to give FBMS any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FBMS any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FBMS shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of FFB or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

Section 17.   Fiduciary Duty.   No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of FFB.
Section 18.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:

Name:
M. Ray Cole, Jr.

Title:
President and Chief Executive Officer

SHAREHOLDER

Printed Name:

Total Number of Shares of FFB Common Stock Subject to this Agreement:

Exhibit B
Form of Bank Plan of Merger and Merger Agreement

FORM OF PLAN OF MERGER AND MERGER AGREEMENT
FIRST FLORIDA BANK
with and into
THE FIRST, A NATIONAL BANKING ASSOCIATION
under the charter of
THE FIRST, A NATIONAL BANKING ASSOCIATION
under the title of
“THE FIRST, A NATIONAL BANKING ASSOCIATION”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of July 22, 2019, by and between The First, A National Banking Association (“The First”), a national banking association, with its main office located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39404-5549, and First Florida Bank, a Florida state-chartered bank, with its main office located at 2000 Ninety-Eight Palms Blvd, Destin, Florida, 32541 (“First Florida Bank,” together with The First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of The First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of First Florida Bank has approved this Agreement and authorized its execution in accordance with the provisions of the Florida Statutes §658.42 and the Act;
WHEREAS, The First Bancshares, Inc. (“FBMS”), which owns all of the outstanding shares of capital stock of The First, and First Florida Bancorp, Inc.. (“FFB”), which owns all of the outstanding shares of capital stock of First Florida Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of FFB with and into FBMS, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);
WHEREAS, FBMS, as the sole shareholder of The First, and FFB, as the sole shareholder of First Florida Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of First Florida Bank with and into The First, with The First being the surviving bank of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), First Florida Bank shall be merged with and into The First. The First shall continue its existence as the surviving bank (the “Resulting Bank”) under the charter of the Resulting Bank and the separate corporate existence of First Florida Bank shall cease. The Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “The First, A National Banking Association” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39404-5549, as well as at its legally established branches and at the banking offices of First Florida Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of The First). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of The First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of First Florida Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of First Florida Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of The First and First Florida Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of First Florida Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of First Florida Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of The First’s common stock shall continue to remain outstanding shares of The First’s common stock, all of which shall continue to be owned by FBMS.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)
The Holding Company Merger shall have closed and become effective.

b)
The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

c)
The Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of The First as in effect immediately prior to the Effective Time.
SECTION 12
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 13
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Mississippi without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]

IN WITNESS WHEREOF, First Florida Bank and The First have entered into this Agreement as of the date first set forth above.
FIRST FLORIDA BANK
By:

Name:
Frank Burge

Title:
Chief Executive Officer

THE FIRST, A NATIONAL BANKING ASSOCIATION
By:

Name:
M. Ray Cole, Jr.

Title:
President and Chief Executive Officer

Exhibit A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]

Exhibit C
Form of Director Non-Competition and Non-Disclosure Agreement

FORM OF NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of  [•], 2019, by and between                , an individual resident of the State of Florida (“Director”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and First Florida Bancorp, Inc., a Florida corporation (“FFB”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) FFB will merge with and into FBMS, with FBMS as the surviving entity, and (ii) First Florida Bank, a Florida state-chartered bank and wholly-owned subsidiary of FFB, will merge with and into The First, National Association, a national banking association and wholly-owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of FFB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of FFB Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of FFB or First Florida Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, FBMS will succeed to all of the Confidential Information and Trade Secrets, for which FBMS as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of FFB and First Florida Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, FBMS and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.   Restrictive Covenants.
(a)   Director acknowledges that (i) FBMS has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with FBMS as follows:
(i)   From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide FBMS with prompt notice of such requirement prior to the disclosure so that FBMS may waive the requirements of this Agreement or seek an appropriate protective order at FBMS’s sole expense; and (B) use reasonable efforts (without being required to incur personal expense) to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, upon advice of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance

Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission that has jurisdiction over FFB or any of its subsidiaries or affiliates (the “Government Agencies”). The Director further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to FFB or any of its subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of FBMS, The First, FFB or First Florida Bank (each a “Protected Party”), including prospective customers of First Florida Bank actually known by Director to be actively sought by First Florida Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.
(iv)   For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of FFB and its Subsidiaries, including First Florida Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Director or of which Director became aware as a consequence of Director’s relationship with FFB and/or First Florida Bank;
(C)   having value to FFB and/or First Florida Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, FBMS and/or The First; and

(D)   not generally known to competitors of FFB or FBMS (including competitors to First Florida Bank or The First).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from FFB or FBMS, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Restricted Territory” means each county in Florida First Florida Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)    Director acknowledges that irreparable loss and injury would result to FBMS upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, FBMS may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term; Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of FBMS (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of  (a) two (2) years after the Effective Time or (b) upon a Change in Control of FBMS. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to FBMS:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn:   M. Ray Cole, Jr., President & CEO
E-mail:   hcole@thefirstbank.com

If to Director:
The address of Director’s principal residence as it appears in FFB’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to FBMS.

Section 4.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and FBMS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:

Name:
M. Ray Cole, Jr.

Title:
President and Chief Executive Officer

DIRECTOR

Printed Name:

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:
1.
The provision of legal services by Director to any Person.

2.
The offer and sale of insurance products by Director to any Person.

3.
The provision of investment advisory and brokerage services by Director to any Person.

4.
The provision of private equity/venture capital financing by Director to any Person.

5.
The provision of accounting services by Director to any Person.

6.
The ownership of 5% or less of any class of securities of any Person.

7.
The provision of automobile financing in connection with the operation of auto dealerships.

8.
Obtaining banking-related services or products for entities owned or controlled by the Director.

9.
Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.
Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the purposes of this agreement, “Change in Control of FBMS” means (a) any person or group of persons within the meaning of  §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of FBMS or The First, or (b) individuals serving on the board of directors of FBMS as of the date of this Agreement cease for any reason to constitute at least a majority of the board of directors of FBMS.

Exhibit D
Form of Claims Letter

FORM OF CLAIMS LETTER
[•], 2019
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of  [•], 2019 (the “Merger Agreement”), by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and First Florida Bancorp, Inc., a Florida corporation (“FFB”).
Concerning any claims which the undersigned may have against FFB or any of its subsidiaries, including First Florida Bank (each, a “FFB Entity”), in his or her capacity as an officer, director or employee of any FFB Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each FFB Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any FFB Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FBMS on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any FFB Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and First Florida Bank, (B) Claims as a depositor under any deposit account with First Florida Bank, (C) Claims as the holder of any Certificate of Deposit issued by First Florida Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any FFB Entity; (E) Claims in his or her capacity as a shareholder of FFB, and (F) Claims as a holder of any check issued by any other depositor of First Florida Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)   any Claims that the undersigned may have under the Merger Agreement;
(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any FFB Entity, under Florida law or the Merger Agreement;

(v)   any Claims that are (A) based upon facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to FFB and FBMS prior to the Closing Date; or
(vi)   any rights or Claims listed on Schedule I to this Agreement.
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
[Signature Pages Follow]

Sincerely,

Signature of Director

Name of Director

On behalf of The First Bancshares, Inc., I hereby acknowledge receipt of this letter as of this [•] day of [•], 2019.
THE FIRST BANCSHARES, INC.
By:

Name:
M. Ray Cole, Jr.

Title:
President and Chief Executive Officer

Schedule I
Additional Excluded Claims
None.

EXHIBIT E
Employment Arrangements
1.
Stacy Brett Wilson has entered into a Termination Agreement, dated as of July 16, 2019, by and between Wilson and First Florida Bank, that terminates the Employment Agreement by and between Wilson and First Florida Bank, dated as of May 21, 2019, in exchange for a lump-sum payment of $300,000, payable on or before the Effective Time.

2.
Tammy L. Winters has entered into a Termination Agreement, dated as of July 16, 2019, by and between Winters and First Florida Bank, that terminates the Employment Agreement by and between Winters and First Florida Bank, dated as of May 21, 2019, in exchange for a lump-sum payment of $190,000, payable on or before the Effective Time.

3.
Donald O. Collins has entered into a Termination Agreement, dated as of July 16, 2019, by and between Collins and First Florida Bank, that terminates the Employment Agreement by and between Collins and First Florida Bank, dated as of May 21, 2019, in exchange for a lump-sum payment of $173,000, payable on or before the Effective Time.

4.
Stacy Brett Wilson has entered into an Employment Agreement, dated as of July 22, 2019, by and between Wilson and The First, A.N.B.A.

5.
Tammy L. Winters has entered into an Employment Agreement, dated as of July 22, 2019, by and between Winters and The First, A.N.B.A.

6.
Donald O. Collins has entered into an Employment Agreement, dated as of July 22, 2019, by and between Collins and The First, A.N.B.A.

7.
D. Ross Scott has entered into a Retention Agreement, dated as of July 22, 2019, by and between Scott and The First Bancshares, Inc.

Annex B
July 19, 2019
Board of Directors
First Florida Bancorp, Inc.
First Florida Bank
2000 98 Palms Boulevard
Destin, Florida 32541
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understand that The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and First Florida Bancorp, Inc., a Florida corporation (“FFB” and, together with FBMS, the “Parties” and each a “Party”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated on or about July 22, 2019. Subject to the terms and conditions of the Agreement, in accordance with the Mississippi Business Corporation Act and the Florida Business Corporation Act, at the Effective Time, FFB shall merge with and into FBMS pursuant to the terms of the Agreement (the “Merger”). FBMS shall be the surviving company in the Merger (the “Surviving Entity”) and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the Effective Time, the separate corporate existence of FFB shall cease. Immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, First Florida Bank, a Florida state-chartered bank and a direct wholly owned subsidiary of FFB (“First Florida Bank”), shall be merged (the “Bank Merger”) with and into The First, A National Banking Association, a national banking association and a direct wholly owned subsidiary of FBMS (“The First”), in accordance with the provisions of applicable federal banking laws and regulations, and The First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and FBMS and FFB, as the sole shareholders of The First and First Florida Bank, respectively, shall have approved a separate merger agreement (the “Bank Plan of Merger”) in the form attached to the Agreement as Exhibit B, and shall have caused the Bank Plan of Merger to be executed and delivered by The First and First Florida Bank simultaneously with the execution and delivery of the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all section references herein shall refer to sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated July 18, 2019 provided to Hovde by FFB.
Subject to the provisions of Article II of the Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of FFB, each share of FFB Common Stock (excluding Dissenting Shares and FFB Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) $5.20 in cash, (the “Per Share Cash Consideration”) and (ii) 0.2570 of a share of FBMS Common Stock (the “Per Share Stock Consideration”) (together the “Merger Consideration”). Based upon the closing price on July 17, 2019 of FBMS Common Stock of  $30.00 per share, the per share value of the Merger Consideration is assumed to be $12.91 per share of FFB Common Stock. We have been informed by FFB that as of July 17, 2019 there are 6,395,812 shares of FFB Common Stock outstanding and 152,500 FFB Options outstanding. For purposes of our analysis, we have assumed with your knowledge and consent that all FFB Options will be exercised on or prior to the Effective Time. Consequently, we have assumed for purposes of our analysis and opinion that the total number of FFB shares outstanding as of the Effective Time will be 6,548,312 and therefore the total value of the Merger Consideration will be $84,538,708.
We note that pursuant to Section 7.01(i) the Agreement may be terminated by FFB, if the board of directors of FFB so determines at any time during the five (5) day period commencing prior to the Determination Date, if, and only if, both of the following conditions are satisfied: (i) the number obtained

Board of Directors
First Florida Bancorp, Inc.
First Florida Bank
July 19, 2019

by dividing the FBMS Average Stock Price by the Initial FBMS Market Price (the “FBMS Ratio”) is less than 0.85; and (ii) the FBMS Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.15 from such quotient. If FFB elects to exercise its termination right under Section 7.01(i), it shall give prompt written notice thereof to FBMS. Within five (5) Business Days following its receipt of such notice, FBMS shall have the option to adjust the Per Share Cash Consideration and/or the Per Share Stock Consideration such that the per share value of the Merger Consideration (calculated using the FBMS Average Stock Price) is equal to or greater than the lesser of either (a) an amount equal to the Per Share Cash Consideration (prior to any adjustment pursuant to Section 7.01(i)) plus the product of the Initial FBMS Market Price, the Per Share Stock Consideration (prior to any adjustment pursuant to this Section 7.01(i)), and 0.85; or (b) an amount equal to the Per Share Cash Consideration (prior to any adjustment pursuant to Section 7.01(i)) plus an amount equal to (A) the product of the Index Ratio, 0.85, the Per Share Stock Consideration (prior to any adjustment pursuant to Section 7.01(i)), and the FBMS Average Stock Price, divided by (B) the FBMS Ratio. If FBMS so elects, it shall give written notice to FFB of such election and the amount of increase in the per share Merger Consideration within the five (5) Business Day period following its receipt of notice of termination from FFB, whereupon no termination shall have occurred pursuant to Section 7.01(i) and the Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified). Notwithstanding anything to the contrary in Section 7.01(i), the Per Share Cash Consideration and the Per Share Stock Consideration shall not be adjusted or otherwise fixed in any manner that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, unless FFB and FBMS so agree in writing. We further note that the Agreement may be terminated prior to the Effective Time if any of the conditions of Section 7 of the Agreement are met. In the event the Agreement is terminated pursuant to Section 7.01, FFB shall pay FBMS the amount of  $3,392,000 (the “Termination Fee”).
With your consent and for purposes of our analysis and opinion, we have assumed that the Agreement will not be terminated, that there will be no adjustment to the Merger Consideration, that FFB will have sufficient cash to fund the aggregate Per Share Cash Consideration, and that the Merger will be consummated in accordance with the terms of the Agreement.
You have requested our opinion as to the fairness to the holders of FFB Common Stock, from a financial point of view, of the total value of the Merger Consideration to be paid by FBMS to FFB in connection with the Merger. This opinion addresses only the fairness of the total value of the Merger Consideration to be received by the holders of FFB Common Stock in connection with the Merger, and we are not opining on any individual stock, cash, option, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated July 18, 2019, as provided to Hovde by FFB;

(ii)
reviewed unaudited internal financial statements of FBMS and FFB for the six-month period ended June 30, 2019;

(iii)
reviewed audited financial statements of FBMS and FFB for the twelve-month period ended December 31, 2018;

(iv)
reviewed certain historical publicly available business and financial information concerning FBMS and FFB;

(v)
reviewed certain internal financial and operating data concerning FFB;

(vi)
worked with FFB to develop a financial forecast for FFB;

(vii)
discussed with certain members of senior management of FFB the business, financial condition, results of operations and future prospects of each entity; the history and past and

Board of Directors
First Florida Bancorp, Inc.
First Florida Bank
July 19, 2019

current operations of FFB and FBMS; FFB’s and FBMS’s historical financial performance; and their assessment of the rationale for the Merger;
(viii)
reviewed and analyzed materials detailing the Merger prepared by FFB and FBMS, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);

(ix)
analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;

(x)
assessed current general economic, market and financial conditions;

(xi)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xii)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiv)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Date will be, no material changes in the financial condition and results of operations of FFB or FBMS since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by FFB and FBMS are true and complete. We have relied upon the management of FFB and FBMS as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by FFB and FBMS, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by FFB and FBMS on a basis reflecting the best currently available information and FFB’s and FBMS’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by FFB to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FFB or FBMS or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of FFB and FBMS that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for FFB

Board of Directors
First Florida Bancorp, Inc.
First Florida Bank
July 19, 2019

and FBMS are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of FFB or FBMS, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of FFB or FBMS.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which FFB or FBMS is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither FFB nor FBMS is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by FFB or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. FFB has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on FFB or FBMS or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on FFB or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board or FFB; (iii) any other strategic alternatives that might be available to FFB; or (iv) whether FBMS has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to FFB as to whether or not FFB should enter into the Agreement or to any stockholders of FFB as to how such stockholders should vote at any meetings of stockholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of FFB relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total value of the Merger Consideration is necessarily the highest or best price that could be obtained in a merger or combination transaction with FFB. We do not express any opinion as to the value of FBMS’s Common Stock following the announcement of the proposed Merger, or the value of FBMS’s Common Stock following the consummation of the Merger, or the prices at which shares of FBMS’s Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of FFB or FBMS.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of FFB and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of FFB’s Common Stock in connection with the Merger if, and

Board of Directors
First Florida Bancorp, Inc.
First Florida Bank
July 19, 2019

only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by FFB to act as its financial advisor in connection with the Merger. In connection with our services, we will receive from FFB a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. FFB has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to FFB for which it received a fee. During the past two years preceding the date of this opinion, Hovde has provided investment banking and financial advisory services to, and received fees from, FBMS. We or our affiliates may presently or in the future seek or receive compensation from FBMS in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, FFB or FBMS or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of FBMS for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been, and there currently are no mutual agreements regarding any future material transactions between Hovde and FBMS.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the total value of the Merger Consideration to be paid to the holders of Common Stock of FFB by FBMS in connection with the Merger is fair from a financial point of view.
Sincerely,
HOVDE GROUP, LLC

Annex C
607.1301 Appraisal rights; definitions. — The following definitions apply to ss. 607.1302-607.1333:
(1)    “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.
(2)    “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3)    “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.
(4)    “Fair value” means the value of the corporation’s shares determined:
(a)   Immediately before the effectuation of the corporate action to which the shareholder objects.
(b)   Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c)   For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.
(5)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(6)   “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
(7)   “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
(8)   “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
(9)   “Shareholder” means both a record shareholder and a beneficial shareholder.
History. — s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.
607.1302 Right of shareholders to appraisal. —
(1)   A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a)   Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;
(b)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(c)   Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)   An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;
(e)   Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;
(f)   With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
1.   Altering or abolishing any preemptive rights attached to any of his or her shares;
2.   Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;
3.   Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
4.   Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;
5.   Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
6.   Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
7.   Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;
(g)   An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;
(h)   An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;
(i)   A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or
(j)   A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.
(2)   Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:
(a)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1.   Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
2.   Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)   The applicability of paragraph (a) shall be determined as of:
1.   The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
2.   If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.
(c)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.
(d)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:
1.   Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:
a.   Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or
b.   Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or
2.   Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a.   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
b.   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s.607.0832; or
c.   In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.
(e)   For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.
(3)   Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.
(4)   A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:
(a)   Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or
(b)   Was procured as a result of fraud or material misrepresentation.
History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209.
607.1303 Assertion of rights by nominees and beneficial owners. —
(1)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a)   Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
(b)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
History. — s. 23, ch. 2003-283.
607.1320 Notice of appraisal rights. —
(1)   If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(2)   In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)   If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.
History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.
607.1321 Notice of intent to demand payment. —
(1)   If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)   Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.
(b)   Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(2)   A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.
607.1322 Appraisal notice and form. —
(1)   If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(2)   The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(a)   Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
1.   The shareholder’s name and address.
2.   The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
3.   That the shareholder did not vote for the transaction.
4.   Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
5.   If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.
(b)   State:
1.   Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.
2.   A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
3.   The corporation’s estimate of the fair value of the shares.

4.   An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
5.   That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
6.   The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c)   Be accompanied by:
1.   Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.
2.   A copy of ss. 607.1301-607.1333.
History. — s. 26, ch. 2003-283.
607.1323 Perfection of rights; right to withdraw. —
(1)   A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
(2)   A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(3)   A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.
History. — s. 27, ch. 2003-283.
607.1324 Shareholder’s acceptance of corporation’s offer. —
(1)   If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
(2)   Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
History. — s. 28, ch. 2003-283.
607.1326 Procedure if shareholder is dissatisfied with offer. —
(1)   A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.
(2)   A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.
History. — s. 29, ch. 2003-283.

607.1330 Court action. —
(1)   If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60- day period, any shareholder who has made a demand pursuant to s.607.1326 may commence the proceeding in the name of the corporation.
(2)   The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(3)   All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
(4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5)   Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.
(6)   The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.
History. — s. 2, ch. 2004-378.
607.1331 Court costs and counsel fees. —
(1)   The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(2)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)   To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.
History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.
607.1332 Disposition of acquired shares. —
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.
History. — s. 31, ch. 2003-283.
607.1333 Limitation on corporate payment. —
(1)   No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a)   Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or
(b)   Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)   The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.
History. — s. 32, ch. 2003-283.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 79-4-8.50 through 79-4-8.59 of the MBCA provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ bylaws also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances.
Under its bylaws, First Bancshares shall indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with the proceeding, provided the indemnified person acted in a manner he believed in good faith to be in or not opposed to the best interests of First Bancshares, and in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful.
To the extent First Bancshares has funds reasonably available to be used for this purpose, indemnified persons are entitled to have First Bancshares advance expenses incurred prior to final disposition of the proceeding, upon delivery of  (1) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met. The board of directors shall then make a determination that the facts then known would not preclude indemnification under the MBCA. Pursuant to such authority and the provisions of First Bancshares’ bylaws, First Bancshares has purchased insurance against certain liabilities that may be incurred by it and its officers and directors.
Under the bylaws, indemnification may not be authorized if it is established that the person appropriated, in violation of his or her duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit.
In addition to the bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of First Bancshares pursuant to its articles of incorporation or bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Item 21.   Exhibits and Financial Statements
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated July 22, 2019, by and between The First Bancshares, Inc. and First Florida Bancorp, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement).
3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to First Bancshares’ Current Report on Form 8-K filed on July 28, 2016).
3.2	Amendment to the Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Quarterly Report on Form 10-Q filed on August 9, 2018).
3.3	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Current Report on Form 8-K filed on March 18, 2016).
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.3 to First Bancshares’ Registration Statement No. 333-220491 on Form S-3 filed on 9-15-2017).
5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.
8.1	Opinion of Alston & Bird LLP regarding certain U.S. federal income tax matters.
8.2	Opinion of Jones Day regarding certain U.S. federal income tax matters.
21.1	Subsidiaries of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 21 to First Bancshares’ Annual Report on Form 10-K filed on March 18, 2019).
23.1	Consent of Alston & Bird LLP (included in the opinions referred to in Exhibits 5.1 and 8.1 above).
23.2	Consent of Jones Day (included in the opinion referred to in Exhibit 8.2 above).
23.3	Consent of Crowe LLP (with respect to The First Bancshares, Inc.).
23.4	Consent of T. E. Lott and Company, PA (with respect to The First Bancshares, Inc.).
23.5	Consent of Saltmarsh, Cleaveland & Gund, P.A. (with respect to First Florida Bancorp, Inc.).
24	Power of Attorney (included on the signature page hereto).*
99.1	Consent of Hovde Group LLC.
99.2	Form of Proxy of First Florida Bancorp, Inc.

*
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on September 11, 2019.
THE FIRST BANCSHARES, INC.
By:	/s/ M. Ray Cole, Jr. Name: M. Ray (Hoppy) Cole, Jr.
Title: President and Chief Executive Officer
By:	Donna T. Lowery Name: Donna T. (Dee Dee) Lowery
Title Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ E. Ricky Gibson E. Ricky Gibson	Chairman of the Board and Directors	September 11, 2019
M. Ray Cole, Jr. M. Ray (Hoppy) Cole, Jr.	Vice Chairman of the Board and Director, President and Chief Executive Officer (Principal Executive Officer)	September 11, 2019
/s/ Donna T. Lowery Donna T. (Dee Dee) Lowery	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 11, 2019
* Rodney D. Bennett	Director	September 11, 2019

Signature	Title	Date
* David W. Bomboy	Director	September 11, 2019
* Charles R. Lightsey	Director	September 11, 2019
* Fred A. McMurry	Director	September 11, 2019
* Thomas E. Mitchell	Director	September 11, 2019
* Ted E. Parker	Director	September 11, 2019
* J. Douglas Seidenburg	Director	September 11, 2019
* Andrew D. Stetelman	Director	September 11, 2019
* By: /s/ Donna T. (Dee Dee) Lowery Donna T. (Dee Dee) Lowery Attorney-in-fact